As filed with the Securities and Exchange Commission on August 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WASHINGTON FEDERAL, INC.

(Exact name of Registrant as specified in its charter)

Washington	6035	91-1661606
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

425 Pike Street

Seattle, Washington 98101

(206) 624-7930

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Roy M. Whitehead

President and Chief Executive Officer

Washington Federal, Inc.

425 Pike Street

Seattle, Washington 98101

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Patton Boggs LLP 2550 M Street, NW Washington, DC 20037	Robert J. Diercks, Esq. Foster Pepper PLLC 1111 Third Avenue, Suite 3400 Seattle, Washington 98101

Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	3,973,852	N/A	$81,919,521	$2,515

(1)	Based upon an estimate of the maximum number of shares of common stock of Washington Federal, Inc. (“Washington Federal”) to be issued pursuant to the Agreement and Plan of Merger, dated as of July 2, 2007, between Washington Federal and First Mutual Bancshares, Inc. (“First Mutual”), based on (i) 6,695,622 shares of First Mutual stock outstanding, (ii) an assumed exchange ratio of 1.187 shares of Washington Federal common stock for each share of First Mutual common stock (which assumes an average closing price of $22.78 per share of Washington Federal common stock) and (iii) the exchange and cancellation of 50% (3,347,811 shares) of such outstanding shares of First Mutual common stock for Washington Federal common stock at such exchange ratio.
(2)	Pursuant to Rules 475(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low prices for a share of common stock of First Mutual as reported by the Nasdaq Stock Market on August 7, 2007 ($25.75) multiplied by the number of shares of common stock of First Mutual to be exchanged in the merger (6,695,622) less the amount of cash to be paid by Washington Federal for such shares in the merger ($90,492,746).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

DATED AUGUST 10, 2007, SUBJECT TO COMPLETION

FIRST MUTUAL BANCSHARES, INC.

400 108th Avenue, N.E.

Bellevue, Washington 98004

(425) 455-7300

            , 2007

Dear First Mutual shareholders:

You are cordially invited to attend a special meeting of shareholders of First Mutual Bancshares, Inc. to be held at             .m., Pacific Time, on                 , 2007 at                     . At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which First Mutual will be merged with and into Washington Federal, Inc.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of First Mutual common stock will be converted into the right to receive:

•

a cash amount equal to $180,985,491 divided by the number of shares of First Mutual common stock outstanding immediately prior to the closing of the merger, which is referred to as the “per share cash consideration”; or

•

a number of whole shares of common stock of Washington Federal, Inc., determined by dividing the per share cash consideration by the average closing price of Washington Federal common stock during a specified period preceding the merger, plus cash in lieu of any fractional share interest.

As of                 , 2007, there were 6,695,622 shares of First Mutual common stock outstanding, which would calculate to a per share cash consideration of approximately $27.03.

You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock for your shares of First Mutual common stock. However, the form of consideration that you choose is subject to allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining merger consideration to be paid in cash.

In addition, under certain circumstances, Washington Federal may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of First Mutual common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by First Mutual shareholders.

The Washington Federal common stock is traded on the Nasdaq Global Select Market under the symbol “WFSL.” On                 , 2007, the closing sale price of a share of Washington Federal common stock was $            .

The merger cannot be completed unless the holders of two-thirds of the outstanding shares of First Mutual common stock vote in favor of approval of the merger agreement at the special meeting.

Based on our reasons for the merger described in the accompanying document, including the fairness opinion issued by our financial advisor, Keefe, Bruyette & Woods, Inc., our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.

The accompanying document gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “ Risk Factors,” beginning on page 16, and the annexes to the accompanying document, which include the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

We appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.

Sincerely,

John R. Valaas

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Washington Federal common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Washington Federal common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This proxy statement/prospectus is dated                 , 2007 and was first mailed to shareholders of First Mutual on or about             , 2007

FIRST MUTUAL BANCSHARES, INC. 400 108th Avenue, N.E.

Bellevue, Washington 98004

(206) 455-7300

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To Be Held on             , 2007

To the shareholders of First Mutual Bancshares, Inc.:

We will hold a special meeting of shareholders of First Mutual Bancshares, Inc. at             .m., Pacific Time, on             , 2007, at             , for the following purposes:

1.	to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of July 2, 2007, between Washington Federal, Inc. and First Mutual, as described in the attached document;

2.	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

We have fixed the close of business on             , 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of First Mutual common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has determined that the merger agreement is in the best interests of First Mutual and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

Holders of First Mutual common stock have the right to dissent from the merger and assert dissenters’ rights, provided the proper procedures of Chapter 23B.13 of the Washington Business Corporation Act are followed. A copy of Chapter 23B.13 of the Washington Business Corporation Act is attached as Annex C to the proxy statement/prospectus that accompanies this notice.

Your vote is very important. Whether or not you plan to attend the special meeting or vote via the Internet or by telephone, please promptly complete, sign, date and return your proxy card in the enclosed envelope.

By Order of the Board of Directors

John R. Valaas

President and Chief Executive Officer

Bellevue, Washington

            , 2007

RE FERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Washington Federal and First Mutual from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from Washington Federal or First Mutual as follows:

Washington Federal, Inc. 425 Pike Street Seattle, Washington 98101 Attention: Edwin C. Hedlund (206) 624-7930	First Mutual Bancshares, Inc. 400 108th Avenue, N.E. Bellevue, Washington 98004 Attention: Janine Berryman Janine.Berryman@firstmutual.com (425) 455-7300

You will not be charged for any of these documents that you request. If you would like to request documents, please do so by             , 2007 in order to receive them before the special meeting.

For additional information regarding where you can find information about Washington Federal and First Mutual, please see “Where You Can Find More Information” beginning on page 69.

i

Listing of the Washington Federal Common Stock	53
Shareholder Agreements	53
Dissenters’ Rights	54
MARKET FOR COMMON STOCK AND DIVIDENDS	58
INFORMATION ABOUT WASHINGTON FEDERAL	59
General	59
Management and Additional Information	59

ii

iii

QUESTIONS AND ANSWERS

ABOUT THE SPECIAL MEETING AND MERGER

Q:	What do I need to do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. Alternatively, you may vote by following the Internet and telephone voting instructions indicated on the proxy card. This will enable your shares to be represented and voted at the special meeting.

Q:	Why is my vote important?

A:	The merger agreement must be approved by the holders of two-thirds of the outstanding shares of First Mutual common stock. If you do not vote, it will have the same effect as a vote against the merger agreement.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your broker or other nominee to vote your shares, following the directions your broker or other nominee provides.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker or other nominee to vote your shares, it will have the same effect as a vote against the merger agreement.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the special meeting.

Q:	Can I change my vote?

A:	Yes. There are three ways you can change your vote after you have sent in your proxy card:

•	you may send a written notice to the secretary of First Mutual stating that you would like to revoke your proxy before the special meeting;

•

you may complete and submit a new proxy card, and any earlier proxies will be revoked automatically or, if you submitted your proxy via the Internet or by telephone, you can change your vote by submitting a proxy at a later date, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	you may attend the special meeting and vote in person, and any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

Q:	Can I elect the type of consideration that I will receive in the merger?

A:

Yes. Subject to the allocation procedures described in this document, you may elect to receive one of the following options in exchange for your First Mutual common stock: all cash, all Washington Federal common stock, or a portion in cash and a portion in Washington Federal common stock in amounts you select. Whether you receive the consideration you have selected will depend upon the election you make and the effect, if any, of the allocation procedures that are discussed in this document.

Q:	How do I elect to receive cash, shares of Washington Federal common stock or a combination of cash and stock for my shares of First Mutual common stock?

A:	A form for making an election will be sent to you separately on or about the date this document is mailed. You should complete the election form indicating the form of merger consideration you would like to receive, whether all cash, all Washington Federal common stock, or a combination of cash and stock in amounts determined by you. For your election to be effective, your election form must be sent to and received by Mellon Investor Services, the exchange agent, on or before 5:00 p.m., Pacific Time, on the date of the special meeting, or , 2007. Please do not send your election form together with your proxy card. Instead, use the separate postage-paid envelope specifically provided for the election form. If you do not make a timely election you will be allocated Washington Federal common stock and/or cash depending on the elections made by other shareholders and the average share price of Washington Federal’s common stock.

Q:	Will I receive the form of consideration I elect to receive?

A:	Not necessarily. The allocation procedures described in this document on page 34 and set forth in the merger agreement are intended to ensure that 50% of the aggregate merger consideration paid by Washington Federal to holders of First Mutual common stock will be Washington Federal common stock, with the remaining 50% of the aggregate consideration to be paid in cash. First Mutual shareholders will have the opportunity to elect all cash, all Washington Federal common stock or a portion in cash and a portion in Washington Federal common stock. There is no assurance that you will receive the form of consideration you elect with respect to the First Mutual common stock you hold. If there is an oversubscription of either cash or Washington Federal common stock, then Washington Federal will cause the exchange agent to allocate the aggregate consideration to First Mutual shareholders according to the procedures set forth in this document such that 50% of the aggregate consideration is paid in cash and 50% is paid in Washington Federal common stock. If the average closing price of Washington Federal’s common stock during the 10 trading day period ending five business days prior to closing the merger is less than $22.75, Washington Federal may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of First Mutual common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by First Mutual shareholders.

Q.	If my shares are held in street name by my broker, will my broker automatically make an election with respect to the consideration to be received by me in exchange for my shares of First Mutual common stock?

A.	No. Your broker or other nominee will not be able to make an election with respect to shares held by it in street name on your behalf without instructions from you. You should instruct your broker or other nominee on which election to make, following the directions your broker or other nominee provides.

Q.	What if I fail to instruct my broker to complete the election form?

A.	If you fail to instruct your broker or other nominee on which election to make, you will be treated as if you did not make an election with respect to the consideration to be received by you in exchange for your shares of First Mutual common stock. Such shares will be treated as no-election shares and will be subject to the allocation procedures described in this document.

Q.	Will I be able to change my election after the First Mutual shareholder meeting?

A:	No. If you delivered an election form indicating the form of consideration you wish to receive in the merger, you will not be able to change that election after 5:00 p.m., Pacific Time, on the date of the First Mutual shareholder meeting.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Instructions for surrendering your First Mutual common stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:	Where will my shares of Washington Federal common stock be listed?

A:	We intend to apply to have the shares of Washington Federal common stock to be issued in the merger approved for quotation on the Nasdaq Global Select Market. Washington Federal’s common stock currently trades on the Nasdaq Global Select Market under the symbol “WFSL.”

Q:	May I resell my stock acquired in the merger?

A:	The Washington Federal common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any First Mutual shareholder who may be deemed to be an affiliate of Washington Federal for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of First Mutual for purposes of Rule 145 promulgated under the Securities Act of 1933.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the fourth quarter of 2007. However, we cannot assure you when or if the merger will occur. First Mutual shareholders must first approve the merger agreement at the special meeting and the necessary regulatory approvals must be obtained.

Q:	Whom should I call with questions?

A:	You should contact Janine Berryman, the corporate secretary of First Mutual at (425) 455-7300 or Janine.Berryman@firstmutual.com.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 69. Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this document, “First Mutual,” “we” and “our” refers to First Mutual Bancshares, Inc., “Washington Federal” refers to Washington Federal, Inc. and “Washington Federal Savings” refers to Washington Federal Savings and Loan Association, Washington Federal’s banking subsidiary. Also, we refer to the merger between First Mutual and Washington Federal as the “merger,” the subsidiary merger between Washington Federal Savings and First Mutual Bank, First Mutual’s banking subsidiary, as the “subsidiary merger” and the agreement and plan of merger, dated as of July 2, 2007, between First Mutual and Washington Federal as the “merger agreement.”

Parties to the Proposed Merger (Pages 59 and 60)

Washington Federal, Inc. Washington Federal is a savings and loan holding company incorporated under the laws of the State of Washington and the parent company of Washington Federal Savings, a federally chartered savings and loan association with 135 full service banking offices located in Washington, Oregon, Idaho, Arizona, Utah, Nevada, New Mexico and Texas. Washington Federal’s principal asset is all of the capital stock of Washington Federal Savings. Washington Federal had total consolidated assets of approximately $10.0 billion, total deposits of approximately $6.0 billion and total consolidated shareholders’ equity of approximately $1.3 billion at June 30, 2007. Washington Federal’s principal executive offices are located at 425 Pike Street, Seattle, Washington 98101 and its telephone number is (206) 624-7930.

First Mutual Bancshares, Inc. First Mutual is a Washington corporation and the bank holding company for First Mutual Bank, a Washington-chartered savings bank. First Mutual’s only significant activity is holding the stock of First Mutual Bank and engaging in certain passive investment activities. First Mutual Bank’s business consists of attracting deposits from the general public and small- to medium-size businesses as well as obtaining funds from wholesale funding sources and investing those funds primarily in commercial and residential real estate loans, business loans, construction loans, and consumer loans. First Mutual Bank’s operations are conducted through 12 full-service banking centers located in Bellevue, Issaquah, Kirkland, Monroe, Redmond, Sammamish, Seattle and Woodinville, Washington. First Mutual Bank also has consumer loan offices located in Orange Park, Florida and Mt. Clemens, Michigan. First Mutual had total consolidated assets of approximately $1.0 billion, total deposits of approximately $760 million and total consolidated shareholders’ equity of approximately $73.7 million at June 30, 2007. First Mutual’s corporate office is located at 400 108th Avenue, N.E., Bellevue, Washington 98004 and its telephone number is (425) 455-7300.

The Merger (Page 22)

We have attached the merger agreement to this document as Annex A. Please read the entire merger agreement. It is the legal document that governs the merger. We propose a merger whereby First Mutual will merge with and into Washington Federal. Immediately following the merger, the subsidiary merger is expected to be completed with First Mutual Bank merging with Washington Federal Savings, with Washington Federal Savings as the surviving entity. We expect to complete the merger and the subsidiary merger in the fourth quarter of 2007.

First Mutual Shareholders will receive Whole Shares of Washington Federal Common Stock and/or Cash for each Share of First Mutual Common Stock Exchanged Pursuant to the Merger (Page 32)

If the merger of First Mutual with and into Washington Federal is completed, each outstanding share of First Mutual common stock (subject to certain exceptions) will be converted into the right to receive:

•

a cash amount equal to $180,985,491 divided by the number of shares of First Mutual common stock outstanding immediately prior to the closing of the merger, which is referred to as the “per share cash consideration”; or

•

a number of whole shares of common stock of Washington Federal determined by dividing the per share cash consideration by the average closing price of Washington Federal common stock during the 10 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest taking into account all shares delivered by the holder in exchange for stock.

As of             , 2007, there were 6,695,622 shares of First Mutual common stock outstanding, which would calculate to a per share cash consideration of approximately $27.03. You will have the opportunity to elect all stock, all cash or a combination of stock and cash to be received for all shares of First Mutual common stock held by you, subject to the allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining 50% of the aggregate merger consideration to be paid in cash.

If the average closing price of Washington Federal’s common stock during the 10 trading day period ending five business days prior to closing the merger is less than $22.75, then Washington Federal may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of First Mutual common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by First Mutual shareholders.

When and How to Choose the Method of Payment for Your Shares (Page 32)

Shares of First Mutual common stock will be exchanged for either shares of Washington Federal common stock, cash or a combination of stock and cash, as chosen by you, subject to the election and allocation procedures discussed herein and described in detail in the merger agreement. A form for making an election will be sent to you separately on or about the date this document is mailed. The election form permits you:

•

to elect to receive a cash amount equal to $180,985,491 divided by the number of shares of First Mutual common stock outstanding immediately prior to the closing of the merger, which is referred to as the “per share cash consideration” (as of             , 2007, there were 6,695,622 shares of First Mutual common stock outstanding, which would calculate to a per share cash consideration of approximately $27.03), for all shares of First Mutual common stock held by you;

•

to elect to receive a number of whole shares of common stock of Washington Federal, in exchange for all shares of First Mutual common stock held by you, determined by dividing the per share cash consideration by the average closing price of Washington Federal common stock during the 10 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest;

•

to elect to receive the stock consideration with respect to some of your shares of First Mutual common stock and the cash consideration with respect to your remaining shares of First Mutual common stock; or

•	to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of First Mutual common stock.

In order to make an effective election, you should complete the election form and return it in the envelope provided. The election form must be received by the designated exchange agent by 5:00 p.m., Pacific

Time, on the date of the special meeting, or             , 2007. After the First Mutual shareholder meeting you will not be able to change your election and you will be bound to the election you have made, subject to the allocation procedures described in this document.

Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of Washington Federal common stock available, whether you receive the amount of cash or stock you request will depend in part on how many other First Mutual shareholders submit elections and how many choose to receive cash and how many choose to receive stock. Because 50% of the aggregate value of the merger consideration must be paid in the form of shares of Washington Federal common stock, with the remaining 50% of the aggregate merger consideration to be paid in cash, First Mutual shareholders may not receive exactly the form of consideration that they elect and may receive a pro rata amount of cash and Washington Federal common stock.

Washington Federal will not issue fractional shares. Instead, First Mutual shareholders who receive Washington Federal common stock will receive the value of any fractional share interest in cash, based on the average closing sales prices of a share of Washington Federal common stock during a specified period preceding consummation of the merger.

Promptly following the effective date of the merger, the record holder of your shares will be sent a notice of the effectiveness of the merger and a letter of transmittal. The letter of transmittal should be completed and returned to the designated exchange agent along with your stock certificates representing shares of First Mutual common stock. After the letter of transmittal has been received and processed, you will be sent the cash and/or Washington Federal common stock to which you are entitled. If you hold shares in street name, you will receive information from your broker or other holder of record advising you of the process for receiving the cash and/or Washington Federal common stock to which you are entitled.

You will need to surrender your First Mutual common stock certificates to receive the appropriate merger consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your shares along with your letter of transmittal after the merger is completed.

Comparative Per Share Market Price Information (Page 58)

Shares of Washington Federal common stock currently trade on the Nasdaq Global Select Market under the symbol “WFSL.” Shares of First Mutual common stock trade on the Nasdaq Global Market under the symbol “FMSB.” The following table sets forth the closing sale prices of Washington Federal common stock and First Mutual common stock as reported on the Nasdaq Stock Market on July 2, 2007, the last trading-day before we announced the merger, and on             , 2007, the last practicable trading-day before the distribution of this document.

The following table also includes the equivalent price per share of First Mutual common stock on July 2, 2007 and             , 2007, which were determined by multiplying the closing price of the Washington Federal common stock on those dates by an assumed exchange ratio of             shares of Washington Federal common stock for each share of First Mutual common stock. These amounts represent the number of shares of Washington Federal common stock that First Mutual shareholders electing to receive Washington Federal common stock in the merger would receive in the merger for each share of First Mutual common stock based on the closing price of the Washington Federal common stock on July 2, 2007 and             , 2007.

	Washington Federal Common Stock		First Mutual Common Stock		Equivalent Market Value Per Share of First Mutual(1)
At July 2, 2007		$24.35		$22.38	$
At , 2007	$		$		$

(1)

The equivalent prices per share of First Mutual common stock on the indicated dates were determined by multiplying the assumed exchange ratio of              by the closing price per share of the Washington Federal

common stock on the indicated date. The actual exchange ratio will be determined by dividing the per share cash consideration (the actual per share cash consideration will be determined by dividing $180,985,491 by the number of shares of First Mutual common stock outstanding immediately prior to the closing of the merger) by the average closing prices of the Washington Federal common stock during the 10 trading day period ending five business days preceding the effective time of the merger.

Washington Federal cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Washington Federal common stock from a newspaper, via the Internet or by calling your broker. See “The Merger—Merger Consideration and Election and Exchange Procedures” beginning on page 32.

Comparative Per Share Dividend Information (Page 58)

Washington Federal and First Mutual currently pay a quarterly cash dividend to their respective shareholders. During the quarter ending June 30, 2007, Washington Federal declared a cash dividend of $0.21 per share of Washington Federal common stock and First Mutual paid a cash dividend of $0.09 per share of First Mutual common stock. Washington Federal intends to continue to pay a quarterly cash dividend to its shareholders. Pursuant to the merger agreement, First Mutual may continue to declare and pay regular quarterly dividends at a rate not in excess of $0.09 per share on the First Mutual common stock with record dates and payment dates consistent with the prior year during the period prior to consummation of the merger.

The Tax Consequences of the Merger for First Mutual Shareholders Will Be Dependent on the Merger Consideration Received (Page 50)

Washington Federal and First Mutual have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the conversion of shares of First Mutual common stock solely into shares of Washington Federal common stock. However, you generally will recognize gains if you receive cash in exchange for your shares of First Mutual common stock or instead of any fractional share of Washington Federal common stock that you would otherwise be entitled to receive. The parties’ obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

First Mutual’s Financial Advisor Believes that the Merger Consideration is Fair to First Mutual Shareholders (Page 26)

Among other factors considered in deciding to approve the merger, the First Mutual board of directors received the opinion of its financial advisor, Keefe, Bruyette & Woods, that, as of June 27, 2007 (the date on which the First Mutual board of directors approved the merger agreement), the merger consideration was fair to the holders of First Mutual common stock from a financial point of view. This opinion was subsequently confirmed in writing as of the date of this document. The opinion dated as of the date of this document is included as Annex B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods in providing its opinion. Keefe, Bruyette & Woods’ opinion is directed to the First Mutual board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. First Mutual agreed to pay Keefe, Bruyette & Woods, a cash fee equal to 1% of the market value of all merger consideration paid to shareholders of First Mutual, minus $125,000, which amounts to a fee of approximately $1.8 million, for its fairness opinion and other financial advisory services, $28,928 of which has been paid as of the date of mailing of this document.

Our Board of Directors Recommends Approval of the Merger (Page 21)

Based on First Mutual’s reasons for the merger described herein, including the fairness opinion of Keefe, Bruyette & Woods, the First Mutual board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote “FOR” approval of the merger agreement.

Date, Time and Location of the Special Meeting (Page 19)

The special meeting will be held at             .m., Pacific Time, on             ,             , 2007, at             . At the special meeting, First Mutual shareholders will be asked to approve the merger agreement, to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to act on any other matters that may properly come before the special meeting.

Record Date and Voting Rights for the Special Meeting (Page 20)

You are entitled to vote at the special meeting if you owned shares of First Mutual common stock as of the close of business on             , 2007. You will have one vote at the special meeting for each share of First Mutual common stock that you owned on that date.

Shareholders of record may vote by mail, telephone, via the Internet or by attending the special meeting and voting in person. Each proxy returned to First Mutual (and not revoked) by a holder of First Mutual common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the Merger Agreement Requires a Two-Thirds Vote by First Mutual Shareholders

The affirmative vote of the holders of two-thirds of the outstanding shares of First Mutual common stock is necessary to approve the merger agreement on behalf of First Mutual.

Management of First Mutual Owns Shares Which May Be Voted at the Special Meeting (Pages 53 and 61)

The directors and executive officers of First Mutual, who collectively own approximately 35.5% of the outstanding shares of First Mutual common stock as of the record date for the special meeting, have entered into shareholder agreements with Washington Federal pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

Washington Federal and First Mutual Must Meet Several Conditions to Complete the Merger (Page 36)

Completion of the merger depends on meeting a number of conditions, including the following:

•	shareholders of First Mutual must approve the merger agreement;

•	Washington Federal and First Mutual must receive all required regulatory approvals for the merger and the subsidiary merger, and any waiting periods required by law must have passed;

•	there must be no law, injunction or order enacted or issued preventing completion of the merger;

•

the Washington Federal common stock to be issued in the merger must have been approved for trading on the Nasdaq Global Select Market (or on any securities exchange on which the Washington Federal common stock may then be listed);

•

Washington Federal and First Mutual must receive a legal opinion confirming the tax-free nature of the merger, unless Washington Federal has elected to revise the merger consideration to be all cash as permitted under certain circumstances;

•

the representations and warranties of each of Washington Federal and First Mutual in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Washington Federal or First Mutual, respectively;

•	Washington Federal and First Mutual must have complied in all material respects with their respective obligations in the merger agreement; and

•	dissenting shares shall not represent 10% or more of the outstanding First Mutual common stock.

Unless prohibited by law, either Washington Federal or First Mutual could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Washington Federal and First Mutual Must Obtain Regulatory Approvals to Complete the Merger (Page 37)

To complete the merger, the parties need the prior approval of or waiver from the Office of Thrift Supervision and the Federal Reserve Bank of San Francisco and notification to the Washington State Department of Financial Institutions. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Washington Federal and First Mutual have filed all necessary applications with the applicable regulatory agencies. Washington Federal and First Mutual cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Washington Federal following completion of the merger.

Washington Federal and First Mutual may Terminate the Merger Agreement (Page 44)

Washington Federal and First Mutual can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of First Mutual have already voted to approve it.

Either company also can terminate the merger agreement:

•	if any required regulatory approvals for consummation of the merger is not obtained;

•	if the merger is not completed by March 31, 2008;

•	if the shareholders of First Mutual do not approve the merger agreement; or

•

if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

In addition, Washington Federal may terminate the merger agreement at any time prior to the special meeting if the board of directors of First Mutual withdraws or modifies its recommendation to the First Mutual shareholders that the merger agreement be approved in any way which is adverse to Washington Federal, or breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. Washington Federal also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 15% or more of the outstanding First Mutual common stock and the board of directors of First Mutual recommends that First Mutual shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Washington Federal and First Mutual may Amend and Extend the Merger Agreement (Page 44)

The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the special meeting which by law requires further approval by the shareholders of First Mutual without obtaining such approval.

First Mutual’s Directors and Executive Officers Have Some Interests in the Merger that Are in Addition to or Different Than Your Interests (Page 46)

First Mutual’s directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of First Mutual. These interests include, among other things:

•

existing employment agreements between First Mutual Bank and each of John R. Valaas, Scott B. Harlan and Joseph P. Zavaglia, each of whom is an executive officer of First Mutual. These agreements generally provide that upon a change in control of First Mutual Bank and termination of the executive officer’s employment within 730 days of such change in control, the executive officer will be paid an amount equal to his base salary for a period of 35 months. Under Mr. Valaas’ employment agreement, he is entitled to receive an aggregate payment of $1,093,375 upon a change in control of First Mutual Bank and his termination. Mr. Valaas, however, has voluntarily agreed to forego an amount equal to $247,488 due to him under his employment agreement in order to satisfy the oral commitments to pay bonuses made to two officers, as discussed below. Pursuant to the terms of their employment agreement, Messrs. Valaas, Harlan and Zavaglia will receive an aggregate payment of approximately $846,262, $612,500 and $612,500, respectively, upon any termination of employment;

•

existing employment agreement among First Mutual, First Mutual Bank and Roger A. Mandery, an executive officer of First Mutual. Under the terms of this employment agreement, Mr. Mandery is entitled to receive a retention bonus payment of $83,333 paid on the last day of each month for the term of the agreement. The term of this employment agreement with Mr. Mandery is from June 1, 2007 to August 31, 2007. The aggregate amount of retention bonus payments payable under the employment agreement to Mr. Mandery is $250,000, of which $166,666 has been paid;

•

existing bonus retention agreements between First Mutual Bank and three officers of First Mutual Bank. The bonus agreements generally provide that if the officer continues to be employed by First Mutual Bank through the completion of a sale of control of First Mutual or First Mutual Bank, then First Mutual Bank will pay the officer a specified retention bonus. First Mutual Bank also orally agreed to pay bonuses to two other officers upon a change in control of First Mutual Bank equal to the officer’s annual salary. The aggregate amount of the retention bonuses payable to the five officers is approximately $422,488;

•

the board of directors of First Mutual authorized a one-time payment of $100,000 to James J. Doud, Jr., a director of First Mutual, for his agreement to serve on a committee established to review possible transactions relating to the proposed sale of First Mutual. This payment was authorized to be paid upon the announcement of a sale transaction or, if no such transaction occurs, upon completion of the committee’s project. The $100,000 payment was made to Mr. Doud on July 9, 2007;

•	the cash payment to the First Mutual executive officers and directors holding outstanding and unexercised stock options to acquire shares of First Mutual common stock;

•	the appointment of a current director of First Mutual, who is acceptable to Washington Federal, as a director of Washington Federal and Washington Federal Savings; and

•

Washington Federal’s agreement to honor indemnification obligations of First Mutual for a period of six years, as well as, to purchase liability insurance for First Mutual’s directors and officers for three years following the merger, subject to the terms of the merger agreement.

The board of directors of First Mutual was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

First Mutual is Prohibited from Soliciting Other Offers (Page 42)

First Mutual has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Washington Federal regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

Accounting Treatment of the Merger (Page 53)

The merger will be accounted for under the purchase method of accounting under generally accepted accounting principles, or GAAP.

Shareholders of Washington Federal and First Mutual Have Different Rights (Page 63)

Washington Federal and First Mutual are both incorporated under the laws of the State of Washington. Any differences, therefore, in the rights of holders of Washington Federal common stock and First Mutual common stock arise primarily from differences in their respective amended and restated articles of incorporation and bylaws. Upon consummation of the merger, shareholders of First Mutual who receive shares of Washington Federal common stock in exchange for their shares of First Mutual common stock will become shareholders of Washington Federal and their rights as shareholders of Washington Federal will be governed by Washington Federal’s amended and restated articles of incorporation and bylaws and the Washington Business Corporation Act. The rights of shareholders of Washington Federal differ in certain respects from the rights of shareholders of First Mutual.

Termination Fee (Page 45)

First Mutual must pay Washington Federal a termination fee of $7.5 million if the merger agreement is terminated under specified circumstances.

First Mutual’s Shareholders Have Dissenters’ Rights (Page 54)

Under Washington law, holders of First Mutual common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Washington law are satisfied by holders seeking to exercise dissenters’ rights, to receive payment equal to the fair value of their shares of First Mutual common stock, determined in the manner set forth under Washington law. The procedures which must be followed in connection with the exercise of dissenters’ rights by dissenting shareholders are described under “The Merger —Dissenters’ Rights” and in Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is attached as Annex C to this document. A shareholder seeking to exercise dissenters’ rights must deliver to First Mutual, before the shareholder vote on the merger agreement at the special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights and must not vote his or her shares in favor of approval of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

The Shares of Washington Federal Common Stock to be Issued in the Merger will be listed on Nasdaq (Page 53)

Pursuant to the merger agreement, the shares of Washington Federal common stock issued in connection with the merger will be listed on the Nasdaq Global Select Market or on any securities exchange on which the Washington Federal common stock may then be listed.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following tables present (1) selected consolidated historical financial data of Washington Federal, (2) selected consolidated historical financial data of First Mutual and (3) selected unaudited pro forma consolidated financial data of Washington Federal reflecting the merger.

Selected Consolidated Historical Financial Data of Washington Federal

Set forth below are highlights derived from Washington Federal’s audited consolidated financial statements as of and for the years ended September 30, 2002 through 2006 and Washington Federal’s unaudited interim consolidated financial data as of and for the nine months ended June 30, 2007 and 2006. The results of operations for the nine months ended June 30, 2007 are not necessarily indicative of the results of operations for the full year or any other interim period. In the opinion of Washington Federal’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Washington Federal’s consolidated financial statements and related notes included in Washington Federal’s Annual Report on Form 10-K for the year ended September 30, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 69.

	At or For the Nine Months Ended June 30,		At or For the Year Ended September 30,
	2007 (1)	2006	2006	2005	2004	2003 (2)	2002
	(In thousands, except per share data)
Balance Sheet Summary:
Total assets	$9,986,125	$8,803,135	$9,069,020	$8,234,450	$7,169,205	$7,535,975	$7,392,441
Cash and cash equivalents	70,360	65,741	45,722	637,791	708,361	1,437,208	975,153
Available for sale securities	1,421,570	1,423,233	1,451,038	1,077,856	899,525	781,798	890,751
Loans receivable, net	7,970,312	6,815,713	7,078,443	6,008,932	5,093,443	4,817,508	5,047,964
Customer accounts	5,954,956	5,283,959	5,311,726	5,031,505	4,610,358	4,577,598	4,521,922
Federal Home Loan Bank advances and other borrowings	2,617,867	2,200,000	2,370,000	1,885,000	1,300,000	1,750,000	1,750,000
Stockholders’ equity	1,295,416	1,219,225	1,262,720	1,187,308	1,120,188	1,055,596	960,718
Stockholders’ equity per share	14.83	13.97	14.46	13.66	12.94	12.26	11.36
Average equity to average assets	13.53%	14.30%	14.19%	15.00%	14.66%	13.53%	12.80%
Return on average stockholders’ equity	10.49	11.89	11.77	12.63	12.12	14.61	16.35
Return on average assets	1.42	1.70	1.67	1.90	1.78	1.98	2.09
Efficiency ratio	22.96	19.60	19.66	19.16	18.57	16.87	17.51
Non-performing assets to total assets	0.12	0.07	0.08	0.09	0.21	0.36	0.46

Income Statement Data:
Interest income	$456,097	$388,103	$529,883	$461,901	$413,772	$449,295	$511,802
Interest expense	262,096	194,959	273,361	195,260	169,753	194,884	234,941

Net interest income	194,001	193,144	256,522	266,641	244,019	254,411	276,861
Provision for loan losses	1,200	185	535	(134)	(231)	1,500	7,000

Net interest income after provision for loan losses	192,801	192,959	255,987	266,775	244,250	252,911	269,861
Non-interest income	11,794	10,980	16,252	7,852	5,726	16,571	10,163
Non-interest expense	47,224	39,980	53,579	52,319	46,264	45,759	50,828

Income before taxes	157,371	163,959	218,660	222,308	203,712	223,723	229,196
Income tax	56,239	56,136	75,558	76,419	71,844	78,724	80,812
Net income	101,132	107,823	143,102	145,889	131,868	144,999	148,384

Per Share Data:
Basic earnings per share	$1.16	$1.24	$1.64	$1.68	$1.53	$1.72	$1.76
Diluted earnings per share	1.15	1.23	1.64	1.67	1.51	1.71	1.74
Dividends per share	0.62	0.61	0.81	0.78	0.75	0.71	0.68
Weighted shares outstanding – Basic	87,364,179	87,099,995	87,147,033	86,711,608	86,302,945	84,289,900	84,524,811
Weighted shares outstanding – Diluted	87,602,549	87,428,766	87,471,474	87,478,708	87,130,787	84,981,561	85,333,024

(1)	On February 13, 2007, Washington Federal acquired First Federal Banc of the Southwest, Inc., based in Roswell, New Mexico, with assets of $576,750,000 and liabilities of $480,033,000.
(2)	On August 31, 2003, Washington Federal acquired United Savings and Loan Bank, based in Seattle, Washington, with assets of $343,626,000 and liabilities of $276,872,000.

Selected Consolidated Historical Financial Data of First Mutual

Set forth below are highlights derived from First Mutual’s audited consolidated financial statements as of and for the years ended December 31, 2002 through 2006 and First Mutual’s unaudited interim consolidated financial data as of and for the six months ended June 30, 2007 and 2006. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations for the full year or any other interim period. In the opinion of First Mutual’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with First Mutual’s consolidated financial statements and related notes included in First Mutual’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 69.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Balance Sheet Summary:
Total assets	$1,029,029	$1,103,173	$1,079,263	$1,086,165	$1,003,783	$860,844	$745,295
Cash and cash equivalents	21,381	21,002	25,362	25,781	13,845	7,427	14,972
Available for sale securities	4,181	97,139	89,728	114,450	124,225	77,624	58,380
Held for trading securities	54,696	—	—	—	—	—	—
Loans receivable, net	857,099	898,917	883,703	867,997	799,342	715,304	614,620
Customer accounts	759,785	760,344	805,795	760,721	675,369	583,891	497,370
Federal Home Loan Bank advances and other borrowings	168,068	252,932	176,532	230,305	235,807	194,143	184,394
Stockholders’ equity	73,739	63,701	70,021	60,027	59,447	50,827	44,284
Stockholders’ equity per share	11.01	9.58	10.49	9.07	8.99	7.82	6.89
Average equity to average assets	6.82%	5.65%	6.01%	5.97%	5.91%	5.92%	6.76%
Return on average stockholders’ equity	12.41	17.52	16.98	16.56	16.76	17.63	15.71
Return on average assets	0.85	0.99	1.01	0.99	0.98	1.04	1.10
Efficiency ratio	69.45	64.60	63.24	62.23	61.10	59.64	57.42
Non-performing assets to total assets	0.34	0.03	0.32	0.08	0.10	0.06	0.28

Income Statement Data:
Interest income	$39,353	$38,773	$80,172	$67,362	$55,127	$49,662	$48,325
Interest expense	21,141	18,517	40,072	27,179	19,093	18,924	21,686

Net interest income	18,212	20,256	40,100	40,183	36,034	30,738	26,639
Provision for loan losses	238	206	965	1,500	1,565	1,150	910

Net interest income after provision for loan losses	17,974	20,050	39,135	38,683	34,469	29,588	25,729
Non-interest income	4,794	3,772	8,121	5,355	4,252	3,663	3,237
Non-interest expense	15,977	15,523	30,494	28,337	24,614	20,518	17,156

Income before taxes	6,791	8,299	16,762	15,701	14,107	12,733	11,810
Income tax	2,319	2,873	5,782	5,382	4,819	4,337	4,013
Net income	4,472	5,426	10,980	10,319	9,288	8,396	7,797

Per Share Data:
Basic earnings per share	$0.67	$0.82	$1.65	$1.55	$1.41	$1.30	$1.08
Diluted earnings per share	0.64	0.80	1.60	1.49	1.34	1.26	1.06
Dividends per share	0.18	0.20	0.32	1.10	0.26	0.20	0.19
Weighted shares outstanding – Basic	6,686,429	6,636,099	6,650,209	6,643,270	6,580,515	6,474,534	7,243,396
Weighted shares outstanding – Diluted	6,935,726	6,813,695	6,864,095	6,928,474	6,892,073	6,691,200	7,400,740

Selected Unaudited Pro Forma Consolidated Financial Data

The following table presents selected unaudited pro forma consolidated financial data of Washington Federal, including per share data and financial ratios, after giving effect to the merger. The table sets forth the information as if the merger had become effective on June 30, 2007, with respect to balance sheet data, and at the beginning of the periods presented, with respect to income statement data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Washington Federal and First Mutual, which are incorporated by reference into this document. See “Where You Can Find More Information” on page 69.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.

	As of June 30, 2007
Consolidated Balance Sheet Data:
Total assets	$11,132,579
Cash and cash equivalents	91,741
Available for sale securities	1,425,751
Trading securities	54,696
Loans receivable, net	8,827,411
Customer accounts	6,714,741
Federal Home Loan Bank advances and other borrowings	2,880,830
Stockholders’ equity	1,380,220

	For the Nine Months Ended June 30, 2007	For the Twelve Months Ended September 30, 2006
Income Statement Data:
Interest income	$515,891	$608,127
Interest expense	297,752	315,609

Net interest income	218,139	292,518
Provision for loan losses	1,929	1,333

Net interest income after provision for loan losses	216,210	291,185
Non-interest income	18,487	23,447
Non-interest expense	72,325	86,967

Income before taxes	162,372	227,665
Income tax	58,778	82,415
Net income	103,593	145,250

Per Share Data:
Basic earnings per share	$1.13	$1.59
Diluted earnings per share	1.13	1.59
Weighted shares outstanding—Basic	91,535,387	91,320,242
Weighted shares outstanding—Diluted	91,773,758	91,642,683

Selected Financial Ratios:
Return on average assets	1.31%	1.51%
Return on average equity	10.18	11.32
Average total equity to average assets	12.84	13.30

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for the Washington Federal common stock and the First Mutual common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of book value data, and as if the transaction had been effective on October 1, 2006, in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the purchase method of accounting. The information in the following table is based on, and should be read together with, the historical financial information that Washington Federal and First Mutual have presented in prior filings with the SEC. See “Where You Can Find More Information” beginning on page 69.

The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the date indicated or that may be obtained in the future.

	For the Nine Months Ended June 30, 2007	For the Twelve Months Ended September 30, 2006
Net Income Per Common Share:
Historical:
Washington Federal
Basic	$1.16	$1.64
Diluted	1.15	1.64
First Mutual
Basic	1.05	1.65
Diluted	1.01	1.60
Pro forma combined (1)
Basic	1.13	1.59
Diluted	1.13	1.58
Equivalent Pro Forma First Mutual (2)
Basic	1.34	1.89
Diluted	1.34	1.88

Dividends Declared Per Common Share:
Historical:
Washington Federal (3)	0.62	0.81
First Mutual	0.27	0.33
Equivalent pro forma amount of First Mutual (4)	0.74	0.96

Book Value Per Common Share (at period end):
Historical:
Washington Federal	14.83	14.46
First Mutual	11.01	10.13
Pro forma combined (1)	15.22	14.86
Equivalent pro forma amount of First Mutual (2)	18.06	17.64

(1)	Pro forma combined amounts are calculated by adding together the historical amounts reported by Washington Federal and First Mutual, as adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger and an estimated 4.0 million shares of Washington Federal common stock to be issued in connection with the merger based on the terms of the merger agreement and an assumed average closing price of $22.78 of Washington Federal common stock.

(2)	The equivalent pro forma per share data for First Mutual is computed by multiplying the pro forma combined Washington Federal and First Mutual information by an assumed exchange ratio of 1.187, based on an assumed per share cash consideration of $27.03 for each share of First Mutual common stock and an assumed average closing price of Washington Federal common stock of $22.78.

(3)	It is anticipated that the initial pro forma combined dividend rate will be equal to the current dividend rate of Washington Federal. Accordingly, the pro forma combined dividends per share of Washington Federal common stock is equal to the historical dividends per common share paid by Washington Federal.

(4)	The equivalent pro forma cash dividends per common share represent the historical cash dividends per common share declared by Washington Federal and assume no change will occur, multiplied by an assumed exchange ratio of 1.187, based on an assumed per share cash consideration of $27.03 for each share of First Mutual common stock and an assumed average closing price of Washington Federal common stock of $22.78.

RISK FACTORS

Upon completion of the merger, you will receive shares of Washington Federal common stock and/or cash in exchange for your shares of First Mutual common stock. Prior to deciding whether or not to approve the transaction and which type of consideration to elect, you should be aware of and consider the following risks and uncertainties that are applicable to the merger and Washington Federal, in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 18.

First Mutual shareholders may not receive the form of consideration they elect.

If the merger is completed, each outstanding share of First Mutual common stock (subject to certain exceptions) will be converted into the right to receive:

•

a cash amount equal to $180,985,491 divided by the number of shares of First Mutual common stock outstanding immediately prior to the closing of the merger, which is referred to as the “per share cash consideration” (as of             , 2007, there were 6,695,622 shares of First Mutual common stock outstanding, which would calculate to a per share cash consideration of approximately $27.03); or

•

a number of whole shares of common stock of Washington Federal determined by dividing the per share cash consideration by the average closing price of Washington Federal common stock during the 10 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest.

First Mutual shareholders will have the opportunity to elect either stock or cash consideration, or a combination thereof, to be received for all shares of First Mutual common stock held by them. However, the ability of a First Mutual shareholder to receive his, her or its elected form of merger consideration is limited by the requirement that 50% of the aggregate value of the merger consideration be paid in the form of shares of Washington Federal common stock, with the remaining 50% of aggregate merger consideration to be paid in cash. If First Mutual shareholders elect to receive more than 50% of the aggregate value of the merger consideration in the form of shares of Washington Federal common stock, the elections will be reallocated so that 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock. Under certain circumstances, Washington Federal may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of First Mutual common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by First Mutual shareholders. Therefore, First Mutual shareholders may not receive exactly the form of consideration that they elect.

The tax consequences of the merger will change to the extent First Mutual shareholders receive all cash. For a detailed discussion of the tax consequences of the merger, see “The Merger — Material Federal Income Tax Consequences” beginning on page 50. A detailed discussion of the consideration provisions of the merger agreement is set forth under “The Merger — Merger Consideration and Election and Exchange Procedures” beginning on page 32. We recommend that shareholders carefully read this discussion and the merger agreement attached hereto as Annex A.

You will not know the precise value of the Washington Federal common stock you will receive in the merger when you vote on the merger or make your election of the form of consideration you would like to receive in the merger.

Each share of First Mutual common stock owned by First Mutual shareholders will be converted into the right to receive either cash, shares of Washington Federal common stock, or a combination of cash and shares of Washington Federal common stock. The exchange ratio for the number of shares of Washington Federal common stock to be received as merger consideration is determined by dividing the per share cash consideration by the average of the closing price of the Washington Federal common stock during the 10 trading day period ending on the fifth business day prior to the effective time of the merger. Accordingly, the value of the Washington Federal common stock received by First Mutual shareholders at the time of the merger will depend upon the market price of Washington Federal common stock during the determination period. Because the market price of Washington Federal common stock varies, the exchange ratio by which shares of First Mutual common stock would be exchanged for shares of Washington Federal common stock may be lower on the date of closing than the market price of Washington Federal common stock on the day the merger was announced, the date of the special meeting or the date of the merger.

The election deadline is 5:00 p.m., Pacific Time, on the day that the special meeting is first convened, or             , 2007. Since the number of shares of Washington Federal common stock to be exchanged for each share of First Mutual common stock has not yet been fixed, you will not know the value of the Washington Federal common stock to be received by First Mutual shareholders prior to making your election to receive cash, shares of Washington Federal common stock, or a combination of cash and shares of Washington Federal common stock. Your election of the form of consideration you would like to receive for your shares of First Mutual common stock in the merger may not be changed after the election deadline. See “The Merger — Merger Consideration and Election and Exchange Procedures” beginning on page 32.

The federal income tax consequences of the merger for First Mutual shareholders will depend on the merger consideration received.

The tax consequences of the merger to you will depend on the merger consideration received by you. You generally will not recognize any gain or loss on the conversion of shares of First Mutual common stock solely into shares of Washington Federal common stock; however, you generally will be taxed if you receive cash in exchange for your shares of First Mutual common stock or instead of any fractional share of Washington Federal common stock that you would otherwise be entitled to receive. For a detailed discussion of the tax consequences to you of the merger, see “The Merger — Material Federal Income Tax Consequences” beginning on page 50.

Directors and officers of First Mutual have interests in the merger that are in addition to or different than the interests of shareholders.

When considering the recommendation of First Mutual’s board of directors, you should be aware that some executive officers and directors of First Mutual have interests in the merger that are somewhat different from your interests. These arrangements may create potential conflicts of interest. These and certain other additional interests of First Mutual’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 46.

The per share merger consideration may be affected by the exercise of stock options by option holders prior to the effective time of the merger.

Because the per share merger consideration will be affected by the number of shares of First Mutual common stock outstanding immediately prior to the effective time of the merger, if any option holders exercise their stock options prior to the effective time of the merger it will reduce the consideration paid to all shareholders in the merger.

Only holders of record may make an election of the form of consideration they would like to receive in the merger.

Only holders of First Mutual common stock on the record date may elect the form of consideration such holder would like to receive for his or her shares owned on the record date. Holders of any shares of First Mutual common stock acquired after the record date, whether or not such holder was a holder on the record date, will not be permitted to make an election with respect to such shares and such shares will be treated as no-election shares and will be subject to the allocation procedures described in this document.

Washington Federal may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Washington Federal’s ability to realize anticipated cost savings and to combine the businesses of Washington Federal and First Mutual in a manner that does not materially disrupt the existing customer relationships of First Mutual or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Washington Federal is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The market price of shares of Washington Federal common stock may be affected by factors which are different from those affecting shares of First Mutual common stock.

You may acquire shares of Washington Federal common stock in connection with the merger. Some of Washington Federal’s current businesses and markets differ from those of First Mutual and, accordingly, the results of operations of Washington Federal after the merger may be affected by factors different from those currently affecting the results of operations of First Mutual. For a discussion of the businesses of Washington Federal and First Mutual and of certain factors to consider in connection with those businesses, see “Information About First Mutual,” beginning on page 60, “Information About Washington Federal,” beginning on page 59 and the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 69.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated herein by reference contain forward-looking statements by Washington Federal and First Mutual within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and businesses of Washington Federal and First Mutual. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the exchange ratio and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger or other proposed mergers may not be fully realized within the expected time frame;

•	deposit attrition, customer loss or revenue loss following the merger or other proposed mergers may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of Washington Federal and First Mutual may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•

general economic or business conditions, either nationally or in the states or regions in which Washington Federal does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Washington Federal is engaged;

•	adverse changes may occur in the securities markets; and

•	competitors of Washington Federal may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Washington Federal.

Management of Washington Federal and First Mutual each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Washington Federal following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Washington Federal’s and First Mutual’s ability to control or predict.

All subsequent written and oral forward-looking statements attributable to Washington Federal or First Mutual or any person acting or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Washington Federal nor First Mutual undertakes any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this document or to reflect the occurrence of unanticipated events.

GENERAL INFORMATION

This document constitutes a proxy statement and is being furnished to all record holders of First Mutual common stock in connection with the solicitation of proxies by the board of directors of First Mutual to be used at a special meeting of shareholders of First Mutual to be held on             ,             , 2007 and any adjournment or postponement of the special meeting. The purposes of the special meeting are to consider and vote upon a proposal to approve the merger agreement between Washington Federal and First Mutual, which provides, among other things, for the merger of First Mutual with and into Washington Federal, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

This document also constitutes a prospectus of Washington Federal relating to the Washington Federal common stock to be issued to holders of First Mutual common stock upon completion of the merger. Based on (i) the number of shares of First Mutual common stock outstanding on the record date for the special meeting, (ii) an assumed exchange ratio of             (which assumes the per share cash consideration to be $            and an average share price of $            for Washington Federal common stock) and (iii) the conversion of 50% of the outstanding shares of First Mutual common stock into shares of Washington Federal common stock, a maximum of approximately             shares of Washington Federal common stock will be issuable upon completion of the merger. The actual total number of shares of Washington Federal common stock to be issued as well as the actual amount of cash to be paid in the merger will depend on the actual exchange ratio.

Washington Federal has supplied all of the information contained or incorporated by reference herein relating to Washington Federal, and First Mutual has supplied all of the information relating to First Mutual.

THE SPECIAL MEETING

Time, Date and Place

A special meeting of shareholders of First Mutual will be held at             .m., Pacific Time, on             ,             , 2007 at             .

Matters to be Considered

The purposes of the special meeting are to consider and approve the merger agreement, to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to consider any other matters that may be properly submitted for a vote at the special meeting. At this time, the First Mutual board of directors is unaware of any matters, other than as set forth in the preceding sentence, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on             , 2007 has been fixed by First Mutual as the record date for the determination of First Mutual shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 6,695,622 shares of First Mutual common stock outstanding and entitled to vote. Each share of First Mutual common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

Shareholders of record may vote by mail, telephone, via the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. Internet and telephone voting is available until             p.m., Pacific Time, on             , 2007.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a legal proxy from the broker, bank or other nominee confirming that you are the beneficial owner of the shares. If you intend to attend the special meeting and require a legal proxy, please check the box on the front of the Voting Instruction Form that came with your materials for this purpose and a legal proxy covering your securities will be issued to you.

Any shareholder executing a proxy may revoke it at any time before it is voted by:

•

delivering to First Mutual prior to the special meeting a written notice of revocation addressed to Janine Berryman, Corporate Secretary, First Mutual Bancshares, Inc. , 400 108th Avenue, N.E., Bellevue, Washington 98004;

•	delivering to First Mutual prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to First Mutual (and not revoked) by a holder of First Mutual common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

At this time, the First Mutual board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Votes Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of First Mutual common stock, must be present in person or by proxy before any action may be taken at the special meeting.

Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

The affirmative vote of the holders of two-thirds of the outstanding shares of First Mutual common stock is necessary to approve the merger agreement on behalf of First Mutual. The affirmative vote of a majority of the votes cast by shareholders at the meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for their consideration at the special meeting.

Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of two-thirds of the outstanding shares of First Mutual common stock, abstentions and broker “non-votes” will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. And for the same reason, the failure of a First Mutual shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn the special meeting, abstentions and “broker non-votes” will have no effect on this proposal.

The directors and executive officers of First Mutual, who collectively own approximately             % of the outstanding shares of First Mutual common stock as of the record date for the special meeting, have entered into shareholder agreements with Washington Federal pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See “The Merger — Shareholder Agreements” on page 53.

As of the close of business on the record date for the special meeting, Washington Federal did not beneficially own any shares of First Mutual common stock.

Solicitation of Proxies

First Mutual will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of First Mutual and its subsidiaries may solicit proxies from shareholders of First Mutual in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. First Mutual has engaged Advantage Proxy, who will solicit proxies at an estimated cost of $7,500, plus expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and First Mutual will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendation of the First Mutual Board of Directors

The First Mutual board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on First Mutual’s reasons for the merger described in this document, including Keefe, Bruyette & Woods’ fairness opinion, the board of directors of First Mutual believes that the merger is in the best interests of First Mutual’s shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement. See “The Merger — First Mutual’s Reasons for the Merger” beginning on page 25.

THE MERGER

(PROPOSAL ONE)

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. You are urged to carefully read the annexes in their entirety.

General

Under the terms and conditions set forth in the merger agreement, First Mutual will be merged with and into Washington Federal. At the effective time of the merger, each share of common stock of First Mutual, par value $1.00 per share, outstanding immediately before the effective time of the merger (except as provided below) will, by virtue of the merger and without any action on the part of a First Mutual shareholder, be converted into the right to receive:

•

a cash amount equal to $180,985,491 divided by the number of shares of First Mutual common stock outstanding immediately prior to the closing of the merger, which is referred to as the “per share cash consideration”; or

•

a number of whole shares of common stock of Washington Federal determined by dividing the per share cash consideration by the average closing price of Washington Federal common stock during the 10 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest.

As of             , 2007, there were 6,695,622 shares of First Mutual common stock outstanding, which would calculate to a per share cash consideration of approximately $27.03.

First Mutual shareholders will have the opportunity to elect the form of consideration to be received for all shares of First Mutual common stock held by them, subject to the allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining 50% of the aggregate merger consideration to be paid in cash. In addition, if the average closing price of Washington Federal’s common stock during the 10 trading day period ending five business days prior to closing the merger is less than $22.75, Washington Federal may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of First Mutual common stock will be converted into the right to receive solely the cash considerations regardless of the election of stock or cash considerations by First Mutual shareholders.

Shares of First Mutual common stock held by First Mutual shareholders who have elected dissenters’ rights will not be converted into the right to receive the merger consideration upon consummation of the merger.

Background of the Merger

The First Mutual board of directors and management have periodically reviewed and discussed First Mutual’s business performance and strategic direction and short and long term prospects in the context of developments in the financial services industry and the competitive landscape in the markets in which First Mutual operates. The First Mutual board of directors and management also have at times discussed various potential strategic alternatives involving possible transactions, acquisitions or other business combinations. In this regard, the management of First Mutual has from time to time communicated informally with representatives of other financial institutions regarding industry trends and issues, their respective companies’ strategic direction and the potential benefits and issues arising from potential business combinations or other strategic transactions.

On February 10, 2007, the management of First Mutual sent a memorandum to the board of directors outlining certain issues that First Mutual Bank faced in light of the current economic and operating environment, including industrywide declines in net interest margin and the costs of a system conversion that management believed was necessary for First Mutual Bank. The memorandum also noted management succession issues at First Mutual. Management believed that larger banking institutions would be better positioned to mitigate some of the issues they saw the banking industry facing in the future.

A special meeting of the First Mutual board of directors was held on February 13, 2007 to review management’s memorandum. The board of directors discussed the various issues raised in the memorandum and following such discussion, authorized management to retain a nationally recognized investment banking firm with particular knowledge and focus on community banks to provide First Mutual with advice regarding First Mutual’s strategic alternatives.

First Mutual’s management reviewed the qualifications of several investment banking firms and selected Keefe, Bruyette & Woods to make a presentation to the board of directors regarding First Mutual’s valuation and current market conditions.

In accordance with its engagement, Keefe, Bruyette & Woods prepared an overview of First Mutual and its operations and market performance as well as current community banking and merger and acquisition trends. Representatives of Keefe, Bruyette & Woods attended a First Mutual board of directors meeting on February 22, 2007 and gave an extensive presentation regarding these matters. Following Keefe, Bruyette & Woods’ presentation, the board of directors determined to retain Keefe, Bruyette & Woods to explore a potential sale of First Mutual and designated John Valaas and the chair of First Mutual’s Long Range Planning Committee, Jim Doud, as members of a Strategic Committee to negotiate an agreement with Keefe, Bruyette & Woods and, if appropriate, conduct negotiations with potential buyers.

On March 5, 2007, the Long Range Planning Committee met and discussed the proposed agreement with Keefe, Bruyette & Woods and on March 6, 2007, the First Mutual board of directors met and authorized the engagement of Keefe, Bruyette & Woods. First Mutual engaged Keefe, Bruyette & Woods on March 9, 2007 as its exclusive investment banker and financial advisor. The Strategic Committee, with the advice of Keefe, Bruyette & Woods, and with the board of directors’ concurrence, determined that it was in the best interests of First Mutual to proceed with a limited marketing effort and to seek bids from those targeted bidders that Keefe, Bruyette & Woods believed would have the most interest and that would have the capability to pay the highest and best price for First Mutual.

On May 1, 2007, a special meeting of the First Mutual board of directors was called to review the marketing and bid process undertaken by Keefe, Bruyette & Woods. Keefe, Bruyette & Woods had prepared a list of 15 financial institutions that would potentially be interested in acquiring community banking assets in the Puget Sound area of the State of Washington. Keefe, Bruyette & Woods, in consultation with the Strategic Committee, then narrowed the list to seven institutions which appeared to be the prospects most capable of paying the best price for First Mutual. The First Mutual board of directors instructed Keefe, Bruyette & Woods to proceed with the marketing process.

During May 2007, Keefe, Bruyette & Woods provided further information to the seven institutions which had expressed initial interest and each of the seven institutions signed confidentiality agreements. Four of the institutions subsequently submitted preliminary indications of interest giving initial pricing proposals. Keefe, Bruyette & Woods and the Strategic Committee reviewed these preliminary indications of interest and designated two of the institutions as exhibiting an interest in paying a price that would be of interest to the board of directors and as having a perceived capability to pay such amount.

During the middle two weeks of May 2007, each of these two institutions conducted a due diligence investigation of First Mutual. Following this due diligence, both institutions declined to submit an indication of interest for a price that would be of interest to the board of directors.

On May 30, 2007, the Strategic Committee reported to the First Mutual board of directors that none of the targeted bidders had expressed interest in acquiring First Mutual at a price that was of interest to the board of directors. Keefe, Bruyette & Woods noted that it had recently been contacted by Washington Federal regarding its possible interest in acquiring First Mutual. Washington Federal was not one of the seven institutions initially targeted because it had historically been focused on residential as opposed to commercial lending. Keefe, Bruyette & Woods noted that it was currently determining whether Washington Federal would be willing to sign a confidentiality agreement and initiate due diligence.

On May 30, 2007, Washington Federal signed a confidentiality agreement and proceeded to conduct due diligence on First Mutual. On June 4, 2007, Washington Federal forwarded a letter expressing its interest in acquiring all the outstanding shares, including all stock options, of First Mutual for a price of $195 million which could be paid in all cash or with a stock/cash mixture of up to 50% of common stock of Washington Federal. The offer noted that, based on the number of shares and options that Washington Federal believed to be outstanding, the price would amount to approximately $27.75 per share.

The Strategic Committee, together with Keefe, Bruyette & Woods, reviewed this expression of interest and advised Washington Federal that its offer was of interest to First Mutual. Washington Federal conducted additional due diligence and on June 14, 2007, Washington Federal submitted a revised non-binding expression of interest to Keefe, Bruyette & Woods. This letter proposed a merger transaction in which the merger consideration would be comprised of 50% cash and 50% Washington Federal common stock with an aggregate payment (including the payment of all outstanding stock options) of $201.8 million, or approximately $27.05 per share of First Mutual common stock based upon the number of First Mutual shares and stock options then outstanding.

A special meeting of the First Mutual board of directors was held on June 15, 2007 to discuss the revised expression of interest from Washington Federal. Representatives of Keefe, Bruyette & Woods reviewed Washington Federal’s revised expression of interest and provided an analysis of Washington Federal and its business and prospects based primarily on publicly available information. The board of directors also reviewed the value of the various initial expressions of interest that had been received from other financial institutions and determined that the Washington Federal offer was the highest and best price that had been offered. The board of directors then authorized the Strategic Committee and management to negotiate a definitive merger agreement with Washington Federal.

Between June 19 and June 22, 2007, First Mutual, Washington Federal and their respective legal counsel negotiated the terms of the merger agreement.

On June 25, 2007, Washington federal’s board of directors held a special meeting at which its legal counsel and management reviewed in detail with the board of directors the terms of the merger agreement. Based upon the board of directors’ review and discussion of the merger agreement and the relevant factors (described below in “—Washington Federal’s Reasons for the Merger”), Washington Federal’s board of directors unanimously authorized and approved the execution of the merger agreement with First Mutual.

On June 26, 2007, a special meeting of the First Mutual board of directors was held to review and discuss the proposed merger and merger agreement. On June 27, 2007, at the regular meeting of the First Mutual board of directors, Keefe, Bruyette & Woods and the board of directors reviewed the terms of the merger and the merger agreement and Keefe, Bruyette & Woods discussed how it arrived at its determination regarding the fairness of the transaction to the shareholders of First Mutual. The board of directors again reviewed with Keefe, Bruyette & Woods the operations, business and market performance of Washington Federal. The First Mutual board of directors discussed Keefe, Bruyette & Woods’ oral opinion regarding the fairness of the proposed transaction to the shareholders of First Mutual. The board of directors took into consideration the potential conflict of interest of Keefe, Bruyette & Woods to the extent that its compensation is dependent on the successful completion of the merger. Following extensive discussions and the consideration of the factors discussed below in “—First Mutual’s Reasons for the Merger,” the First Mutual board of directors unanimously approved the merger agreement. On July 2, 2007, the merger agreement was executed by First Mutual and Washington Federal and on July 3, 2007, the signing of the merger agreement was disclosed by joint press release of First Mutual and Washington Federal.

First Mutual’s Reasons for the Merger

First Mutual’s board of directors, at its meeting held on June 27, 2007, considered the merger agreement and determined it to be fair, and in the best interests of First Mutual and its shareholders, customers and employees. In reaching its determination, the First Mutual board of directors consulted with First Mutual management, as well as its financial and legal advisors regarding the financial fairness of the merger and the terms of the merger agreement, and considered a number of factors. Listed below are the material factors that First Mutual’s board of directors considered in their decision. The First Mutual’s board of directors did not assign any specific or relative weight to the factors listed below and considered all of the factors as a whole in reaching its conclusion to approve the merger agreement.

•	The First Mutual board of directors’ understanding of the business, operations, financial condition, earnings and future prospects of First Mutual and First Mutual Bank;

•

The current and prospective economic and competitive environment facing First Mutual and the community banking industry in general, including the decline in net interest margins and unfavorable yield curve, evolving trends in technology and the cost of such technology, and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term;

•	Washington Federal’s ability to pay the merger consideration and obtain regulatory approval for the merger;

•

The merger consideration to be paid to First Mutual shareholders for their shares in relation to the market value, book value, earnings per share and projected earning per share for First Mutual common stock;

•

The marketing and bidding process conducted by First Mutual and Keefe, Bruyette & Woods, and the First Mutual board of directors’ belief that a transaction with Washington Federal was the best overall transaction available to First Mutual and its shareholders;

•

The fact that First Mutual shareholders will have an opportunity to elect to receive shares of Washington Federal common stock or cash, subject to the overall requirement that 50% of the First Mutual shares will be exchanged for Washington Federal stock, which will generally be tax free for federal income tax purposes to the extent of the exchange of shares; and 50% will be exchanged for cash, which will provide First Mutual shareholders with certainty regarding the value of their shares and allow First Mutual shareholders to immediately realize the value of their investment;

•	The greater market liquidity of Washington Federal’s common stock relative to First Mutual’s common stock;

•

The review by the First Mutual board of directors with its financial and legal advisors of the structure of the transaction and the financial and other terms of the merger agreement, including the consideration offered by Washington Federal;

•	The current senior executives of First Mutual and the need for future management succession if First Mutual were to remain independent;

•	The nature of the respective markets, customers, asset/liability mix and operations of First Mutual and Washington Federal;

•

The reports of First Mutual’s management and the financial presentation by Keefe, Bruyette & Woods to the board of directors concerning the operations, earnings and, primarily, the financial condition of

Washington Federal on a historical and prospective basis and of the combined companies on a pro forma basis;

•

The historical and current market prices of First Mutual’s and Washington Federal’s common stock and the potential for increased earnings and dividends for First Mutual’s shareholders as shareholders of the combined company;

•	The fact that Washington Federal’s offer represented a significant premium over the market price of First Mutual’s common stock;

•

Keefe, Bruyette & Woods’ analysis that First Mutual would have to sustain growth of over 17% per year for five years in order to obtain the same value for shareholders as Washington Federal is offering;

•	Washington Federal’s agreement that one director from First Mutual’s board of directors would be appointed to the Washington Federal board of directors;

•	The impact of the acquisition on the depositors, employees, customers and communities served by First Mutual Bank; and

•

The opinion delivered to the First Mutual board of directors by Keefe, Bruyette & Woods that, as of the date of the opinion and based upon and subject to the considerations set forth in its opinion, the merger consideration was fair, from a financial point of view, to holders of First Mutual common stock.

The First Mutual board of directors also considered the following matters associated with the merger in connection with its deliberations of the proposed transaction, including:

•	The risks to First Mutual’s business if the merger is not completed;

•

The interests of First Mutual executive officers and directors with respect to the acquisition apart from their interests as holders of First Mutual common stock, and the risk that these interests might influence their decision with respect to the merger. See “—Interests of Certain Persons in the Merger;” and

•

The risk that the terms of the merger agreement, including provisions prohibiting First Mutual from soliciting additional competing proposals and relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that might be interested in a transaction with First Mutual from proposing such a transaction.

The First Mutual board of directors evaluated the factors described above, including asking questions and receiving information from management and its legal and financial advisors, and determined that the merger agreement and the transactions contemplated by it were in the best interests of First Mutual and its shareholders. Accordingly, the First Mutual board of directors unanimously approved the merger agreement and recommends that First Mutual shareholders vote “FOR” approval of the merger agreement.

Washington Federal’s Reasons for the Merger

Washington Federal entered into the merger agreement with First Mutual because, among other things, Washington Federal believes the merger is consistent with its expansion strategy in the metropolitan area of Seattle, Washington. The acquisition will expand Washington Federal Savings’ banking operations and complement its existing banking network. The First Mutual franchise is a natural extension of Washington Federal’s current operations in Seattle, Washington.

Opinion of First Mutual’s Financial Advisor

Keefe, Bruyette & Woods has acted as financial advisor to First Mutual in connection with the merger. Keefe, Bruyette & Woods also assisted the First Mutual board of directors in identifying and negotiating with other prospective acquirers. First Mutual selected Keefe, Bruyette & Woods because it is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with

First Mutual and its business. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

At the June 27, 2007 board of directors meeting of First Mutual, Keefe, Bruyette & Woods reviewed the financial aspects of the proposed merger with the board of directors and rendered an oral opinion that the transaction consideration was fair to First Mutual shareholders from a financial point of view.

The full text of Keefe, Bruyette & Woods’ written opinion is attached as Annex B to this document and is incorporated herein by reference. First Mutual’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe, Bruyette & Woods.

Keefe, Bruyette & Woods’ opinion is directed to the First Mutual’s board of directors and addresses only the fairness, from a financial point of view, of the transaction consideration to First Mutual’s shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any First Mutual shareholder as to how the shareholder should vote at the First Mutual special meeting on the merger agreement or any related matter.

In rendering its opinion, Keefe, Bruyette & Woods:

•	reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of First Mutual;

•	annual reports to shareholders and Annual Reports on Form 10-K of Washington Federal;

•	quarterly reports on Form 10-Q of First Mutual;

•	quarterly reports on Form 10-Q of Washington Federal; and

•	financial information made available by First Mutual management, including financial projections;

•	held discussions with members of senior management of First Mutual and Washington Federal regarding:

•	past, present and future operations and financial condition of the respective companies;

•	future prospects of the respective companies; and

•	the strategic objective of the merger and certain other benefits of the merger;

•

reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for First Mutual and Washington Federal and compared them with those of certain publicly traded companies that Keefe, Bruyette & Woods deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Keefe, Bruyette & Woods deemed to be relevant; and

•	performed such other analyses that it considered appropriate.

In conducting its review and arriving at its opinion, Keefe, Bruyette & Woods relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to it or that was discussed with, or reviewed by or for Keefe, Bruyette & Woods, or that was publicly available. Keefe, Bruyette & Woods did not assume any responsibility to verify such information independently. Keefe, Bruyette & Woods assumed that the financial and operating forecasts for First Mutual provided by management of First Mutual have been reasonably prepared and reflect the best currently available estimates and judgments of senior management of First Mutual as to the future financial and operating performance of First Mutual. Keefe, Bruyette & Woods assumed, without independent verification, that the aggregate allowances for loan and lease losses for Washington Federal and First Mutual are adequate to cover those losses. Keefe, Bruyette & Woods did not make or obtain any evaluations or appraisals of any assets or liabilities of Washington Federal or First Mutual, and Keefe, Bruyette & Woods did not examine any books and records or review individual credit files.

For purposes of rendering its opinion, Keefe, Bruyette & Woods assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Mutual, Washington Federal or the combined entity, as the case may be, or the contemplated benefits of the merger.

Keefe, Bruyette & Woods further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Keefe, Bruyette & Woods’ opinion is not an expression of an opinion as to the prices at which shares of First Mutual common stock or Washington Federal common stock will trade following the announcement of the merger or the actual value of the Washington Federal common stock when issued pursuant to the merger, or the prices at which the Washington Federal common stock will trade following the completion of the merger.

In performing its analyses, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods, First Mutual and Washington Federal. Any estimates contained in the analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Keefe, Bruyette & Woods opinion was among several factors taken into consideration by the First Mutual board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the First Mutual board of directors or management with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by Keefe, Bruyette & Woods to the First Mutual board of directors on June 27, 2007, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the Keefe, Bruyette & Woods opinion or the presentation made by Keefe, Bruyette & Woods to the First Mutual board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe, Bruyette & Woods did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Keefe, Bruyette & Woods believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Transaction Overview. In providing an overview of the merger, Keefe, Bruyette & Woods noted that the merger consideration of $180,985,491 is a fixed amount and the number of Washington Federal shares issued in exchange for 50% of the First Mutual shares will be determined depending on the market price of Washington Federal’s shares during the ten trading day period ending on the fifth business day prior to the effective time of the merger. For the purposes of Keefe, Bruyette & Woods’ analysis, the transaction value per First Mutual share was approximately $27.05, based upon Washington Federal’s closing stock price of $23.91 on June 25, 2007. Completion of the transaction is subject to First Mutual shareholder approval, required regulatory approvals and certain other conditions.

Transaction Pricing Multiples. Keefe, Bruyette & Woods calculated the following multiples:

Transaction Multiples (First Mutual data as of 3/31/07)
Price/Last 12 Months’ Earnings Per Share ($1.59)	17.01x
Price/Fiscal Year 2007 Management’s Projected Earnings Per Share ($1.48)	17.28x
Price/Book Value Per Share ($10.82)	2.50x
Price/Tangible Book Value Per Share ($10.82)	2.50x
Tangible Premium/Core Deposits	20.83%

Selected Transaction Analysis. Keefe, Bruyette & Woods reviewed certain financial data related to Western thrift transactions announced between January 1, 2003 and June 26, 2007 with aggregate transaction values from $100 to $500 million. Those transactions were as follows:

Acquiror	Acquiree
Sterling Financial Corp.	FirstBank NW Corp.
East West Bancorp Inc.	Standard FSB
Union BanCal Corp.	Jackson Federal Bank
KeyCorp	EverTrust Financial Group Inc.
Popular Inc.	Quaker City Bancorp Inc.
FBOP Corp.	California SB
Commercial Capital Bancorp	Hawthorne Financial Corp.
Sterling Financial Corp.	Klamath First Bancorp

In addition, Keefe, Bruyette & Woods reviewed certain financial data related to Western bank transactions announced between January 1, 2004 and June 26, 2007 with aggregate transaction values from $100 to $500 million. Those transactions were as follows:

Acquiror	Acquiree
East West Bancorp Inc.	Desert Community Bank
Sterling Financial Corp.	North Valley Bancorp
Umpqua Holdings Corp.	North Bay Bancorp
Western Alliance Bancorp	First Independent Capital-NV
City National Corp.	Business Bank Corporation
AmericanWest Bancorp.	Far West Bancorporation
Sterling Financial Corp.	Northern Empire Bancshares
Zions Bancorp.	Stockmen’s Bancorp Inc.
Community Bancorp	Valley Bancorp
First Republic Bank	BWC Financial Corp.
First Community Bancorp	Community Bancorp Inc.
Placer Sierra Bancshares	Southwest Community Bancorp
Umpqua Holdings Corp.	Western Sierra Bancorp
Western Alliance Bancorp	Intermountain First Bancorp
Cascade Bancorp	F & M Holding Company
First Community Bancorp	Foothill Independent Bancorp
Rabobank Nederland	Central Coast Bancorp
First Community Bancorp	Cedars Bank
East West Bancorp Inc.	United National Bank
Centennial Bank Holdings Inc.	First Mainstreet Financial
Centennial Bank Holdings Inc.	Guaranty Corporation
Westamerica Bancorp.	Redwood Empire Bancorp
BNP Paribas Group	USDB Bancorp
Central Pacific Financial Corp	CB Bancshares Inc.
Umpqua Holdings Corp.	Humboldt Bancorp
Centennial C Corp	Centennial Bank Holdings Inc.

For the purpose of this analysis, transaction multiples from the merger were derived from the transaction value per First Mutual share of approximately $27.05. Keefe, Bruyette & Woods compared these results with the multiples implied by the selected transactions listed based upon Washington Federal’s closing stock price of $23.91 on June 25, 2007 above. The results of Keefe, Bruyette & Woods’ calculations and the analysis are set forth in the following table with financial data as of March 31, 2007:

	Washington Federal / First Mutual Transaction		Western Thrift M&A Comparables Medians		Western Bank M&A Comparables Medians
Deal Price/Book Value	250%		197%		287%
Deal Price/Tangible Book Value	250		204		325
Deal Price/Trailing 12 Months Earnings Per Share	17.01	x	19.01	x	21.02	x
Deal Price/2007 Earnings Per Share Estimate	18.28		17.41		19.09
Deal Premium/Core Deposits	20.83%		23.98%		25.27%

No company or transaction used as a comparison in the above analysis is identical to First Mutual, Washington Federal or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Keefe, Bruyette & Woods estimated the present value of First Mutual common stock based on a continued independence scenario by calculating the present value of the First Mutual common stock as of December 2012. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. Keefe, Bruyette & Woods relied on financial projections provided by First Mutual management. The analysis resulted in a range of values from $15.28 to $27.34 per share. The range of values per share reflect the assumptions in the discounted cash flow analysis, which includes the range of annual earnings per share growth rates from 5% to 12%, the range of discount rates from 12% to 15%, and a range of terminal multiples from 12.0x to 20.0x.

Keefe, Bruyette & Woods stated that the discounted cash flow present value analysis is widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Mutual common stock.

Contribution analysis. Keefe, Bruyette & Woods analyzed the relative contribution of each of First Mutual and Washington Federal to certain pro forma balance sheet and income statement items of the combined entity. Keefe, Bruyette & Woods compared the relative contribution of balance sheet and income statement items with the estimated 8.3% pro forma ownership percentage First Mutual shareholders would represent in Washington Federal pro forma. The results of Keefe, Bruyette & Woods’ analysis of the contribution are set forth in the following table:

Category	Washington Federal	First Mutual
Assets	90.3%	9.7%
Market Capitalization	93.3	6.7
Net Loans	89.8	10.2
Deposits	88.6	11.4
Total Equity	94.7	5.3
Tangible Equity	94.3	5.7
LTM Earnings	92.6	7.4
2007e Net Income Estimate	93.0	7.0
Implied Ownership*	91.7	8.3
* assumes 100% stock consideration

As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette & Woods has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette & Woods may, from time to time, purchase securities from, and sell securities to, First Mutual and Washington Federal. As a market maker in securities Keefe, Bruyette & Woods may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Mutual and Washington Federal for Keefe, Bruyette & Woods’ own account and for the accounts of its customers.

First Mutual and Keefe, Bruyette & Woods have entered into an engagement agreement relating to the services to be provided by Keefe, Bruyette & Woods in connection with the merger. First Mutual will pay to Keefe, Bruyette & Woods at the time the merger is completed a cash fee of approximately 1% of the market value of all consideration paid to shareholders of First Mutual (including holders of “in the money” options). Pursuant to the Keefe, Bruyette & Woods engagement agreement, First Mutual also agreed to reimburse Keefe, Bruyette & Woods for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

Merger Consideration and Election and Exchange Procedures

Upon consummation of the merger and at the election of each First Mutual shareholder and subject to the election, allocation and pro ration procedures set forth in the merger agreement and described below, (see “— Merger Consideration,” “— Election Procedures” and “— Allocation Procedures” below), each outstanding share of First Mutual common stock (other than any dissenting shares) will be converted into the right to receive:

•

a cash amount equal to $180,985,491 divided by the number of shares of First Mutual common stock outstanding immediately prior to the closing of the merger (as of             , 2007, there were 6,695,622 shares of First Mutual common stock outstanding, which would calculate to a per share cash consideration of approximately $27.03); or

•

a number of whole shares of common stock of Washington Federal determined by dividing the per share cash consideration by the average closing price of Washington Federal common stock during the 10 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest.

Under certain circumstances, Washington Federal may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of First Mutual common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by First Mutual shareholders. No fractional shares of Washington Federal common stock will be issued in connection with the merger. Instead, Washington Federal will make a cash payment to each First Mutual shareholder who would otherwise receive a fractional share.

The form of the consideration ultimately received by you will depend upon the election, allocation and pro ration procedures described below and the choices of other First Mutual shareholders. Accordingly, no guarantee can be given that your choice will be honored.

Since the federal income tax consequences will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under “— Material Federal Income Tax Consequences” commencing on page 50.

Merger Consideration. The merger agreement provides that each share of First Mutual common stock outstanding immediately prior to the effective time of the merger (except for dissenting shares) shall be converted into, and shall be cancelled in exchange for, the right to receive either:

•

a cash amount equal to $180,985,491 divided by the number of shares of First Mutual common stock outstanding immediately prior to the closing of the merger (as of             , 2007, there were 6,695,622 shares of First Mutual common stock outstanding, which would calculate to a per share cash consideration of approximately $27.03); or

•

a number of whole shares of common stock of Washington Federal determined by dividing the per share cash consideration by the average closing price of Washington Federal common stock during the 10 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest.

Subject to the paragraph immediately following and as described under “— Elections” below, you will have the opportunity to elect the form of consideration to be received for all shares of First Mutual common stock held by you, subject to allocation and pro ration procedures set forth in the merger agreement which are intended to ensure that 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining 50% of the aggregate merger consideration to be paid in cash.

If Washington Federal’s average share price is less than $22.75, then Washington Federal may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of First Mutual common stock immediately prior to the effective time of the merger shall be converted into the right to receive solely the per share cash consideration.

The number of the shares of Washington Federal common stock to be received by you will depend on the market price of the Washington Federal common stock prior to the effective time of the merger. The market price of Washington Federal common stock is subject to change at all times based on the future financial condition and operating results of Washington Federal, future market conditions and other factors. The market price of the Washington Federal common stock at the effective time of the merger or at the time that First Mutual shareholders who receive Washington Federal common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than recent prices. For further information concerning the historical prices of the Washington Federal common stock, see “Market for Common Stock and Dividends” on page 58. You are urged to obtain current market prices for the Washington Federal common stock in connection with voting your shares on the merger agreement at the special meeting and making your election decision.

Elections. A form for making an election will be sent to you separately on or about the date this document is mailed. The election form will permit you:

•	to elect to receive shares of Washington Federal common stock in exchange for all shares of First Mutual common stock held by you, plus cash in lieu of any fractional share interest;

•	to elect to receive cash in exchange for all shares of First Mutual common stock held by you;

•

to elect to receive shares of Washington Federal common stock with respect to some of your shares of First Mutual common stock and the cash with respect to your remaining shares of First Mutual common stock, which is referred to as a “mixed election”; or

•	to indicate that you make no election with respect to the merger consideration to be received by you in exchange for your shares of First Mutual common stock.

Shares of First Mutual common stock that elect to receive shares of Washington Federal common stock (including pursuant to a mixed election) are referred to as “stock election shares.” Shares of First Mutual common stock that elect the cash consideration (including pursuant to a mixed election) are referred to as “cash election shares.” Shares of First Mutual common stock that make no election are referred to as “no-election shares.”

If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form and do not resubmit a properly completed election form by the election form deadline, the shares of First Mutual common stock held by you will be designated no-election shares.

Election Procedures. All elections will be required to be made on the election form being mailed to you separately on or about the date this document is mailed. To make an effective election with respect to your shares of First Mutual common stock, you must properly complete and return the election form to Mellon Investor Services, the exchange agent, prior to the election deadline. The election deadline is 5:00 p.m., Pacific Time, on the day that the special meeting is first convened, or             , 2007.

You should not return your First Mutual stock certificates with the enclosed proxy, and stock certificates should not be forwarded to Washington Federal, First Mutual or any other party until you have received the letter of transmittal, which will be sent to you after we complete the merger.

If you have a particular preference as to the form of consideration to be received for your shares of First Mutual common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which no election was made. Neither the First Mutual board of directors nor its financial advisor makes any recommendation as to whether shareholders should elect to receive the cash consideration, the stock consideration or a combination of stock and cash in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See “— Material Federal Income Tax Consequences” beginning on page 50.

Allocation Procedures. Your ability to receive all cash or all shares of Washington Federal common stock in exchange for your shares of First Mutual common stock in the merger is subject to allocation procedures which are designed to ensure that 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining 50% of the aggregate merger consideration to be paid in cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if First Mutual shareholders in the aggregate elect to receive more or less of the Washington Federal common stock than Washington Federal has agreed to issue. These procedures are summarized below.

Pursuant to the merger agreement, the minimum and maximum cash consideration shall amount to 50% of the aggregate merger consideration. The aggregate merger consideration is defined as $180,985,491 in the merger agreement. Pursuant to the terms of the merger agreement, the exchange agent will effect the allocation of the merger consideration among holders of shares of First Mutual common stock as follows:

•

If the cash elections total less than the minimum cash consideration, then a sufficient number of shares will be converted into cash election shares, first from among the holders of no-election shares and then, if necessary, from among the holders of stock election shares on a pro rata basis, so that the total cash paid equals as closely as practicable the minimum cash consideration. This pro ration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

•

If the cash elections total more than the maximum cash consideration, then all no-election shares will be converted to stock election shares and a sufficient number of shares from among the holders of cash election shares (excluding shares of First Mutual common stock held by dissenting shareholders) will be converted on a pro rata basis into stock election shares, so that the total cash paid equals as closely as practicable the maximum cash consideration. This pro ration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

•	If the cash election shares equal the minimum cash consideration or the maximum cash consideration, then all no election shares will be converted into stock election shares.

In addition, if at the time of the closing of the merger, the aggregate value of the shares of Washington Federal common stock to be exchanged for shares of First Mutual common stock is less than 40% of the aggregate merger consideration to be paid, then Washington Federal will cause a minimum number of no-election shares and, to the extent necessary a minimum number of cash election shares, to be converted into stock election shares so that the aggregate value of the shares of Washington Federal common stock exchanged for shares of First Mutual common stock constitutes 40% of the aggregate value of the merger consideration.

Upon consummation of the merger, any shares of First Mutual common stock that are owned by First Mutual as treasury stock or that are held directly or indirectly by Washington Federal, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

Procedures for Exchanging of First Mutual Common Stock Certificates

Promptly following the completion of the merger, the exchange agent will mail to each holder of record of shares of First Mutual common stock a letter of transmittal and instructions for surrendering certificates representing shares of First Mutual common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of First Mutual common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration allocated to them and the certificate for First Mutual common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration.

First Mutual shareholders who surrender their stock certificates and complete the letter of transmittal, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures. Other shareholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in First Mutual in accordance with the instructions accompanying the letter of transmittal.

No stock certificates representing fractional shares of Washington Federal common stock will be issued upon the surrender for exchange of First Mutual stock certificates. In lieu of the issuance of any such fractional share, Washington Federal will pay to each former shareholder of First Mutual who otherwise would be entitled to receive a fractional share of Washington Federal common stock an amount in cash determined by multiplying the fraction of a share of Washington Federal common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average share price of Washington Federal common stock.

If you receive shares of Washington Federal common stock in the merger, you will receive dividends on Washington Federal common stock or other distributions declared after the completion of the merger only if you have surrendered your First Mutual stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

After completion of the merger, no transfers of First Mutual common stock issued and outstanding immediately prior to the completion of the merger will be allowed. First Mutual stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

Washington Federal will only issue a Washington Federal stock certificate in a name other than the name in which a surrendered First Mutual stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of First Mutual common stock formerly represented by such First Mutual stock certificate, and show that you paid any applicable stock transfer taxes.

If your First Mutual stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Washington Federal stock certificate to which you may be entitled.

Payment and Termination of First Mutual Stock Options

At the effective time of the merger, each option to purchase shares of First Mutual common stock granted under First Mutual’s stock option plans which is outstanding, vested and unexercised immediately prior thereto will be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (1) the number of shares of First Mutual common stock subject to such holder’s stock option and (2) the excess, if any, of the per share cash consideration and the exercise price per share of such stock option. Pursuant to the First Mutual stock option plans, all outstanding stock options that are currently not vested will be vested immediately prior to the effective time of the merger. As of             , 2007, there were 756,826 First Mutual stock options issued and unexercised with exercise prices between $2.03 and $22.06 per share.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:

•	the holders of two-thirds of the outstanding shares of First Mutual common stock must have approved the merger agreement;

•

all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which Washington Federal’s board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Washington Federal, in its good faith judgment, would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

•

no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger;

•

the registration statement of Washington Federal, of which this document is a part, must have become effective under the Securities Act of 1933 and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission, referred to as the Commission, and not withdrawn;

•

the shares of Washington Federal common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq Global Select Market (or on any securities exchange on which the Washington Federal common stock may then be listed); and

•

each of Washington Federal and First Mutual must have received an opinion of Patton Boggs LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, provided, that if Washington Federal elects to revise the merger consideration to reflect an all cash transaction, then the parties will waive this condition.

In addition to the foregoing conditions, the obligation of Washington Federal to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Washington Federal:

•

the representations and warranties of First Mutual in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of First Mutual will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on First Mutual;

•	First Mutual must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

•	Washington Federal must have received a certificate from specified officers of First Mutual with respect to compliance with the foregoing conditions to the obligations of Washington Federal;

•	dissenting shares shall not represent 10% or more of the outstanding First Mutual common stock;

•

all regulatory approvals required to consummate the subsidiary merger, including the approval of the OTS, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated; no order, injunction, or decree issued by any governmental authority of competent jurisdiction preventing the consummation of the subsidiary merger shall be in effect; and no statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any governmental authority that prohibits the consummation of the subsidiary merger; and

•

Washington Federal shall have received such certificates of First Mutual’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Washington Federal may reasonably request.

In addition to the other conditions set forth above, the obligation of First Mutual to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by First Mutual:

•

the representations and warranties of Washington Federal in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Washington Federal will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Washington Federal;

•	Washington Federal must have performed in all material respects all obligations required to be performed by them at or prior to consummation of the merger;

•	First Mutual must have received a certificate from specified officers of Washington Federal with respect to compliance with the foregoing conditions to the obligations of First Mutual;

•

First Mutual shall have received such certificates of Washington Federal’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as First Mutual may reasonably request.

Under the terms of the merger agreement, a material adverse effect on either Washington Federal or First Mutual is defined to mean any effect that (1) is material and adverse to the financial condition, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

•	changes in banking, savings institution, and similar laws of general applicability or interpretations of them by governmental authorities;

•	changes in United States GAAP or regulatory accounting requirements applicable to banks, savings institutions or their holding companies generally;

•	changes in general economic conditions affecting banks, savings institutions and their holding companies generally;

•	with respect to First Mutual only, the effects of any action or omission taken with the prior consent of Washington Federal or as otherwise contemplated by the merger agreement;

provided that the effect of the changes described in the first three bullet points shall not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on Washington Federal and its subsidiaries as a whole on the one hand, or First Mutual and its subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking and savings institution industries.

Regulatory Approvals

Consummation of the merger is subject to receipt of certain regulatory approvals.

Office of Thrift Supervision. The parties currently intend to merge First Mutual with and into Washington Federal. Following the merger, First Mutual Bank will merge with and into Washington Federal Savings. The merger and the subsidiary merger are subject to the prior approval of the Office of Thrift Supervision (“OTS”) under the Home Owners’ Loan Act. Washington Federal Savings has filed an application with the OTS to obtain prior approval of the merger and the subsidiary merger. In reviewing applications under the Home Owners’ Loan Act, the OTS considers:

•	the effect of the transaction upon competition;

•	the financial and managerial resources and future prospects of the merging and resulting institutions;

•	the performance of the applicants in helping to meet the credit needs of the relevant communities, including low- and moderate-income neighborhoods; and

•	the convenience and needs of the community served.

The OTS will not approve a transaction:

•	that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

•

whose effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

Any transaction approved by the OTS may not be completed until 30 days after the OTS’ approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the OTS and the U. S. Department of Justice, the waiting period may be reduced to 15 days.

State Notification. The merger is also subject to notification of the Washington State Department of Financial Institutions, referred to as the DFI. Washington Federal must advise the DFI of the merger by filing a notification letter with the OTS application attached thereto. Under Washington law, a notice of the shareholder meeting to approve the merger must also be given to the DFI at least 30 days prior to the meeting. If the merger is authorized by the shareholders at the meeting, the officers of the savings bank must execute all proper conveyances, documents and other papers necessary. Washington Federal has filed the required notices with the DFI.

Federal Reserve Board. Prior to completing the merger, Washington Federal must receive a waiver of certain approval requirements from the Federal Reserve Board otherwise applicable to acquisitions of control of banks, such as First Mutual Bank.

Status of Applications, Notices and Waivers. Washington Federal, Washington Federal Savings, First Mutual and First Mutual Bank have filed all required applications, notices and waiver requests with applicable regulatory authorities in connection with the merger and the subsidiary merger. There can be no assurance that all requisite approvals and waivers will be obtained, that such approvals and waivers will be received on a timely basis or that such approvals and waivers will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Washington Federal that had such condition or requirement been known, Washington Federal, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Washington Federal may elect not to consummate the merger. See “ – Conditions to the Merger” beginning on page 36.

Business Pending the Merger

The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex A hereto, are briefly described below.

Pending consummation of the merger, First Mutual may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Washington Federal:

•

conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Washington Federal the goodwill of the customers of First Mutual and its subsidiaries and others with whom business relations exist;

•

other than pursuant to stock options previously disclosed and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

•

make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares on its capital stock, other than regular quarterly cash dividends at a rate not in excess of $0.09 per share of its common stock with record dates and payment dates consistent with the prior year or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•

hire any person as an employee of First Mutual or any of its subsidiaries or promote any employee, except (1) as previously disclosed, (2) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed, and (3) persons hired to fill a vacancy arising after the date of the merger agreement, provided that the person’s employment is terminable at the will of First Mutual or a subsidiary of First Mutual, as applicable, and that the person is not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of this transaction or its consummation;

•

enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreement or arrangement with any director, officer or employee of First Mutual or its subsidiaries or grant any salary or wage increase or increase any employee benefit, except for changes that are required by applicable law;

•

enter into, establish, adopt, amend, or terminate or make any contributions to (except as may be required by applicable law or to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed), any employee benefit plan with respect to any director, officer, or employee of First Mutual or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•

except for real estate acquired by foreclosure that is sold in the ordinary course of business consistent with past practices or as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties without Washington Federal’s written consent;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted in the merger agreement), deposits or properties of any other entity;

•	make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not exceeding $20,000 individually or $75,000 in the aggregate;

•

amend the First Mutual amended and restated articles of incorporation, bylaws or the articles of incorporation (or equivalent documents) of any subsidiary of First Mutual or enter into a plan of consolidation, merger, share exchange, or reorganization with any person, or a letter of intent or agreement in principle with respect thereto;

•	implement or adopt any change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

•

except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew, terminate, amend, or modify any material contract or amend or modify in any material respect any of its existing material contracts;

•

enter into any settlement or similar agreement with respect to any claims if the settlement, agreement, or action involves payment by First Mutual or any of its subsidiaries of an amount that exceeds $25,000 and/or would impose any material restriction on the business of First Mutual or any of its subsidiaries or create precedent for claims that reasonably are likely to be material to First Mutual and its subsidiaries taken as a whole;

•

enter into any new material line of business; introduce any material new products or services; change its material banking and operating policies, except as required by applicable law, regulation or policy, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

•

introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except if the material terms have been fully disclosed in writing to Washington Federal prior to the date of the merger agreement);

•	enter into derivatives contracts;

•

except as previously disclosed, incur any indebtedness for borrowed money (other than certain short-term borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

•

acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than certain short-term investments, or dispose of any debt security or equity investment;

•

make, renew, or otherwise modify any loan, loan commitment, letter of credit or other extension of credit, other than loans made or acquired in the ordinary course of business consistent with past practice that have (1) in the case of singly-family residential loans that are originated in compliance with First Mutual’s internal loan policies, a principal balance not in excess of $1.5 million and (2) in the case of all other loans, other than single-family residential loans, that are originated in compliance with First Mutual’s internal loan policies, a principal balance not in excess of First Mutual’s internal loan policies; or enter into any loan securitization or create any special purpose funding entity;

•

make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

•	make or change any material tax election, settle or compromise any material tax liability of First Mutual or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes of First Mutual or any of its subsidiaries, enter into any closing agreement with respect to any material amount of taxes, or surrender any right to claim a material tax refund, or adopt or change any method of accounting with respect to taxes, or file any amended tax return;

•

take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Washington Federal or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

•

take any action that would or is reasonably likely to prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code, subject to Washington Federal’s right under certain circumstances to revise the merger consideration to reflect an all cash transaction;

•

take any action that is intended or is reasonably likely to result in (1) any of the representations and warranties of First Mutual set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of any provision of the merger agreement, except in each case as may be required by applicable law and regulation; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

The merger agreement also provides that pending consummation of the merger, Washington Federal may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of First Mutual:

•

take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code, subject to Washington Federal’s right to revise the merger consideration to reflect an all cash transaction;

•

take any action that is intended or is reasonably likely to result in (1) any of the representations and warranties of Washington Federal set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of any provision of the merger agreement, except in each case as may be required by applicable law and regulation; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Board of Directors’ Covenant to Recommend the Merger Agreement

Pursuant to the merger agreement and except as set forth below, the First Mutual board of directors is required to recommend that First Mutual shareholders approve the merger agreement at all times prior to and during the meeting of First Mutual shareholders at which the merger agreement is to be considered by them. The First Mutual board of directors shall not withdraw, modify or qualify in any manner adverse to Washington Federal such recommendation or take any other action or make any other public statement in connection with the meeting of its shareholders inconsistent with such recommendation, except as set forth below. Notwithstanding any change in the First Mutual board of directors’ recommendation, the merger agreement shall be submitted to the shareholders of First Mutual at the meeting of First Mutual shareholders for the purpose of approving the merger agreement and any other matters required to be approved by First Mutual’s Stockholders for consummation of the transaction. First Mutual shall not submit to the vote of its shareholders any acquisition proposal other than the merger.

Notwithstanding the recommendation requirements discussed above, the First Mutual board of directors shall be permitted to effect a change in recommendation if First Mutual has complied with the merger agreement and the First Mutual board of directors, based on the advice of its outside counsel, has determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law. If the First Mutual board of directors intends to effect a change in recommendation following an acquisition proposal (as defined in “—No Solicitation” below) it shall have concluded in good faith, after giving effect to all of the adjustment that may be offered by Washington Federal, that another acquisition proposal constitutes a superior proposal (as defined in “—No Solicitation” below). First Mutual also shall notify Washington Federal at least five business days in advance of its intention to effect a change in recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to Washington Federal a copy of the relevant proposed transaction agreements with the party making the superior proposal and all other material documents. Prior to effecting the change in recommendation, First Mutual shall, and shall cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with Washington Federal for a period of up to five business days to the extent Washington Federal desires to negotiate to make the adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

No Solicitation

The merger agreement provides that First Mutual will and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives, including, without limitation, any investment banker, financial advisor, attorney, accountant, or other representative retained by it, to immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of First Mutual and by specifically enforcing the terms in a court of competent jurisdiction. For purposes of the merger agreement, “acquisition proposal” is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets, or deposits of First Mutual and its subsidiaries taken as a whole; (2) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of First Mutual or any of its subsidiaries; (3) tender offer or exchange offer that if consummated would result in any person beneficially owing 10% or more of any class of equity securities of First Mutual; or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving First Mutual or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

From the date of the merger agreement through the effective time, First Mutual will not, and will use reasonable efforts to cause its directors, officers or employees, and those of any First Mutual subsidiary, or any other representative retained by it or any subsidiary, not to, directly or indirectly through another person (1) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (2) provide any confidential information or data to any person relating to any acquisition proposal, (3) participate in any discussions or negotiations regarding any acquisition proposal, (4) waive, terminate, modify, or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Washington Federal or its affiliates, (5) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (6) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

However, prior to the date of the meeting of the First Mutual shareholders, if the First Mutual board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, First Mutual may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement, that the First Mutual board of directors determines in good faith constitutes a superior proposal, subject to providing 48 hours prior written notice of its decision to take such action to Washington Federal and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement:

•

furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a customary confidentiality agreement, as determined by First Mutual after consultation with its outside counsel, on terms no more favorable to the person than the terms contained in the confidentiality agreement between First Mutual and Washington Federal are to Washington Federal; and

•	participate in discussions or negotiations regarding the superior proposal.

For purposes of the merger agreement, “superior proposal” is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of First Mutual common stock then outstanding or all or substantially all of First Mutual’s consolidated assets, that the First Mutual board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of First Mutual’s financial advisor, which will be a nationally recognized investment banking firm, and outside counsel, (1) is more favorable from a financial point of view to its stockholders than the merger, (2) is reasonably likely to be consummated on a the terms set forth, and (3) for which financing, to the extent required, is then committed or which, in the good faith judgment of the First Mutual board of directors, is reasonably likely to be obtained by the third party.

In addition to these obligations, First Mutual will promptly, within 24 hours, advise Washington Federal orally and in writing of its receipt of any acquisition proposal, or any inquiry that could lead to an acquisition proposal, and keep Washington Federal informed, on a current basis, of the continuing status of the inquiry, including the terms and conditions of the inquiry and any changes to the inquiry, and will contemporaneously provide to Washington Federal all materials provided to or made available to any third party pursuant to the merger agreement that were not previously provided to Washington Federal.

First Mutual has agreed that any violations of the restrictions set forth in the merger agreement by any representative of First Mutual or its subsidiaries will be deemed a breach of the merger agreement by First Mutual.

Representations and Warranties of the Parties

Pursuant to the merger agreement, Washington Federal and First Mutual made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Annex A hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “— Conditions to the Merger” beginning on page 36.

The merger agreement contains representations and warranties that Washington Federal and First Mutual made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that has been included in Washington Federal’s and First Mutual’s general prior public disclosures, as well as potential additional non-public information. Although neither Washington Federal nor First Mutual believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Washington Federal’s and First Mutual’s public disclosures.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Washington pursuant to the Washington Business Corporation Act, or WBCA, unless a different date and time is specified as the effective time in such documents. The articles of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Washington Federal after such satisfaction or waiver, which is no later than the later of (A) five business days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or on such other date as Washington Federal and First Mutual may mutually agree upon.

A closing will take place immediately prior to the effective time of the merger or on such other date as Washington Federal and First Mutual may mutually agree upon.

Amendment of the Merger Agreement

To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of First Mutual, except that after shareholders of First Mutual have approved the merger agreement no amendment or supplement which by law requires further approval by the shareholders of First Mutual may be made without obtaining such approval.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by the mutual written consent of the parties;

•

if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by either Washington Federal or First Mutual in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured within 30 days of the giving of written notice to the breaching party and (2) would entitle the non-breaching party not to consummate the merger;

•

by either Washington Federal or First Mutual in the event that the merger is not consummated by March 31, 2008, except to the extent that the failure to consummate the merger by March 31, 2008 is due to (1) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (2) the failure of any of the shareholders (if First Mutual is the party seeking to terminate) to perform or observe their respective covenants under the relevant shareholder agreement;

•

by either party in the event the approval of any governmental authority required for consummation of the merger and the subsidiary merger has been denied by final non appealable action of the governmental authority or an application for approval has been permanently withdrawn at the request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants;

•	by either Washington Federal or First Mutual if approval of the merger agreement by First Mutual shareholders has not been obtained by reason of the failure to obtain the required vote;

•

by Washington Federal, if First Mutual materially breaches the covenants described under “—No Solicitation” on page 42, in any respect adverse to Washington Federal, the First Mutual board of directors fails to recommend that the shareholders of First Mutual approve the merger agreement or withdraws, modifies or changes its recommendation in a manner that is adverse to Washington Federal, or First Mutual breaches its covenants requiring the calling and holding of a meeting of shareholders in accordance with the merger agreement; and

•

by Washington Federal if a third party commences a tender offer or exchange offer for 15% or more of the outstanding First Mutual common stock and the board of directors of First Mutual recommends that First Mutual shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Termination Fee

The merger agreement provides that First Mutual must pay Washington Federal a $7.5 million termination fee under the circumstances and in the manner described below:

•

if the merger agreement is terminated by Washington Federal for any of the reasons described in the sixth or seventh bullet points under “—Termination of the Merger Agreement” on pages 44 and 45, First Mutual must pay the termination fee to Washington Federal on the second business day following the termination of the merger agreement; or

•

if the merger agreement is terminated by (A) Washington Federal pursuant to the second bullet point under “—Termination of the Merger Agreement” on page 44, (B) by either Washington Federal or First Mutual pursuant to the third bullet point under “—Termination of the Merger Agreement” on page 44 and at the time of the termination no vote of the First Mutual stockholders contemplated by the merger agreement at the First Mutual special meeting shall have occurred, or (C) by either Washington Federal or First Mutual pursuant to the fifth bullet point under “—Termination of the Merger Agreement” on page 44, and in the case of any termination referenced in clause (A), (B) or (C), an “acquisition proposal” (as defined under “—No Solicitation” on page 42) shall have been publicly announced or otherwise communicated or made known to the senior management of First Mutual or the board of directors of First Mutual (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that shareholders of First Mutual vote on the merger agreement (in the case of clause (C)) or the date of termination of the merger agreement (in the case of clause (A) or (B)) and (y) within 15 months after the termination, First Mutual or a First Mutual subsidiary enters into an agreement with respect to a “control transaction,” then First Mutual shall pay to Washington Federal an amount equal to $5.0 million on the date of execution of such agreement and upon consummation of any such “control transaction” at any time thereafter, First Mutual shall pay to Washington Federal the remainder of the termination fee on the date of such consummation and (z) if a control transaction is consummated otherwise than pursuant to an agreement with First Mutual within 18 months after such termination, then First Mutual shall pay to Washington Federal the termination fee (less any amount previously paid by First Mutual pursuant to clause (y) above) on the date of such consummation of such control transaction. A “control transaction” is defined as (i) the acquisition by any person whether by purchase, merger, consolidation, sale, transfer, or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of First Mutual or First Mutual Bank or a majority of the assets of First Mutual or First Mutual Bank, (ii) any issuance of securities resulting in the ownership by any person of more than 50% of the voting power of First Mutual or by any person other than First Mutual or its subsidiaries of more than 50% of the voting power of First Mutual Bank, or (iii) any merger, consolidation, or other business combination transaction involving First Mutual or any of its subsidiaries as a result of which the stockholders of First Mutual cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Washington Federal.

If First Mutual fails to timely pay the termination fee to Washington Federal, First Mutual will be obligated to pay the costs and expenses incurred by Washington Federal to collect such payment, together with interest.

Interests of Certain Persons in the Merger

When you are considering the recommendation of First Mutual’s board of directors with respect to approving the merger agreement, you should be aware that First Mutual directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of First Mutual. The First Mutual board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Options. The merger agreement provides that at the effective time of the merger, each option to purchase shares of First Mutual common stock granted under First Mutual’s stock option plan which is outstanding, vested and unexercised immediately prior thereto will be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (1) the number of shares of First Mutual common stock subject to such holder’s stock option and (2) the excess, if any, of the per share cash consideration and the exercise price per share of such stock option. Pursuant to the First Mutual stock option plans, all outstanding stock options that are currently not vested will be vested immediately prior to the effective time of merger and option holders will receive a lump sum cash payment for their options.

As of the date of this document, the directors and executive officers of First Mutual as a group (14 persons) held options to purchase an aggregate of 506,912 shares of First Mutual common stock, including options to purchase 103,042 shares, 32,459 shares, 83,795 shares, 78,762 shares and 62,356 shares held by John R. Valaas, Roger A. Mandery, Richard J. Collette, Scott B. Harlan and Joseph P. Zavaglia, respectively, at prices ranging from $5.86 to $21.42 per share. The aggregate amount to be paid to all directors and executive officers of First Mutual for stock options held by them is approximately $6.2 million.

Employment Agreements. First Mutual Bank has employment agreements with each of Messrs. Valaas, Harlan and Zavaglia, which generally provide for a cash payment to the executive officer upon a change in control of First Mutual Bank and the executive officer’s termination. For purposes of these employment agreements, the term “change-in-control” means the occurrence of one or more of the following events:

•

one person or entity acquiring or otherwise becoming the owner of 25% (other than a group including at least two of First Mutual Bank’s present directors) or more of First Mutual Bank’s outstanding common stock; or

•	replacement of a majority of the incumbent directors of First Mutual Bank by directors whose elections have not been supported by the present board of directors; or

•	dissolution, or sale of 70% or more in value of the assets of First Mutual Bank.

The merger would constitute a change in control for purposes of the employment agreements.

If there is a change in control and either:

•	within 730 days of such change in control the executive officer’s employment terminates; or

•

at any time from and after 120 days prior to the public announcement by First Mutual Bank of the transaction which will result in the change in control, and before the date which is 730 days after such change in control, First Mutual Bank (or its successor) terminates the executive officer’s employment, then, in such event, the executive officer, as of the date of his termination, shall be provided with continued payment of his base salary for a period of 35 months and all stock options granted shall automatically become immediately vested and exercisable.

Accordingly, pursuant to the terms of their employment agreement, each of Messrs. Valaas, Harlan and Zavaglia will receive change-in-control payment of approximately $846,262, $612,500 and $612,500, respectively. Under Mr. Valaas’ employment agreement, he is entitled to receive an aggregate payment of $1,093,375 upon a change in control of First Mutual Bank and his termination. Mr. Valaas, however, has voluntarily agreed to forego an amount equal to $247,488 due to him under his employment agreement in order to satisfy the oral commitments to pay bonuses made to two officers, as discussed below.

First Mutual and First Mutual Bank also have entered into an employment agreement with Roger A. Mandery, an executive officer of First Mutual. Under the terms of this employment agreement, Mr. Mandery is entitled to receive a retention bonus payment of $83,333 paid on the last day of each month for the term of the agreement. The term of this employment agreement with Mr. Mandery is from June 1, 2007 to August 31, 2007. The aggregate amount of retention bonus payments payable under the employment agreement to Mr. Mandery is $250,000, of which $166,666 has been paid.

Retention Bonus Agreements and Arrangements. First Mutual Bank has entered into written bonus retention agreements with three of its officers. The agreements generally provide that if the officer continues to be employed by First Mutual Bank through the completion of a sale of control of First Mutual or First Mutual Bank, then First Mutual Bank will pay the officer a specified retention bonus. First Mutual Bank also orally agreed to pay a bonus to two other officers in an amount equal to the officer’s annual salary upon a change in control of First Mutual Bank. Mr. Valaas has agreed to accept a reduction in the amount payable to him under his employment agreement, as described above, equal to the amount due the two officers under these oral commitments. The aggregate amount of the bonuses payable to the five officers is approximately $422,488.

Director Payment. In February 2007, the board of directors of First Mutual authorized a one-time payment of $100,000 to James J. Doud, Jr., a director of First Mutual, for his agreement to serve on a committee established to review possible transactions for the sale of First Mutual. This payment was authorized to be paid upon the announcement of a sale transaction or, if no such transaction occurs, upon completion of the committee’s project. The payment was made to Mr. Doud on July 9, 2007.

Director of Washington Federal and Washington Federal Savings. Effective upon consummation of the merger, Washington Federal has agreed to appoint a director of First Mutual, who is acceptable to Washington Federal, to the boards of directors of Washington Federal and Washington Federal Savings.

Indemnification. First Mutual’s directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in First Mutual’s amended and restated articles of incorporation and bylaws and the merger agreement. Pursuant to the merger agreement, Washington Federal agreed for a period of six years to indemnify and hold harmless each present and former director, officer and employee of First Mutual or any of its subsidiaries, as applicable, determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of First Mutual or any of its subsidiaries or is or was serving at the request of First Mutual or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the amended and restated articles of incorporation and bylaws of First Mutual or equivalent documents of any First Mutual subsidiary, as applicable, or any agreement, arrangement or understanding previously disclosed by First Mutual to Washington Federal pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

Pursuant to the merger agreement, Washington Federal has agreed to purchase an extended reporting period endorsement under First Mutual’s existing directors’ and officers’ liability insurance policy for First Mutual’s directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional three years provided that Washington Federal will not be required to expend in any one year an amount in excess of 150% of the annual premiums paid by First Mutual for such insurance, which is referred to as the maximum insurance amount. If Washington Federal is unable to maintain or obtain the insurance specified above as a result of the preceding provision, Washington Federal shall obtain the most advantageous coverage as is available for the maximum insurance amount.

Employee Stock Ownership Plan. First Mutual maintains an employee stock ownership plan. Upon the closing of the merger, the employee stock ownership plan will terminate and all remaining assets will be allocated to the participants of the employee stock ownership plan. Officers of First Mutual and First Mutual Bank participate in the employee stock ownership plan on the same basis as all other participants.

Other than as set forth above, no director or executive officer of First Mutual has any direct or indirect material interest in the merger, except insofar as ownership of First Mutual common stock might be deemed such an interest.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

As soon as administratively practicable after the effective time of the merger, Washington Federal will take all reasonable action so that employees of First Mutual and its subsidiaries will be entitled to participate in the Washington Federal employee benefit plans of general applicability to the same extent as similarly-situated employees of Washington Federal and its subsidiaries, provided that coverage shall be continued under the corresponding benefit plans of First Mutual and its subsidiaries until such employees are permitted to participate in the Washington Federal benefit plans. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Washington Federal employee benefit plans, Washington Federal will recognize years of service with First Mutual and its subsidiaries to the same extent as such service was credited for such purpose by First Mutual.

At and following the effective time of the merger, Washington Federal will honor and will be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of First Mutual and its subsidiaries and current and former directors of First Mutual and its subsidiaries existing as of the effective date of the merger, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of First Mutual to the extent that each of the foregoing has been previously disclosed to Washington Federal.

If employees of First Mutual or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Washington Federal, Washington Federal will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Washington Federal;

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provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

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waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

Resale of Washington Federal Common Stock

The Washington Federal common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any First Mutual shareholder who may be deemed to be an affiliate of Washington Federal for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of First Mutual for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) Washington Federal or First Mutual at the time of the special meeting or (2) Washington Federal at or after the effective time of the merger.

Rule 145 will restrict the sale of Washington Federal common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of First Mutual at the time of the special meeting, provided they are not affiliates of Washington Federal at or following the effective time of the merger, may publicly resell any Washington Federal common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Washington Federal common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Washington Federal as required by Rule 144. Persons who are affiliates of Washington Federal after the effective time of the merger may publicly resell the Washington Federal common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. At the present time, it is anticipated that two affiliates of First Mutual will become affiliates of Washington Federal after the merger, a current director of First Mutual, who is acceptable to Washington Federal, will be appointed as a director of Washington Federal and Richard J. Collette, who will become Executive Vice President and Business Banking Group Manager of Washington Federal.

The ability of affiliates to resell shares of Washington Federal common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Washington Federal’s having satisfied its reporting requirements under the Securities Exchange Act of 1934, referred to as the Exchange Act, for specified periods prior to the time of sale. Affiliates also would be permitted to resell Washington Federal common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this proxy statement/prospectus is a part nor this proxy statement/prospectus cover any resales of Washington Federal common stock received by persons who may be deemed to be affiliates of Washington Federal or First Mutual in the merger.

First Mutual has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Washington Federal a letter agreement intended to ensure compliance with the Securities Act of 1933.

Material Federal Income Tax Consequences

General. The following is a description of the material federal income tax consequences of the merger, which is based upon the opinion of Patton Boggs LLP, legal counsel to Washington Federal. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. This is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of First Mutual common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold First Mutual common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this proxy statement/prospectus, without consideration of the particular facts or circumstances of any holder of First Mutual common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Any United States federal tax advice contained herein is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer; any such advice is written to support the promotion or marketing of the transactions described herein; and each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Each of Washington Federal and First Mutual has received an opinion of Patton Boggs LLP, legal counsel to Washington Federal, dated as of the date of this document, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to the obligation of Washington Federal and First Mutual to complete the merger that Patton Boggs LLP confirms its opinion as of the closing date. Provided, however, should Washington Federal elect to revise the merger consideration to reflect an all cash transaction as permitted by the merger agreement under certain circumstances, Washington Federal and First Mutual will waive the condition that Patton Boggs LLP confirm its opinion as of the closing date of the merger.

In delivering its opinion, Patton Boggs LLP has relied and, in delivering its closing opinion, if required, will rely on (1) the representations and covenants made by Washington Federal, Washington Federal Savings, First Mutual and First Mutual Bank, including those contained in certain letters of officers of Washington Federal, Washington Federal Savings, First Mutual and First Mutual Bank, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement and an assumption that the aggregate fair market value at the effective time of the merger of all of the shares of Washington Federal common stock received by holders of First Mutual common stock pursuant to the merger is at least 40% of the total amount of the merger consideration received by holders of First Mutual common stock. In addition, the opinion of Patton Boggs LLP has assumed, and its ability to provide the closing date opinion, if required, will depend on, the absence of changes in existing facts or in applicable law between the date of this document and the closing date. If any of those representations, covenants or assumptions are inaccurate, Patton Boggs LLP may not be able to provide the required closing date opinion and/or the tax consequences of the merger could differ from those described in the opinion that Patton Boggs LLP has delivered. The opinion of Patton Boggs LLP neither binds the Internal Revenue Service or the courts from adopting a contrary position. Neither Washington Federal nor First Mutual intends to seek or obtain a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger.

The Merger. To the extent the merger constitutes a reorganization within the meaning of Section 368(a) of the Code, neither Washington Federal nor First Mutual will recognize any gain or loss as a result of the merger.

If the merger constitutes a reorganization within the meaning of Section 368(a) of the Code, then the federal income tax consequences of the merger to a First Mutual shareholder will depend on whether the shareholder receives cash, Washington Federal common stock or a combination thereof in exchange for the shareholder’s shares of First Mutual common stock.

•

To the extent First Mutual shareholders receive solely Washington Federal common stock in exchange for their shares of First Mutual common stock pursuant to the merger, such shareholders will not recognize gain or loss in the exchange. However, if any shareholder receives cash in lieu of a fractional share interest in Washington Federal common stock, the shareholder will be treated as having received a fractional share of Washington Federal common stock in the merger and having immediately exchanged that fractional share for cash in a taxable exchange by Washington Federal. Each shareholder’s tax basis in the Washington Federal common stock received in the merger will equal such shareholder’s tax basis in the shares of First Mutual common stock surrendered in the exchange, reduced by any amount allocable to a fractional share interest of Washington Federal common stock for which cash is received. The holding period of Washington Federal common stock received in the exchange will include the period during which the shares of common stock of First Mutual were held.

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To the extent First Mutual shareholders receive solely cash in exchange for their shares of First Mutual common stock pursuant to the merger, such shareholders generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder’s tax basis for the shares of First Mutual common stock surrendered in the exchange. To the extent any First Mutual shareholders are treated under the Code as constructive owners of shares of Washington Federal common stock following the merger or own shares of Washington Federal common stock following the merger, any gain recognized by such shareholder may be subject to treatment as a dividend for federal income tax purposes to the extent of the earnings and profits of First Mutual. First Mutual shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of First Mutual common stock may be treated as a dividend.

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To the extent First Mutual shareholders receive both Washington Federal common stock and cash consideration in exchange for shares of First Mutual common stock, such shareholders will generally recognize gain, but not loss, to the extent of the lesser of the amount of gain realized by the shareholder or the amount of cash received by the shareholders in the exchange. Gain recognized by such shareholders will generally be treated as capital gain. However, if the receipt of cash in the exchange is treated as equivalent to the distribution of a dividend under the Code, any such gain will be treated as a dividend to the extent of the earnings and profits of First Mutual. First Mutual shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their First Mutual common stock may be treated as a dividend.

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Each shareholder’s tax basis in the Washington Federal common stock received in the merger will equal such shareholder’s tax basis in the shares of First Mutual common stock surrendered in the exchange, reduced by any amount allocable to a fractional share interest of Washington Federal common stock for which cash is received and by the amount of any cash consideration received (other than cash in lieu of fractional shares), and increased by the amount of gain recognized by such shareholder in the merger, including any portion of such gain that is treated as a dividend.

If (i) Patton Boggs LLP cannot provide the required closing date tax opinion, (ii) First Mutual and Washington Federal waive the condition to completion of the merger that Patton Boggs LLP provides the required closing date opinion, (iii) the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code and (iv) the merger is otherwise completed in accordance with the terms of the merger agreement whereby First Mutual merges into Washington Federal Savings, then First Mutual will be deemed to have transferred all of its assets and liabilities to Washington Federal in exchange for cash in a taxable transaction. In such a case, First Mutual would recognize gain or loss in an amount equal to the difference between (i) the amount of cash received plus the amount of First Mutual liabilities assumed by Washington Federal Savings and (ii) the allocable tax basis of the respective assets of First Mutual deemed transferred in the exchange. Immediately after such deemed taxable exchange, First Mutual would be deemed to distribute all of its remaining assets to the holders of First Mutual common stock in complete liquidation of First Mutual. A holder of First Mutual common stock would recognize gain or loss on the amount deemed received in the liquidating distribution by First Mutual. First Mutual would incur liability for the payment of any federal income tax recognized to First Mutual and any additional gain recognized to First Mutual on its deemed liquidation. The payment of a cash tax liability by First Mutual would reduce the amount of consideration available for distribution to the shareholders of First Mutual.

The foregoing tax consequences to the holders of First Mutual common stock and to First Mutual could be different if Washington Federal’s acquisition of First Mutual is consummated in a transaction other than one in which First Mutual merges into Washington Federal.

Cash in Lieu of Fractional Shares. No fractional shares of Washington Federal common stock will be issued in the merger. If the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, a First Mutual shareholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Washington Federal. A First Mutual shareholder should generally recognize gain or loss on such a deemed exchange of the fractional share. If the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code, a holder of First Mutual common stock who receives cash in lieu of a fractional share of Washington Federal common stock will be treated as having received cash in a deemed liquidation of First Mutual, as described above.

Dissenting Shareholders. Holders of First Mutual common stock who dissent with respect to the merger, as discussed under “— Dissenters’ Rights” beginning on page 52, and who receive cash for their shares of First Mutual common stock generally will be treated in the same manner as a holder who exchanges his or her shares of First Mutual common stock solely for cash in accordance with the above discussion.

Backup Withholding. Non-corporate holders of First Mutual common stock may be subject to information reporting and backup withholding imposed at a rate of 28% on any cash payments they receive. First Mutual shareholders will not be subject to backup withholding, however, if they:

•

furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a First Mutual shareholder’s United States federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

Reporting Requirements. First Mutual shareholders who receive Washington Federal common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, First Mutual’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Washington Federal. Any difference between the purchase price for First Mutual and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Washington Federal in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Washington Federal issued after the merger will reflect the results attributable to the acquired operations of First Mutual beginning on the date of completion of the merger.

Expenses of the Merger

The merger agreement provides that each of First Mutual and Washington Federal will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Listing of the Washington Federal Common Stock

Washington Federal has agreed to use its reasonable best efforts to cause the shares of Washington Federal common stock to be issued in the merger to be approved for listing on the Nasdaq Global Select Market, or any national securities exchange on which the Washington Federal common stock may then be listed, before the completion of the merger.

Shareholder Agreements

In connection with the execution of the merger agreement, each director and executive officer of First Mutual entered into a shareholder agreement with Washington Federal pursuant to which each director and executive officer agreed that at any meeting of the shareholders of First Mutual, or in connection with any written consent of the shareholders of First Mutual, the director and/or officer shall:

•	appear at such meeting or otherwise cause all shares of First Mutual common stock owned by him to be counted as present thereat for purposes of calculating a quorum;

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vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of First Mutual common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

•	in favor of adoption and approval of the merger agreement and the merger;

•	against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Mutual contained in the merger agreement or of the director or officer contained in the shareholder agreement; and

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against any acquisition proposal (as defined in “— No Solicitation” above) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the performance of his, her, or its obligations under the shareholder agreement.

Pursuant to the shareholder agreement, each director also agreed, while the shareholder agreement is in effect, not to, directly or indirectly, sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of the shareholder agreement), distribute by gift, or otherwise dispose of any of the shares whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions; nor to enter into any agreement with any person that violates shareholder’s representations, warranties, covenants, and obligations under the shareholder agreement; nor to take any other action that reasonably could be expected to adversely effect, in any material respect, shareholder’s power, authority, and ability to comply with and perform his, her, or its covenants and obligations under the shareholder agreement. Each director also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares.

The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Dissenters’ Rights

General. The following is a brief summary of the rights of holders of First Mutual common stock under Chapter 23B.13 of the Washington Business Corporation Act (“WBCA”) to dissent from the merger, obtain an appraisal as to the fair value of their shares of First Mutual common stock and to receive cash equal to the fair value of their First Mutual common stock instead of receiving the merger consideration. This summary is not exhaustive, and you should read the applicable sections of Chapter 23B.13 of the WBCA, a copy of which is attached to this document as Annex C.

Under Chapter 23B.13, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of the First Mutual special meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under Chapter 23B.13 and include in the notice a copy of the dissenters’ rights statute. This document constitutes notice to the holders of common stock and a copy of the dissenters’ rights statute is attached as Annex C.

Right to Dissent. You are entitled to dissent from, and obtain payment of the fair value of your shares, because consummation of the merger requires shareholder approval. Your right to obtain payment of the fair value of your shares will terminate if the merger is abandoned or rescinded, a court having jurisdiction permanently enjoins or sets aside the merger, or your demand for payment is withdrawn with the written consent of First Mutual.

If you are contemplating the possibility of exercising your dissenters’ rights of appraisal in connection with the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect rights under 23B.13.210, which are complex. We also encourage you to consult your legal counsel, at your expense, before attempting to exercise your rights under 23B.13.210. If you do not fully and precisely satisfy the procedural requirements of Washington law, you may lose your dissenters’ rights. First Mutual will not give you any notice other than as described in this document as required by Washington law.

Requirements for Exercising Dissenters’ Rights. To preserve your right to exercise your statutory dissenters’ rights, you must:

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deliver to First Mutual, before the vote is taken at the special meeting, notice of your intent to exercise your dissenters’ rights of appraisal and demand payment for your shares of First Mutual common stock if the merger is effected, which notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, as set forth in Chapter 23B.13 of the WBCA, a copy of which is attached to this document as Annex C.

If you do not satisfy each of the requirements, you cannot exercise dissenters’ rights and, if the merger agreement is approved by First Mutual shareholders and the merger occurs, your shares of First Mutual common stock will be converted into the right to receive the merger consideration pursuant to the terms of the merger agreement.

Vote. Your shares must either not be voted at the First Mutual special meeting or must be voted against approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of First Mutual common stock represented by that proxy are to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters’ rights.

Notice. Your notice of your intent to exercise dissenters’ rights must be filed with First Mutual at: First Mutual Bancshares, Inc., 400 108th Avenue, N.E., Bellevue, Washington 98004, Attn: Corporate Secretary. It is important that First Mutual receive all notices before the special meeting. Your notice to demand payment should specify your name and mailing address, the number of shares of First Mutual common stock you own, and that you intend to demand cash payment for your First Mutual shares if the merger agreement is approved.

Appraisal Procedures. If the merger agreement is approved by First Mutual at the shareholders’ meeting, within ten days after the effective date of the merger, First Mutual will deliver a notice regarding the proper appraisal procedures to all shareholders who have satisfied the requirements of Washington law. The notice will:

•	state where the demand for payment and where and when certificates representing shares of First Mutual common stock must be deposited;

•	set a date by which First Mutual must receive your payment demand, which date will not be fewer than 30 nor more than 60 days after the date the notice is delivered;

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a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger (July 3, 2007) and requires certification from the person asserting dissenters’ rights of whether or not the date the person acquired beneficial ownership of First Mutual common stock was before July 3, 2007; and

•	be accompanied by a copy of Chapter 23B.13 of the WBCA.

If you are sent this notice, you must demand payment, certify whether you acquired beneficial ownership of your shares before July 3, 2007, and deposit your First Mutual certificates within the specified number of days after the notice is given in accordance with the terms of the notice. If you fail to make demand for payment and deposit your First Mutual certificates where required, you will not be entitled to payment for your shares, even if you filed a timely notice of intent to demand payment. If you demand payment and deposit your First Mutual certificates, you will retain all other rights of a shareholder until the merger is effected.

If First Mutual does not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, First Mutual will return all deposited certificates. If First Mutual does not return the deposited certificates within 60 days after the date set, you may notify First Mutual of your estimate of the fair value of your First Mutual common stock plus the amount of interest due and demand payment of your estimated amount.

Except as provided below, within 30 days after the later of the effective time of the merger or the receipt by First Mutual of a valid demand for payment, First Mutual or Washington Federal as successor will pay to each dissenting shareholder who complied with the requirements of Washington law the amount First Mutual estimates to be the fair value of the shareholder’s First Mutual common stock, plus accrued interest. First Mutual or Washington Federal as successor will include the following information with the payment:

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financial data relating to First Mutual, including: a balance sheet, an income statement, and a statement of changes in shareholders’ equity as of and for a fiscal year not more than sixteen months before the date of payment, and the latest available interim financial statements, if any;

•	an explanation of how First Mutual or Washington Federal as successor estimated the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a brief description of the procedures to be followed by shareholders in demanding supplemental payment if such shareholders are dissatisfied with the estimate of the fair value of the shares; and

•	a copy of Chapter 23B.13 of the WBCA.

First Mutual or Washington Federal as successor may elect to withhold payment from you unless you were the beneficial owner of the shares before July 3, 2007. To the extent First Mutual or Washington Federal as successor elect to withhold payment in this way, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to you if you agree to accept it in full satisfaction of your demand. First Mutual or Washington Federal as successor shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of your right to demand payment under Revised Code of Washington, or RCW, 23B.13.280.

You may deliver a notice to First Mutual or Washington Federal as successor informing First Mutual or Washington Federal as successor of your own estimate of the fair value of your shares and amount of interest due, and demand payment of your estimate, less any payment under RCW 23B.13.250, or reject the offer of First Mutual or Washington Federal as successor under 23B.13.270 and demand payment of your estimate of the fair value of your shares and interest due if:

•	You believe that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of your shares or that the interest due is incorrectly calculated;

•	First Mutual or Washington Federal as successor fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

•

First Mutual does not effect the merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

You waive the right to demand payment unless you notify First Mutual or Washington Federal as successor of your demand within thirty days after First Mutual or Washington Federal as successor makes or offers payment for your shares.

If a demand for payment under RCW 23B.13.280 remains unsettled, First Mutual or Washington Federal as successor will commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If First Mutual or Washington Federal as successor does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

If, after returning deposited certificates, First Mutual wishes to undertake the merger, it must send a new dissenters’ notice under Washington law and repeat the demand procedure.

First Mutual or Washington Federal as successor will commence the proceeding in King County Superior Court. First Mutual or Washington Federal as successor will make all dissenters, whether or not residents of Washington, whose demands remain unsettled, parties to the proceeding as in an action against their shares, and all parties will be served with a copy of the petition. Nonresidents will be served by registered or certified mail or by publication, as provided by law.

First Mutual or Washington Federal as successor may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of First Mutual or Washington Federal as successor, complied with the provisions of Chapter 23B.13. If the court determines that shareholder has not complied with the provisions of Chapter 23B.13, the shareholder will be dismissed as a party. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by First Mutual or Washington Federal as successor; or for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which First Mutual or Washington Federal as successor elected to withhold payment under 234B.13.270.

The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

The court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against First Mutual or Washington Federal as successor, except that the court may assess the costs against some or all of the dissenters in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against First Mutual or Washington Federal as successor and in favor of any or all dissenters if the court finds First Mutual or Washington Federal as successor did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280. The court may also assess those fees and expenses against either First Mutual or Washington Federal as successor or a dissenter, in favor of any other party, if the court finds that the party against who the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 23B.13 of the RCW. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against First Mutual or Washington Federal as successor, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A shareholder of record may assert rights under 23B.13.210 as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and delivers to First Mutual or Washington Federal as successor a notice of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. A beneficial shareholder of First Mutual common stock may assert dissenters’ rights as to shares held on his, her or its behalf only if it submits to First Mutual and Washington Federal as successor the consent of the shareholder of record to the dissent no later than the time the beneficial shareholder asserts dissenters’ rights. The consent will be set forth either (i) in a record, or (ii) First Mutual or Washington Federal as successor has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record. The beneficial owner must do so with respect to all shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

For purposes of Washington law, “fair value” with respect to a dissenter’s shares means the value of First Mutual common stock immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Chapter 23B.13.020 of the WBCA, a First Mutual shareholder has no right, at law or in equity, to set aside the approval of the merger or the consummation of the merger except if the approval or consummation fails to comply with the procedural requirements of the WBCA, the amended and restated articles of incorporation or bylaws of First Mutual or was fraudulent with respect to that shareholder or First Mutual.

MARKET FOR COMMON STOCK AND DIVIDENDS

The Washington Federal common stock is traded on the Nasdaq Global Select Market under the symbol “WFSL.” The First Mutual common stock is traded on the Nasdaq Global Market under the symbol “FMSB.”

As of             , 2007, there were             shares of Washington Federal common stock outstanding, which were held by approximately             holders of record; and as of the record date for the special meeting, there were 6,695,622 shares of First Mutual common stock outstanding, which were held by approximately             holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of the Washington Federal common stock and First Mutual common stock as reported on the Nasdaq Stock Market and the dividends declared per share of Washington Federal common stock and First Mutual common stock for the periods included.

	Washington Federal			First Mutual
	Market Price		Dividends Declared Per Share	Market Price		Dividends Declared Per Share
	High	Low		High	Low
2007
March 31, 2007	$23.99	$22.47	$0.205	$23.50	$21.57	$0.090
June 30, 2007	25.39	22.70	0.210	22.49	21.93	0.090
Third Quarter Through ( , 2007)

2006
March 31, 2006	$24.88	$23.10	$0.200	$20.85	$20.02	$0.080
June 30, 2006	24.41	22.39	0.205	21.67	20.28	0.080
September 30, 2006	23.29	21.73	0.205	22.40	20.82	0.090
December 31, 2006	24.12	22.23	0.205	24.14	21.70	0.090

2005
March 31, 2005	$24.15	$22.73	$0.190	$21.00	$20.01	$0.072
June 30, 2005	23.69	22.03	0.200	21.07	19.12	0.072
September 30, 2005	24.31	22.09	0.200	21.20	20.40	0.080
December 31, 2005	24.72	21.31	0.200	21.27	19.40	0.880

The following table shows the closing price per share of the Washington Federal common stock and the First Mutual common stock on (1) July 2, 2007, the last trading day preceding public announcement of the merger agreement, and (2)             , 2007, the last full trading day for which closing prices were available at the time of the printing of this document. The historical prices are as reported on the Nasdaq Stock Market. The following table also includes the equivalent price per share of First Mutual common stock on those dates. The equivalent per share price reflects the value of the Washington Federal common stock which would be received by First Mutual shareholders who receive shares of Washington Federal common stock in the merger based on an assumed per share cash consideration of $             and an assumed exchange ratio of              shares of Washington Federal common stock for each share of First Mutual common stock.

	Historical Market				Equivalent Market Value Per Share of First Mutual (1)
Date	Washington Federal		First Mutual
July 2, 2007		$24.35		$22.38	$
, 2007	$		$		$

(1)	The equivalent prices per share of First Mutual common stock on the indicated dates were determined by multiplying the assumed exchange ratio of by the closing price per share of the Washington Federal common stock on the indicated date. The actual exchange ratio will be determined by dividing the per share cash consideration (the actual per share cash consideration will be determined by dividing $180,985,491 by the number of shares of First Mutual common stock outstanding immediately prior to the closing of the merger) by the average closing prices of the Washington Federal common stock during the 10 trading day period ending five business days preceding the effective time of the merger.

Shareholders are advised to obtain current market quotations for the Washington Federal common stock. The market price of the Washington Federal common stock at the effective time of the merger or at the time shareholders of First Mutual who receive Washington Federal common stock in the merger receive certificates evidencing such shares following the consummation of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

INFORMATION ABOUT WASHINGTON FEDERAL

General

Washington Federal is a savings and loan holding company incorporated under the laws of the State of Washington and the parent company of Washington Federal Savings, a federally chartered savings and loan association. Washington Federal had total consolidated assets of approximately $10.0 billion, total deposits of approximately $6.0 billion and total consolidated shareholders’ equity of approximately $1.3 billion at June 30, 2007. Washington Federal is subject to regulation by the OTS.

Washington Federal’s principle asset is all of the capital stock of Washington Federal Savings. Washington Federal Savings’ business consists primarily of attracting savings deposits from the general public and investing these funds in loans secured by first mortgage liens on single-family dwellings, including loans for the construction of such dwellings, and loans on multi-family dwellings. Washington Federal Savings also originates other types of loans for its portfolio and invests in certain United States government and agency obligations and other investments permitted by applicable laws and regulations. Washington Federal Savings has 135 offices located in Washington, Oregon, Idaho, Arizona, Utah, Nevada, New Mexico and Texas, all of which are full service branches.

Washington Federal’s principal executive offices are located at 425 Pike Street, Seattle, Washington 98101. Washington Federal’s telephone number is (206) 624-7930.

Management and Additional Information

Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Washington Federal is incorporated by reference or set forth in Washington Federal’s annual report on Form 10-K for the year ended September 30, 2006, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact Washington Federal at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 69.

INFORMATION ABOUT FIRST MUTUAL

General

First Mutual is a Washington corporation and the bank holding company for First Mutual Bank, a Washington-chartered savings bank. First Mutual’s only significant activity is holding the stock of First Mutual Bank and engaging in certain passive investment activities. First Mutual Bank’s business consists of attracting deposits from the general public and small to medium size businesses as well as obtaining funds from wholesale funding sources and investing those funds primarily in commercial and residential real estate loans, business loans, construction loans, and consumer loans. First Mutual Bank’s operations are conducted through 12 full-service banking centers located in Bellevue, Issaquah, Kirkland, Monroe, Redmond, Sammamish, Seattle, and Woodinville, Washington. First Mutual Bank also has consumer loan offices located in Orange Park, Florida and Mt. Clemens, Michigan. First Mutual had total consolidated assets of approximately $1.0 billion, total deposits of approximately $760 million and total consolidated shareholders’ equity of approximately $73.7 million at June 30, 2007. First Mutual’s corporate office is located at 400 108th Avenue, N.E., Bellevue, Washington 98004 and its telephone number is (425) 455-7300.

Management and Additional Information

Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to First Mutual is incorporated by reference or set forth in First Mutual’s annual report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact First Mutual at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 69.

CERTAIN BENEFICIAL OWNERSHIP OF FIRST MUTUAL COMMON STOCK

The following table sets forth as of             , 2007 information with respect to the beneficial ownership of First Mutual’s common stock by (i) each person who is known to First Mutual to be the beneficial owner of more than five percent of its common stock, (ii) each director of First Mutual, (iii) each of First Mutual’s named executive officers, and (iv) all directors and executive officers of First Mutual as a group. Applicable percentage ownership in the table is based on              shares of First Mutual common stock outstanding as of             , 2007. All shares of First Mutual’s common stock subject to options currently exercisable or exercisable within 60 days of             , 2007 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Currently, none of the shares beneficially owned by First Mutual’s directors or named executive officers are pledged as security. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. Unless otherwise indicated, the address for each of the shareholders below is First Mutual Bancshares, Inc., 400 108th Avenue, N.E., Bellevue, Washington 98004.

Name	Amount of Beneficial Ownership (# Shares)		Percent of Outstanding Common Shares Owned Beneficially
James J. Doud, Jr.	42,848	[1]	*

Mary Case Dunnam	46,805	[2]	*

Janine Florence	546,367	[1], 3	8.16%

F. Kemper Freeman, Jr.	627,324	[1], 4	9.37%

Robert J. Herbold	15,214	[1]	*

Victor E. Parker	122,156	[1]	1.82%

George W. Rowley, Jr.	141,954	[14]	2.12%

Richard S. Sprague	90,357	[1]	1.35%

Robert C. Wallace	130,503	[1], 5	1.95%

John R. Valaas	354,748	[6]	5.30%

Richard J. Collette	61,922	[7]	*

Scott B. Harlan	82,415	[8]	1.23%

Roger A. Mandery	73,758	[9]	1.10%

Joseph P. Zavaglia	39,916	[1][0]	*

Fidelity Management & Research 82 Devonshire Street Boston, MA 02109	666,400	[1][1]	9.95%

Endicott Management Co. 237 Park Avenue, Suite 801 New York, NY 10017	493,750	[1][1]	7.37%

Columbia Wanger Asset Management LP 227 West Monroe Street, Suite 3000 Chicago, IL 60606	425,000	[1][1]	6.35%

First Mutual Bank Employee Stock Ownership Plan	471,369	[1][2]	7.11%

All directors and named executive officers as a group (14 individuals)	2,376,287	[1][3]	35.49%

*	Represents less than 1% of the outstanding shares of First Mutual common stock.

[1]	Includes 15,714 shares that may be acquired pursuant to stock options exercisable within 60 days.

[2]	Includes 2,500 shares that may be acquired pursuant to stock options exercisable within 60 days.

[3]	Includes 45,339 and 45,350 shares held in trust for the benefit of Ms. Florence’s two daughters.

[4]

Includes 104,746 shares held by Mr. Freeman’s spouse and 31,391 held jointly by Mr. Freeman and his spouse. Also includes 134,259 shares owned by Bellevue Square Managers, Inc. Mr. Freeman, together with members of his family, beneficially owns an 83.49% interest in Bellevue Square Managers, Inc.

[5]	Includes 51,431 shares owned by Wallace Properties Group, of which Mr. Wallace is the managing partner. Also includes 36,335 shares held jointly with spouse.

[6]	Includes 70,959 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 216,437 shares owned jointly with spouse and 40,907 shares owned by spouse.

[7]	Includes 61,504 shares that may be acquired pursuant to stock options exercisable within 60 days.

[8]	Includes 55,220 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 211 and 394 shares held jointly for children.

[9]	Includes 32,459 shares that may be acquired pursuant to stock options exercisable within 60 days.

[10]	Includes 39,647 shares that may be acquired pursuant to stock options exercisable within 60 days.

[11]	Based upon information contained in filings made with the Commission with respect to their respective ownership.

[12]	Represents shares held by the employee stock ownership plan and allocated to participants’ accounts, who are entitled to vote such shares.

[13]	Includes an aggregate of 372,537 shares subject to stock options exercisable within 60 days.

[14]	Includes 3,750 shares that may be acquired pursuant to stock options exercisable within 60 days.

DESCRIPTION OF WASHINGTON FEDERAL CAPITAL STOCK

Washington Federal is authorized to issue up to 300,000,000 shares of common stock and up to 5,000,000 shares of preferred stock. The capital stock of Washington Federal does not represent or constitute a deposit account and is not insured by the FDIC.

The following description of the Washington Federal capital stock does not purport to be complete and is qualified in all respects by reference to Washington Federal’s amended and restated articles of incorporation and bylaws and the WBCA.

Washington Federal Common Stock

Each share of Washington Federal common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of Washington Federal common stock are entitled to receive dividends as may be declared by the Washington Federal board of directors out of funds legally available therefore and, upon liquidation, to receive pro rata all assets, if any, of Washington Federal available for distribution after the payment of creditors. Holders of Washington Federal common stock have no preemptive rights to subscribe for any additional securities of any class that Washington Federal may issue, nor any conversion, redemption or sinking fund rights. Holders of Washington Federal common stock have the right to cumulate votes in the election of directors. The rights and privileges of holders of Washington Federal common stock are subject to any preferences that the Washington Federal board of directors may set for any series of Washington Federal preferred stock that Washington Federal may issue in the future.

Washington Federal Preferred Stock

Under Washington Federal’s amended and restated articles of incorporation, Washington Federal may issue shares of Washington Federal preferred stock in one or more series, as may be determined by Washington

Federal’s board of directors. The Washington Federal board of directors may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any Washington Federal preferred stock issued will rank senior to Washington Federal common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Washington Federal, or both. In addition, any shares of Washington Federal preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Washington Federal preferred stock, or merely the existing authorization of the Washington Federal board of directors to issue shares of Washington Federal preferred stock, may tend to discourage or impede a merger or other change in control of Washington Federal. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the board of directors of Washington Federal. No shares of preferred stock are currently outstanding.

Transfer Agent

The transfer agent and registrar for the Washington Federal common stock is American Stock Transfer & Trust Company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

When the merger becomes effective, shareholders of First Mutual who receive shares of Washington Federal common stock in exchange for their shares of First Mutual common stock will become shareholders of Washington Federal. Washington Federal is a Washington corporation and the rights of Washington Federal shareholders are governed by the WBCA, as well as its restated articles of incorporation, as amended, and bylaws. First Mutual is also a Washington corporation, and its shareholders’ rights are governed by the WBCA, as well as its amended and restated articles of incorporation and bylaws. After the merger, as Washington Federal shareholders, the rights of former First Mutual shareholders will be governed by Washington Federal’s restated articles of incorporation, as amended, its bylaws and the WBCA. Washington Federal’s restated articles of incorporation, as amended, are referred to as its articles of incorporation. The following is a summary of material differences between the rights of holders of Washington Federal common stock and holders of First Mutual common stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Washington Federal common stock and holders of First Mutual common stock. This summary is intended to provide a general overview of the differences in shareholders’ rights under the governing corporate instruments of Washington Federal and First Mutual, and other known material differences.

Authorized Capital Stock

Washington Federal. Washington Federal’s authorized capital stock consists of 300,000,000 shares of Washington Federal common stock, par value $1.00 per share, and 5,000,000 shares of Washington Federal preferred stock, par value $1.00 per share. Washington Federal’s articles of incorporation authorize Washington Federal’s board of directors to issue shares of Washington Federal preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Washington Federal preferred stock in each series. As of             , 2007, there were              shares of Washington Federal common stock outstanding. No shares of Washington Federal preferred stock were issued and outstanding as of that date.

First Mutual. First Mutual’s authorized capital stock consists of 30,000,000 shares of First Mutual common stock, par value $1.00 per share, and 10,000,000 shares of First Mutual preferred stock, par value $1.00 per share. First Mutual’s amended and restated articles of incorporation authorize First Mutual’s board of directors to issue shares of First Mutual’s preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of First Mutual preferred stock in each series. As of             , 2007, there were 6,695,622 shares of First Mutual common stock outstanding. No shares of First Mutual preferred stock were issued and outstanding as of that date.

Issuance of Capital Stock

Washington Federal. Under the articles of incorporation of Washington Federal and the WBCA, Washington Federal may issue shares of Washington Federal capital stock and rights or options for the purchase of shares of capital stock of Washington Federal on such terms and for such consideration as may be determined by the Washington Federal board of directors. Neither the WBCA nor Washington Federal’s articles of incorporation and bylaws require shareholder approval of any such actions. Holders of Washington Federal capital stock do not have preemptive rights with respect to any shares of Washington Federal capital stock which may be issued.

First Mutual. Under the WBCA, First Mutual may issue shares of First Mutual common stock and rights or options for the purchase of shares of common stock of First Mutual on such terms and for such consideration as may be determined by the First Mutual board of directors. Neither the WBCA nor First Mutual’s amended and restated articles of incorporation and bylaws require shareholder approval of any such actions. First Mutual may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of First Mutual common stock do not have preemptive rights with respect to any shares of First Mutual common stock which may be issued.

Voting Rights

Washington Federal. Each holder of Washington Federal common stock is entitled to one vote for each share held of record. Shareholders of Washington Federal are permitted to cumulate their votes with respect to the election of directors. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of shares of common stock held by the shareholder multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected.

First Mutual. Each holder of First Mutual common stock is entitled to one vote for each share held of record and may not cumulate votes.

Number and Election of Directors

Washington Federal. Washington Federal’s bylaws provide for a board of directors having not less than five nor more than 15 members, which may be increased or decreased by a vote of a majority of the board of directors. Currently, Washington Federal’s board of directors consists of nine directors. Washington Federal’s board of directors is divided into three classes, with directors serving staggered three-year terms.

First Mutual. First Mutual’s bylaws provide for a board of directors consisting of no less than nine members nor more than 11 members as determined from time to time by resolution of the First Mutual board of directors. Currently, First Mutual’s board of directors consists of ten directors. The First Mutual board of directors is divided into three classes, with directors serving staggered three-year terms.

Under First Mutual’s bylaws, a person cannot serve as a director of First Mutual if that person (1) is not a resident of the state of Washington, (2) has been adjudicated a bankruptcy or has taken the benefit of any insolvency law or has made a general assignment for the benefit of creditors, (3) has suffered a judgment for a sum of money that has remained unsatisfied of record or unsecured on appeal for a period of more than three months, and/or (4) is a director, officer, clerk, or other employee of any unaffiliated bank, trust company, national banking association or insured depository association. In addition, a person is not eligible for election as a director of First Mutual if that person is 75 years of age or more.

Removal of Directors

Washington Federal. Under Washington Federal’s articles of incorporation, Washington Federal directors may be removed only for cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a meeting of stockholders called expressly for such purpose, provided that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

First Mutual. First Mutual’s bylaws provide that First Mutual directors may be removed from office for the causes and in the manner provided by law. Under the WBCA, shareholders may remove a director with or without cause. The WBCA also provides that if a director is elected by holders of one or more authorized classes or series of shares, only the holders of that group may participate in the vote to remove the director. Under the WBCA, where cumulative voting is not authorized, as is the case with First Mutual, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her. Shareholders may remove a director of a Washington corporation only at a special meeting called for the purpose of such removal. Accordingly, First Mutual’s directors may be removed for cause or without cause.

Vacancies of Directors

Washington Federal. Under Washington Federal’s bylaws, any vacancy occurring on the board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum. Each director so chosen shall hold office until the next stockholders’ meeting at which directors are elected.

First Mutual. Under First Mutual’s bylaws, any vacancy on the board of directors may be filled by an affirmative vote of a majority of the remaining directors. Any such appointees will serve for the remainder of the term of the director whom the appointee is replacing.

Indemnification and Limitation of Liability

Washington Federal. Washington Federal’s bylaws generally provide that Washington Federal will indemnify and hold harmless its directors, officers or employees against all expense, liability or loss actually and reasonable incurred or suffered in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of Washington Federal. Washington Federal will not indemnify a director, officer or employee for:

•	acts or omissions of such person which are finally adjudged to be intentional misconduct or a knowing violation of the law;

•	for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, relating to unlawful distributions; or

•	any transaction with respect to which it is finally adjudged that such person personally received a benefit in money, property or services to which he or she was not entitled.

First Mutual. First Mutual’s amended and restated articles of incorporation provide that its directors will not be personally liable to First Mutual or its shareholders for monetary damages for conduct as a director, except for:

•	acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

•	conduct violating WBCA 23B.08.310, relating to unlawful distributions; or

•	any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

First Mutual’s amended and restated articles of incorporation also provide that it will indemnify its directors and officers to the fullest extent permitted by the WBCA, except that such indemnity will not apply on account of:

•	acts or omissions of the director or officer finally adjudged to be intentional misconduct or a knowing violation of law;

•	conduct of the director or officer finally adjudged to be in violation of RCW 23B.08.310, relating to unlawful distributions, or; or

•	any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director was not legally entitled.

First Mutual will advance expenses for such persons pursuant to the terms of its bylaws, or any separate directors resolution or contract. Under First Mutual’s bylaws, the indemnitee is presumed to be entitled to indemnification and payment of expenses upon submission of a written claim. First Mutual has the burden of proof to overcome the presumption that the indemnitee is not so entitled.

Amendments to Articles of Incorporation and Bylaws

Washington Federal. Under the WBCA, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action. Other amendments, to the articles of incorporation generally must be recommended to the shareholders by the board of directors, unless the board of directors determines that because of a conflict of interest or other special circumstances it should not make such recommendation to the stockholders and communicates the basis for its determination to the stockholders with the amendment. Under the WBCA, amendments to a public corporation’s articles of incorporation must generally be approved by a majority of all the votes entitled to be cast by any voting group entitled to vote unless another proportion is specified (i) in the articles of incorporation, (ii) by the board of directors as a condition to its recommendation, or (iii) by other provisions of the WBCA. Washington Federal’s articles of incorporation provide that no amendment of the articles of incorporation shall be made unless it is first approved by the board of directors by the affirmative vote of a majority of the directors then in office and subsequently approved by a majority of the shares entitled to vote generally in an election of directors, to the extent required by the WBCA.

Under Washington law, a corporation’s board of directors can amend or repeal the bylaws, or adopt new bylaws, unless the articles of incorporation or the WBCA reserve this power exclusively to the shareholders in whole or in part (the articles of incorporation of Washington Federal do not do so) or if the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. A corporation’s shareholders may amend or repeal the bylaws, or adopt new bylaws. Washington Federal’s bylaws authorize Washington Federal’s board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The bylaws also may be amended by the affirmative vote of the holders of a majority of the votes cast by stockholders of Washington Federal at a meeting of stockholders.

First Mutual. Under its amended and restated articles of incorporation, First Mutual’s amended and restated articles of incorporation may be amended only if the board of directors proposes the amendment and the stockholders approve it by at least two-thirds of the total votes eligible to be cast at the meeting. First Mutual’s bylaws may be amended by a majority vote of the board of directors or by the shareholders.

Notice of Shareholder Meetings

Washington Federal. In accordance with the WBCA, Washington Federal’s bylaws provide that a written notice of the time and place, and in the case of a special meeting, the purpose, of the meeting must be given to each shareholder entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting. Notice of a meeting to act on an amendment to the amended and restated articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of Washington Federal’s assets other than in the regular course of business or the dissolution of Washington Federal must be given not less than 20 nor more than 60 days prior to the date of the meeting.

First Mutual. First Mutual’s bylaws provide that written notice of the date, time, place and purposes of the meeting of shareholders must be delivered not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.

Special Meetings of Shareholders

Washington Federal. Under the WBCA, a special meeting of the shareholders may be called by a corporation’s board of directors, the persons authorized to do so in the corporation’s articles of incorporation or bylaws or, unless limited or denied by a corporation’s articles of incorporation, by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. The bylaws of Washington Federal provide that special meetings of shareholders can only be called by (i) the board of directors; (ii) the chairman of the board of directors; (iii) the president; or (iv) a written request of holders of not less than one-tenth of all of the outstanding capital stock of Washington Federal entitled to vote at the meeting.

First Mutual. Pursuant to First Mutual’s bylaws, special meetings of the shareholders may be called at any time by the president of First Mutual, or a majority of the board of directors of First Mutual, or by the president or secretary of First Mutual upon the written request of the holders of not less than one-fourth of all the outstanding capital stock of the First Mutual entitled to vote at such meeting.

Shareholder Nominations and Shareholder Proposals

Washington Federal. Washington Federal’s bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered or mailed and received by the secretary of Washington Federal not later than 90 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in Washington Federal’s bylaws. Washington Federal’s bylaws provide that stockholders of Washington Federal may nominate one or more persons for election as director only if such nominations are made in writing and delivered or mailed to the secretary of Washington Federal not later than (1) 90 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting of stockholders, and (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth information concerning the nominee, the nominating stockholder and the other information specified in Washington Federal’s bylaws.

First Mutual. First Mutual’s bylaws provide that shareholder proposals to be considered at an annual meeting of shareholders must be made in writing and received by the secretary of First Mutual not later than the first day of December preceding the annual meeting at which the matter is proposed for consideration, or such earlier date as the board of directors of First Mutual determines is the date 120 calendar days in advance of the date one year later than the date of mailing of the previous year’s proxy statement. No shareholder proposals will be considered at a special meeting of shareholders unless it is included in the notice of such meeting. Each shareholder proposal must set forth the information specified in First Mutual’s bylaws.

Transactions With Interested Persons

Washington Federal. Neither Washington Federal’s articles of incorporation nor its bylaws specifically provide for transactions with interested persons.

First Mutual. First Mutual’s bylaws provide that, insofar as not prohibited by applicable law or rules, including the rules of the Nasdaq Stock Market, Inc., applicable to First Mutual, no contract or transaction between First Mutual and one or more of its directors, or any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors, officers, or similar officials, or have a financial interest, will be void or voidable solely because of that relationship or interest, or solely because that director or directors are present at or participate in the meeting of the board of directors or a committee thereof that authorizes, approves, or ratifies the contract or transaction, or solely because his, her, or their votes are counted for that purpose, if the contract or transaction is fair and reasonable to First Mutual, and if either:

•

The material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or appropriate committee, which, in good faith, authorizes, approves, or ratifies the contract or transaction by the affirmative vote or consent of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, or

•

The material facts as to the relationship or interest, and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote or written consent of the shareholders, or

•

The contract or transaction is fair as to First Mutual as of the time it is authorized, approved, or ratified by the board of directors or a committee thereof or by the shareholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors that authorizes the contract or transaction.

Shareholders’ Right of Dissent and Appraisal

The holders of Washington Federal common stock and First Mutual common stock are entitled to dissenters’ rights under the WBCA. First Mutual’s shareholders have dissenters’ rights in connection with the merger. For a discussion of the dissenters’ rights under the WBCA, please refer to the section entitled “The Merger—Dissenters’ Rights” and to Chapter 23B.13 of the WBCA, a copy of which is attached as Annex C to this document.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL TWO)

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved unless the special meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by First Mutual at the time of the special meeting to be voted for an adjournment, if deemed necessary, First Mutual has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of First Mutual unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date, and time to which the special meeting is adjourned.

LEGAL OPINION

The validity of the Washington Federal common stock to be issued in the merger will be passed upon for Washington Federal by Patton Boggs LLP, Washington, DC.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this document by reference from Washington Federal, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements incorporated in this document by reference from First Mutual Bancshares, Inc.’s annual report on Form 10-K for the year ended December 31, 2006, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROPOSALS FOR THE 2008 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by First Mutual in connection with the next annual meeting of shareholders of First Mutual is November 16, 2007. If the merger occurs, there will be no First Mutual annual meeting of shareholders for 2008.

WHERE YOU CAN FIND MORE INFORMATION

Washington Federal and First Mutual file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements or other information filed by Washington Federal or First Mutual at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Washington Federal’s and First Mutual’s Commission filings are also available to the public from document retrieval services and at the Commission’s Internet website (http://www.sec.gov). Washington Federal’s and First Mutual’s filings with the Commission are also available at their respective websites at www.washingtonfederal.com and www.firstmutual.com.

Washington Federal has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933 and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Commission’s rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

The Commission allows Washington Federal and First Mutual to “incorporate by reference” into this document, which means that Washington Federal and First Mutual can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document.

Washington Federal incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the special meeting.

Washington Federal SEC Filings	Period/Date

Annual Report on Form 10-K	Year ended September 30, 2006
Quarterly Report on Form 10-Q	Quarters ended December 31, 2006, March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	Filed on October 12, 2006; October 20, 206; November 21, 2006; January 16, 2007; February 13, 2007; April 18, 2007; July 3, 2007; and July 18, 2007

The description of Washington Federal common stock set

forth in Washington Federal’s registration statements filed

with the Commission pursuant to Section 12 of the Exchange

Act, including any amendment or report filed for purposes of updating any such description.

The portions of Washington Federal’s proxy statement for the annual meeting of stockholders held on January 25, 2007, that have been incorporated by reference in Washington Federal’s

2006 Annual Report on Form 10-K.

You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Washington Federal at the following addresses:

Washington Federal, Inc. 425 Pike Street Seattle, Washington 98101 Attention: Edwin C. Hedlund (206) 624-7930

First Mutual incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the special meeting.

First Mutual SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2006
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	Filed on January 24, 2007; April 12, 2007; April 24, 2007; April 25, 2007; July 2, 2007; and July 3, 2007

The description of First Mutual common stock set forth in

First Mutual’s registration statements filed with the

Commission pursuant to Section 12 of the Exchange Act,

including any amendment or report filed for purposes of

updating any such description.

The portions of First Mutual’s proxy statement for the annual meeting of stockholders held on April 26, 2007, that have

been incorporated by reference in First Mutual’s 2006 Annual

Report on Form 10-K.

You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Washington Federal at the following addresses:

First Mutual Bancshares, Inc. 400 108th Avenue, N.E. Bellevue, Washington 98004 Attention: Janine Berryman Janine.Berrymay@firstmutual.com (425) 455-7300

To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by             , 2007.

You should rely only on the information contained or incorporated by reference in this document. Washington Federal and First Mutual have not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither Washington Federal nor First Mutual is making an offer to sell or soliciting an offer to buy any securities other than the Washington Federal common stock to be issued by Washington Federal in the merger, and neither Washington Federal nor First Mutual is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 2, 2007

BETWEEN

WASHINGTON FEDERAL, INC.,

AND

FIRST MUTUAL BANCSHARES, INC.

i

(Continued)

ii

(Continued)

iii

AGREEMENT AND PLAN OF MERGER, dated as of July 2, 2007 (this “Agreement”), between Washington Federal, Inc. (“Washington Federal”) and First Mutual Bancshares, Inc. (“First Mutual”).

RECITALS

A. First Mutual. First Mutual is a Washington corporation, having its principal place of business in Bellevue, Washington.

B. Washington Federal. Washington Federal is a Washington corporation, having its principal place of business in Seattle, Washington.

C. Intention of the Parties. Except as otherwise provided herein, it is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

D. Board Action. The respective Boards of Directors of each of Washington Federal and First Mutual have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

E. Shareholder Agreements. As a material inducement to Washington Federal to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of First Mutual Common Stock (as defined herein) in favor of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08.

“Affiliate Letter” has the meaning set forth in Section 6.07.

“Aggregate Merger Consideration” has the meaning set forth in Section 3.01(b)(2)(i).

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Average Share Price” has the meaning set forth in Section 3.01(b)(2)(ii).

“Bank Merger” has the meaning set forth in Section 3.10.

“Bank Merger Agreement” means the Agreement of Merger to be entered into by and between WFS and FMB, the form of which is attached hereto as Annex C and which form shall be subject to such changes as Washington Federal shall reasonably specify.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of Washington are authorized or obligated to close.

“Cash Election” has the meaning set forth in Section 3.02(a).

“Cash Election Shares” has the meaning set forth in Section 3.02(a).

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of First Mutual Common Stock.

“Change in Control Benefit” has the meaning set forth in Section 5.03(m)(viii).

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

“Control Transaction” has the meaning set forth in Section 8.02(b)(ii).

“Department” means the Washington State Department of Financial Institutions.

“Derivatives Contract” has the meaning set forth in Section 5.03(q).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.06.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Election Deadline” has the meaning set forth in Section 3.02(b).

“Election Form” has the meaning set forth in Section 3.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ESOP” has the meaning set forth in Section 6.12(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(c).

“Exchange Ratio” has the meaning set forth in Section 3.01(b)(1)(ii), subject to adjustment pursuant to Sections 3.02(f) and 3.07.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Seattle.

“FMB” means First Mutual Bank, a Washington chartered savings bank and wholly owned subsidiary of First Mutual.

“FMB Board” means the Board of Directors of FMB.

“First Mutual” has the meaning set forth in the preamble to this Agreement.

“First Mutual Affiliates” has the meaning set forth in Section 6.07.

“First Mutual Articles” means the Articles of Incorporation of First Mutual, as amended.

“First Mutual Board” means the Board of Directors of First Mutual.

“First Mutual Bylaws” means the Bylaws of First Mutual, as amended.

“First Mutual Common Stock” means the common stock, $1.00 par value per share, of First Mutual.

“First Mutual Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes First Mutual and its Subsidiaries or any predecessor of or any successor to First Mutual (or to another such predecessor or successor).

“First Mutual Loan Property” has the meaning set forth in Section 5.03(o).

“First Mutual Meeting” has the meaning set forth in Section 6.02(a).

“First Mutual Options” means the options to acquire First Mutual Common Stock.

“First Mutual Preferred Stock” means the preferred stock, $1.00 par value per share, of First Mutual.

“First Mutual Stock Option Plans” means the Amended First Mutual Savings Bank 1995 Stock Option and Incentive Plan, the First Mutual Bancshares, Inc. 2000 Stock Option and Incentive Plan and the First Mutual Bancshares, Inc. 2005 Stock Option and Incentive Plan.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Gross-Up Payment” has the meaning set forth in Section 5.03(m)(viii).

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to Washington Federal or First Mutual, any effect that (i) is material and adverse to the financial condition, results of operations or business of Washington Federal and its Subsidiaries taken as a whole or First Mutual and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Washington Federal and its Subsidiaries or First Mutual and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, savings institution and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks, savings institutions and their holding companies generally, and (d) with respect to First Mutual, the effects of any action or omission taken with the prior consent of Washington Federal or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on Washington Federal and its Subsidiaries as a whole on the one hand or First Mutual and its Subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking and savings institution industries.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Cash Consideration” has the meaning set forth in Section 3.01(b)(2)(iii).

“Maximum Insurance Amount” has the meaning set forth in Section 6.11(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of whole shares of Washington Federal Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of First Mutual Common Stock shall be converted, pursuant to the provisions of Article III.

“Minimum Cash Consideration” has the meaning set forth in Section 3.01(b)(2)(iv).

“Mixed Election” has the meaning set forth in Section 3.02(a).

“Nasdaq” means the Nasdaq Global Select Market or such other securities exchange on which the Washington Federal Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“No-Election Shares” has the meaning set forth in Section 3.02(a).

“Non-Election” has the meaning set forth in Section 3.02(a).

“Option Merger Consideration” has the meaning set forth in Section 3.09.

“OREO” means other real estate owned.

“OTS” means the Office of Thrift Supervision.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(b)(1)(i).

“Per Share Stock Consideration” has the meaning set forth in Section 3.01(b)(1)(ii).

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“RCW” means the Revised Code of Washington.

“Reallocated Cash Shares” has the meaning set forth in Section 3.02(d)(i)(3).

“Reallocated Stock Shares” has the meaning set forth in Section 3.02(d)(ii)(2).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.08.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Sections 5.03(g)(i) and 5.04(g)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of First Mutual and FMB.

“Stock Election” has the meaning set forth in Section 3.02(a).

“Stock Election Shares” has the meaning set forth in Section 3.02(a).

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.08(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transaction contemplated by this Agreement.

“Washington Federal” has the meaning set forth in the preamble to this Agreement.

“Washington Federal Articles” means the Restated Articles of Incorporation of Washington Federal, as amended.

“Washington Federal Benefit Plans” has the meaning set forth in Section 6.12(a).

“Washington Federal Board” means the Board of Directors of the Washington Federal.

“Washington Federal Bylaws” means the Bylaws of Washington Federal, as amended.

“Washington Federal Common Stock” means the common stock, $1.00 par value per share, of Washington Federal.

“Washington Federal Preferred Stock” means the preferred stock, $1.00 par value per share, of Washington Federal.

“WBCA” means the Washington Business Corporation Act.

“WFS” means Washington Federal Savings and Loan Association, a federally chartered savings association and wholly owned subsidiary of Washington Federal.

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, First Mutual shall merge with and into Washington Federal in accordance with the applicable provisions of the WBCA (the “Merger”), the separate corporate existence of First Mutual shall cease and Washington Federal shall survive and continue to exist as a corporation incorporated under the WBCA (Washington Federal, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

(b) Name. The name of the Surviving Corporation shall be “Washington Federal, Inc.

(c) Articles and Bylaws. The articles of incorporation and bylaws of Washington Federal immediately after the Merger shall be the Washington Federal Articles and the Washington Federal Bylaws as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Washington Federal immediately prior to the Merger, plus an existing director of First Mutual who shall be acceptable to Washington Federal, each of whom shall serve until his successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Washington Federal immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Washington Federal Articles immediately prior to the Merger.

(f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of First Mutual shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of First Mutual shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of First Mutual acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, First Mutual, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Washington pursuant to the WBCA on (i) a date selected by Washington Federal after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of Patton Boggs LLP, 2550 M Street, N.W., Washington, D.C. 20037, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Washington Federal and First Mutual the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of First Mutual Common Stock:

(a) Washington Federal Common Stock. Each share of Washington Federal Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)(1) First Mutual Common Stock. Subject to Sections 3.02, 3.05, 3.06, and 3.07, each share of First Mutual Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

(i) Cash Consideration. A cash amount equal to the quotient (rounded to the nearest one ten-thousandth) determined by dividing (x) the Aggregate Merger Consideration by (y) the number of shares of First Mutual Common Stock outstanding immediately prior to the Effective Time (the “Per Share Cash Consideration”); or

(ii) Stock Consideration. The number of shares of Washington Federal Common Stock which is equal to the quotient (the “Exchange Ratio”) (rounded to the nearest one ten-thousandth) determined by dividing (x) the Per Share Cash Consideration by (y) the Average Share Price of Washington Federal Common Stock (the “Per Share Stock Consideration”);

provided that notwithstanding anything herein to the contrary, to the extent that the Average Share Price of Washington Federal Common Stock shall be less than $22.75, Washington Federal may, in its sole discretion, elect to revise the Merger Consideration so that each share of First Mutual Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive solely the Per Share Cash Consideration.

If Washington Federal makes an election pursuant to the proviso set forth above, it shall give prompt written notice to First Mutual and all references to “Merger Consideration” in this Agreement shall thereafter be deemed to refer to the “Merger Consideration” as revised pursuant hereto.

(2) Additional Definitions. For purposes of this Agreement:

(i) “Aggregate Merger Consideration” shall mean $180,985,491.

(ii) “Average Share Price” of the Washington Federal Common Stock shall mean the average of the closing sales price of a share of Washington Federal Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 10 trading-day period ending with the close of business on the fifth Business Day preceding the Effective Time.

(iii) “Maximum Cash Consideration” shall mean the product of the Aggregate Merger Consideration times .50 (i.e., $90,492,745.50).

(iv) “Minimum Cash Consideration” shall mean the product of the Aggregate Merger Consideration times .50 (i.e., $90,492,745.50).

3.02 Election Procedures.

(a) Election Form. An election form, in such form as First Mutual and Washington Federal shall mutually agree (the “Election Form”), shall be mailed no later than the date on which the Proxy Statement is mailed to each holder of record of First Mutual Common Stock as of the record date for the First Mutual Meeting. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), subject to the conditions set forth in Section 3.01(b)(1), (i) to elect to receive Washington Federal Common Stock with respect to all of such holder’s First Mutual Common Stock (a “Stock Election”), (ii) to elect to receive cash with respect to all of such holder’s First Mutual Common Stock (a “Cash Election”), (iii) to elect to receive cash with respect to some of such holder’s shares and shares of Washington Federal Common Stock with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) to indicate that such holder makes no such election with respect to such holder’s shares of First Mutual Common Stock (a “Non-Election”). Shares of First Mutual Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of First Mutual Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of First Mutual Common Stock as to which no election has been made are referred to herein as “No-Election Shares.” Nominee record holders who hold First Mutual Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its right to dissent under applicable law, the shares of First Mutual Common Stock held by such shareholder shall be designated No-Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Stock Shares.

(b) Election Deadline. The term “Election Deadline” shall mean 5:00 p.m., Pacific Time, on the Business Day on which the First Mutual Meeting is first convened, or such other date as Washington Federal and First Mutual shall mutually agree upon.

(c) Effective Election. Any election to receive Washington Federal Common Stock or cash shall have been properly made only if the agent designated by Washington Federal to act as the exchange agent for purposes of conducting the election procedure and the exchange procedure described in Sections 3.01 and 3.02 (the “Exchange Agent”) shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent (or any other Person to whom the subject shares of First Mutual Common Stock are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Washington Federal nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(d) Allocation. The Exchange Agent shall effect the allocation among holders of First Mutual Common Stock of rights to receive Washington Federal Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Minimum Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Minimum Cash Consideration, then:

(1) all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash;

(2) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equal the Minimum Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;

(3) if all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Minimum Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Minimum Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash; and

(4) the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Washington Federal Common Stock.

(ii) Maximum Cash Consideration Oversubscribed. If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Maximum Cash Consideration, then:

(1) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Washington Federal Common Stock;

(2) the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Cash Election Shares (excluding any Dissenting Shares) (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Maximum Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Washington Federal Common Stock; and

(3) the Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

(iii) Minimum or Maximum Cash Consideration Satisfied. If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Minimum Cash Consideration or the Maximum Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Washington Federal Common Stock.

(e) Pro Rata Reallocations. In the event that the Exchange Agent is required pursuant to Section 3.02(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.02(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(f) Stock Consideration Adjustment. Provided that Washington Federal has not elected to revise the Merger Consideration to reflect an all cash transaction as contemplated by the proviso in Section 3.01(b)(1), then notwithstanding any other provision of this Agreement, if at the time of the Closing, the aggregate value of the shares of Washington Federal Common Stock to be exchanged for shares of First Mutual Common Stock is less than 40% of the Aggregate Merger Consideration, then Washington Federal shall direct the Exchange Agent to convert a minimum number of No-Election Shares and, to the extent necessary a minimum number of Cash Election Shares, into Stock Election Shares so that the aggregate value of the shares of Washington Federal Common Stock exchanged for shares of First Mutual Common Stock constitutes 40% of the aggregate value of the Aggregate Merger Consideration. For purposes of this Section 3.02(f) only, the value of a share of Washington Federal Common Stock will be the value as of the time of the Closing.

3.03 Exchange Procedures.

(a) Mailing of Transmittal Material. Provided that First Mutual has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date, mail or make available to each holder of record of a Certificate or Certificates a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of First Mutual Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificates representing all shares of First Mutual Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.03.

(b) Washington Federal Deliveries. At the Effective Time, for the benefit of the holders of Certificates, (i) Washington Federal shall deliver to the Exchange Agent certificates evidencing the number of shares of Washington Federal Common Stock issuable and (ii) Washington Federal shall deliver, or cause WFS to deliver, to the Exchange Agent, the cash portion of the Aggregate Merger Consideration payable pursuant to this Article III in exchange for Certificates representing outstanding shares of First Mutual Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Washington Federal Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

(c) Exchange Agent Deliveries. After completion of the allocation referred to in paragraph (d) of Section 3.02, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Washington Federal Common Stock and/or the amount of cash into which the aggregate number of shares of First Mutual Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of First Mutual Common Stock have been converted into Washington Federal Common Stock, any other distribution theretofore paid with respect to Washington Federal Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented First Mutual Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Washington Federal Common Stock and/or the right to receive the amount of cash into which such First Mutual Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of First Mutual of Certificates representing shares of First Mutual Common Stock and, if such Certificates are presented to First Mutual for transfer, they shall be cancelled against delivery of certificates for Washington Federal Common Stock and/or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of Washington Federal Common Stock under Section 3.02 until such person surrenders the Certificate or Certificates representing First Mutual Common Stock, at which time such dividends shall be remitted to such person, without interest.

(d) Lost or Destroyed Certificates; Issuances of Washington Federal Common Stock in New Names. The Exchange Agent and Washington Federal, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Washington Federal Common Stock to which a holder of First Mutual Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of First Mutual Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Washington Federal. If any certificates evidencing shares of Washington Federal Common Stock are to be issued in a name other than that in which the Certificate evidencing First Mutual Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Washington Federal Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Unclaimed Merger Consideration. Any portion of the shares of Washington Federal Common Stock and cash delivered to the Exchange Agent by Washington Federal pursuant to Section 3.03(b) that remains unclaimed by the stockholders of First Mutual for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Washington Federal. Any stockholders of First Mutual who have not theretofore complied with Section 3.03(c) shall thereafter look only to Washington Federal for the consideration deliverable in respect of each share of First Mutual Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of First Mutual Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Washington Federal Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Washington Federal (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Washington Federal and the Exchange Agent shall be entitled to rely upon the stock transfer books of First Mutual to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Washington Federal and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Affiliate Agreements. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any First Mutual Affiliate shall not be exchanged for certificates representing shares of Washington Federal Common Stock to which such First Mutual Affiliate may be entitled pursuant to the terms of this Agreement until Washington Federal has received a written agreement from such person as specified in Section 6.07.

3.04 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of First Mutual Common Stock shall cease to be, and shall have no rights as, stockholders of First Mutual other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of First Mutual or the Surviving Corporation of shares of First Mutual Common Stock.

3.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Washington Federal Common Stock shall be issued in the Merger. Each holder of First Mutual Common Stock who otherwise would have been entitled to a fraction of a share of Washington Federal Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price of the Washington Federal Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.06 Dissenting Shares. Each outstanding share of First Mutual Common Stock the holder of which has perfected his right to dissent under the WBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of Washington Federal Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the WBCA. First Mutual shall give Washington Federal prompt notice upon receipt by First Mutual of any such written demands for payment of the fair value of such shares of First Mutual Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the WBCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive Washington Federal Common Stock or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated No-Election Shares. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into either the right to receive Washington Federal Common Stock and/or cash in accordance with the applicable provisions of this Agreement as Washington Federal or the Exchange Agent shall determine. Any payments made in respect of Dissenting Shares shall be made by Washington Federal.

3.07 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Washington Federal Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

3.08 Withholding Rights. Washington Federal (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of First Mutual Common Stock such amounts as Washington Federal is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of First Mutual Common Stock in respect of which such deduction and withholding was made by Washington Federal.

3.09 First Mutual Options. At the Effective Time, each First Mutual Option which is outstanding, vested and unexercised immediately prior to the Effective Time, shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of First Mutual Common Stock subject to such First Mutual Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of such First Mutual Option (the “Option Merger Consideration”) less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such First Mutual Option is equal to or greater than the Per Share Cash Consideration, such First Mutual Option shall be canceled without any cash payment being made in respect thereof. First Mutual shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding First Mutual Option with regard to the cancellation of such First Mutual Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the First Mutual Stock Option Plans and all First Mutual Options issued thereunder shall terminate at the Effective Time.

3.10 Bank Merger. As soon as practicable after the execution of this Agreement, or on such later date as Washington Federal shall specify, Washington Federal and First Mutual shall cause WFS and FMB to enter into the Bank Merger Agreement, which provides for the merger of FMB with and into WFS (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger (or on such later date as Washington Federal shall specify). The Bank Merger Agreement provides that the directors of WFS upon consummation of the Bank Merger, together with an existing director of First Mutual who shall be acceptable to Washington Federal, shall be the directors of WFS upon consummation of the Bank Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of First Mutual. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Washington Federal, First Mutual will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Washington Federal the goodwill of the customers of First Mutual and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of First Mutual’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of First Mutual capital stock other than regular quarterly cash dividends at a rate not in excess of $0.09 per share of First Mutual Common Stock with record dates and payment dates consistent with the prior year or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of First Mutual or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law.

(e) Hiring. Hire any person as an employee of First Mutual or any of its Subsidiaries or promote any employee, except (i) as set forth on Schedule 4.01(e) of First Mutual’s Disclosure Schedule, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of First Mutual’s Disclosure Schedule and (iii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of First Mutual or a Subsidiary of First Mutual, as applicable, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.

(f) Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of First Mutual’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of First Mutual or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Except for OREO that is sold in the ordinary course of business consistent with past practices or as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties without Washington Federal’s written consent, which consent shall be deemed to have been received to the extent First Mutual has provided written notice hereunder, which Washington Federal has not objected to within two Business Days of receipt of such written notice.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.01(q)), deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $20,000 individually or $75,000 in the aggregate.

(j) Governing Documents. Amend the First Mutual Articles or the First Mutual Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of First Mutual or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts. Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which First Mutual or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by First Mutual or any of its Subsidiaries of an amount which exceeds $25,000 and/or would impose any material restriction on the business of First Mutual or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to First Mutual and its Subsidiaries taken as a whole.

(n) Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o) Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to Washington Federal prior to the date hereof).

(p) Derivatives Contracts. Enter into any Derivatives Contract.

(q) Indebtedness. Except as Previously Disclosed, incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r) Investment Securities. (i)Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of 90 days or less or (ii) dispose of any debt security or Equity Investment.

(s) Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made or acquired in the ordinary course of business consistent with past practice which have (y) in the case of single-family residential loans that are originated in compliance with the entity’s internal loan policies, a principal balance not in excess of $1.5 million and (z) in the case of all other loans, other than single-family residential loans, that are originated in compliance with the entity’s internal loan policies, a principal balance not in excess of such entity’s internal loan policies; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity.

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u) Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of First Mutual or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of First Mutual or any of its Subsidiaries, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(v) Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Washington Federal or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w) Adverse Actions. (i) Subject to Washington Federal’s right under certain circumstances specified herein to revise the Merger Consideration to reflect an all cash transaction, take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in

(x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(x) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Forbearances of Washington Federal. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of First Mutual, Washington Federal will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. (i) Subject to Washington Federal’s right under certain circumstances specified herein to revise the Merger Consideration to reflect an all cash transaction, take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules. On or prior to the date hereof, Washington Federal has delivered to First Mutual a schedule and First Mutual has delivered to Washington Federal a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of First Mutual on the one hand or Washington Federal on the other hand contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03 Representations and Warranties of First Mutual. Subject to Sections 5.01 and 5.02, First Mutual hereby represents and warrants to Washington Federal:

(a) Organization, Standing and Authority. First Mutual is duly organized, validly existing and in good standing under the laws of the State of Washington. First Mutual is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on First Mutual. First Mutual has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the First Mutual Articles and First Mutual Bylaws which have previously been made available to Washington Federal are true, complete and correct copies of such documents as in effect on the date of this Agreement. Except as Previously Disclosed, the minute books of First Mutual and each of its Subsidiaries previously made available to Washington Federal contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b) First Mutual Capital Stock. The authorized capital stock of First Mutual consists solely of 30,000,000 shares of First Mutual Common Stock, of which 6,694,260 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of First Mutual Preferred Stock, of which no shares were issued and outstanding as of the date hereof. As of the date hereof, no shares of First Mutual Common Stock were held in treasury by First Mutual or otherwise directly or indirectly owned by First Mutual. The outstanding shares of First Mutual Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of First Mutual Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of First Mutual’s Disclosure Schedule sets forth for each First Mutual Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of First Mutual Common Stock subject to each option, the number of shares of First Mutual Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of First Mutual Common Stock reserved for issuance, First Mutual does not have any Rights issued or outstanding with respect to First Mutual Common Stock and First Mutual does not have any commitment to authorize, issue or sell any First Mutual Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of First Mutual may vote are outstanding.

(c) Subsidiaries.

(i)(A) Section 5.03(c)(i) of First Mutual’s Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i) of First Mutual’s Disclosure Schedules, First Mutual owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to First Mutual) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to First Mutual or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to First Mutual’s rights to vote or to dispose of such securities and (F) all the equity securities of First Mutual’s Subsidiaries held by First Mutual or its Subsidiaries are fully paid and nonassessable and are owned by First Mutual or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the First Mutual Subsidiaries may vote are outstanding.

(ii) Except as set forth in Section 5.03(c)(ii) of First Mutual’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in First Mutual’s Subsidiaries and stock in the FHLB, First Mutual does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of First Mutual’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on First Mutual. Each of First Mutual’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv) The deposit accounts of FMB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and FMB has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power. Each of First Mutual and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and First Mutual has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause FMB to consummate the Bank Merger Agreement, and FMB has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of First Mutual’s stockholders of this Agreement.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding First Mutual Common Stock, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of First Mutual and FMB and the First Mutual Board and the FMB Board on or prior to the date hereof and the First Mutual Board has recommended that stockholders of First Mutual adopt this Agreement and directed that such matter be submitted for consideration by First Mutual’s stockholders at the First Mutual Meeting. First Mutual has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Washington Federal, this Agreement is a valid and legally binding obligation of First Mutual, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by First Mutual or any of its Subsidiaries in connection with the execution, delivery or performance by First Mutual of this Agreement and by FMB of the Bank Merger Agreement, or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the OTS and the Department, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of First Mutual Common Stock and the issuance of Washington Federal Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of Washington and the Department pursuant to the WBCA and the RCW and the filing of Articles of Combination with the OTS pursuant to OTS regulations and (D) the approval of this Agreement by the holders of the outstanding shares of First Mutual Common Stock. As of the date hereof, First Mutual is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by First Mutual, the Bank Merger Agreement by FMB and the

consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of First Mutual or any of its Subsidiaries or to which First Mutual or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of First Mutual or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Securities Documents; Undisclosed Liabilities; Internal Controls.

(i) First Mutual’s Annual Report on Form 10-K for the year ended December 31, 2006 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2003 under the Securities Act or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed with the SEC (collectively, First Mutual’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated statements of financial condition contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of First Mutual and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows of First Mutual and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case, as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of First Mutual and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii) First Mutual has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2003. None of First Mutual’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. First Mutual has made available to Washington Federal true, correct and complete copies of all written correspondence between the SEC, on the one hand, and First Mutual and any of its Subsidiaries, on the other hand, occurring since December 31, 2003. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to First Mutual’s Securities Documents. To the knowledge of First Mutual, none of the First Mutual’s Securities Documents is the subject of ongoing SEC review or outstanding SEC comment.

(iii) Except as set forth on the statement of financial condition of First Mutual dated as of March 31, 2007 and included in First Mutual’s Securities Documents filed prior to the date hereof and except as Previously Disclosed, neither First Mutual nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) other than liabilities incurred after March 31, 2007 in the ordinary course of business consistent with past practice and, to First Mutual’s knowledge, there is no existing condition, event or circumstance which could result in any such material liability in the future.

(iv) Since March 31, 2007, (A) First Mutual and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as Previously Disclosed, neither First Mutual nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to First Mutual.

(v) Except as set forth in Section 5.03(g)(v) of First Mutual’s Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by First Mutual or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by First Mutual or its Subsidiaries, to cause First Mutual or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against First Mutual or its Subsidiaries. Section 5.03(g)(v) of First Mutual’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of First Mutual or any of its Subsidiaries that has been declared, set aside or paid since December 31, 2003, as well as all shares of capital stock of First Mutual that have been purchased, redeemed or otherwise acquired, directly or indirectly, by First Mutual or any of its Subsidiaries since December 31, 2003.

(vi) The records, systems, controls, data and information of First Mutual and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Mutual or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi). First Mutual (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to First Mutual, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of First Mutual by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to First Mutual’s outside auditors and the audit committee of the First Mutual Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Mutual’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in First Mutual’s internal controls over financial reporting. These disclosures were made in writing by management to First Mutual’s auditors and audit committee and a copy has previously been made available to Washington Federal. The Chief Executive Officer and the Chief Financial Officer of First Mutual have signed, and First Mutual has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither First Mutual nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(vii) Since the enactment of the Sarbanes-Oxley Act, (i) neither First Mutual nor any of its Subsidiaries nor, to the knowledge of First Mutual, any director, officer, employee, auditor, accountant or representative of First Mutual or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Mutual or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Mutual or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Mutual or any of its

Subsidiaries, whether or not employed by First Mutual or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Mutual or any of its Subsidiaries or their respective officers, directors, employees or agents to the First Mutual Board or any committee thereof or, to the knowledge of First Mutual, to any director or officer of First Mutual.

(h) Legal Proceedings. Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against First Mutual or any of its Subsidiaries and, to First Mutual’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither First Mutual nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to First Mutual.

(i) Regulatory Matters.

(i) First Mutual and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and First Mutual has previously delivered or made available to Washington Federal accurate and complete copies of all such reports. In connection with the most recent examination of First Mutual and its Subsidiaries by the appropriate regulatory authorities, neither First Mutual nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which First Mutual believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on First Mutual. To the knowledge of First Mutual, since its last regulatory examination of Community Reinvestment Act compliance, FMB has not received any complaints as to Community Reinvestment Act compliance.

(ii) Except as Previously Disclosed, neither First Mutual nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has First Mutual or any of its Subsidiaries adopted any policies procedures or board resolutions at the request or suggestion of, any Governmental Authority. First Mutual and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii) Neither First Mutual nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Each of First Mutual and its Subsidiaries:

(i) Except as Previously Disclosed, is and at all times since December 31, 2003 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of First Mutual and its Subsidiaries related to customer data, privacy and security;

(ii) has and at all times since December 31, 2003 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to First Mutual’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received no notification or communication from any Governmental Authority (A) asserting that First Mutual or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to First Mutual’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for documents listed as exhibits to First Mutual’s Securities Documents or as Previously Disclosed, neither First Mutual nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of First Mutual or any of its Subsidiaries to indemnification from First Mutual or any of its Subsidiaries, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $20,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of First Mutual or its Subsidiaries, (H) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $20,000 or more in annual fees (other than any such agreement, license or contract listed in Section 5.03(k)(i)(I) of First Mutual’s Disclosure Schedule), (J) which provides for the payment by First Mutual or its Subsidiaries of payments upon a change of control thereof other than as set forth in Section 5.03(k)(i)(J) of First Mutual’s Disclosure Schedule, (K) which is a lease for any real or material personal property owned or presently used by First Mutual or any of its Subsidiaries, (L) which materially restricts the conduct of any business by First Mutual or by any of its Subsidiaries or limits the freedom of First Mutual or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires First Mutual or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (M) which is with respect to, or otherwise commits First Mutual or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). First Mutual has Previously Disclosed and made available to Washington Federal true and correct copies of each such Material Contract.

(ii) Each Material Contract is valid and binding on First Mutual and its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of First

Mutual, is valid and binding on the other parties thereto. Neither First Mutual or any of its Subsidiaries nor, to the knowledge of First Mutual, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by First Mutual or any of its Subsidiaries is currently outstanding.

(iii) Section 5.03(k)(iii) of First Mutual’s Disclosure Schedule sets forth a schedule of all officers and directors of First Mutual and its Subsidiaries who have outstanding loans from First Mutual or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l) No Brokers. No action has been taken by First Mutual or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Keefe, Bruyette & Woods, Inc. Copies of all agreements with Keefe, Bruyette & Woods, Inc. have been Previously Disclosed to Washington Federal.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of First Mutual and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of First Mutual and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), have been Previously Disclosed to Washington Federal. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to Washington Federal.

(ii) Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and First Mutual is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Except as Previously Disclosed, neither First Mutual nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to First Mutual’s knowledge, threatened litigation relating to the Benefit Plans. Neither First Mutual nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject First Mutual or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii) No liability under Title IV of ERISA has been or is expected to be incurred by First Mutual or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with First Mutual under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither First Mutual nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of First Mutual included in First Mutual’s Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither First Mutual nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Neither First Mutual nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. First Mutual or any of its Subsidiaries may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject First Mutual to a material tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction, either along or in connection with a subsequent event, will, except as Previously Disclosed, (A) entitle any Employees or any current or former director or independent contractor of First Mutual or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii) Section 5.03(m)(viii) of First Mutual’s Disclosure Schedule sets forth the following: (A) the maximum amount of all payments and benefits to which each individual set forth on such schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (each such payment, a “Gross-Up Payment”); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(ix) No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(x) Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(n) Labor Matters. Neither First Mutual nor any of its Subsidiaries is a party to and is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is First Mutual or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel First Mutual or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to First Mutual’s knowledge, threatened, nor is First Mutual or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of First Mutual and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.

(o) Environmental Matters. Except as Previously Disclosed, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on First Mutual or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the knowledge of First Mutual, threatened against First Mutual or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Mutual or its Subsidiaries taken as a whole. To the knowledge of First Mutual, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Mutual or its Subsidiaries taken as a whole. First Mutual and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws. To First Mutual’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by First Mutual or any of its Subsidiaries, or any property in which First Mutual or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“First Mutual Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to First Mutual. Neither First Mutual nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any First Mutual Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to First Mutual. Neither First Mutual nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property. Neither First Mutual nor any of its Subsidiaries nor, to First Mutual’s knowledge, any Person whose liability First Mutual or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither First Mutual nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To First Mutual’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving First Mutual or any of its Subsidiaries, any currently or formerly owned or operated property, any First Mutual Loan Property, or, to First Mutual’s knowledge, any Person whose liability First Mutual or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against First Mutual or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any First Mutual Loan Property. First Mutual has Previously Disclosed and made available to Washington Federal copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to First Mutual, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i)(A) Except as Previously Disclosed, all Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the First Mutual Group, including First Mutual and its Subsidiaries, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the First Mutual Group and that have due dates on or before the Effective Date have or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or the appropriate Tax authority, the First Mutual Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the First Mutual Group has extended or waived any statutes of limitation with respect to any Taxes of First Mutual. There are no material Liens for Taxes upon the assets of First Mutual or its Subsidiaries, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim has ever been made by any Governmental Authority in a jurisdiction where neither First Mutual nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(ii) First Mutual has made available to Washington Federal true and correct copies of the United States federal and state income Tax Returns filed by First Mutual for each of the three most recent fiscal years for which such returns have been filed.

(iii) Neither First Mutual nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by First Mutual’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in First Mutual’s Securities Documents filed on or prior to the date hereof.

(iv) Except as Previously Disclosed, neither First Mutual nor any of its Subsidiaries is a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is or has been a member of an affiliated group filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was First Mutual) or, to the knowledge of First Mutual, has any liability for Taxes of any Person (other than a member of the First Mutual Group) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the First Mutual Group) as a transferee or successor, by contract, or otherwise.

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to First Mutual and its Subsidiaries and no such agreement or ruling has been applied for and is currently pending.

(vi) Neither First Mutual nor any of its Subsidiaries maintains any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws).

(vii)(A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that First Mutual or any of its Subsidiaries is or was required by law to withhold, collect or deposit have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii) None of First Mutual or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix) None of First Mutual or any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (i) a change in method of accounting occurring prior to the Effective Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (iii) a prepaid amount received, or paid, prior to the Effective Date or (iv) deferred intercompany gains or losses, intercompany items, or similar items arising prior to the Effective Date.

(x) None of First Mutual or any of its Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xi) None of First Mutual or any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and none of First Mutual or any of its Subsidiaries has engaged in a trade or business within, or derived any income from, any foreign country.

(q) Risk Management Instruments.

(i) Except as set forth in Section 5.03(q)(i) of First Mutual’s Disclosure Schedule, neither First Mutual nor any of its Subsidiaries is a party or has agreed to enter into a Derivatives Contract, whether for the account of First Mutual or any of its Subsidiaries.

(ii) “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any First Mutual Options.

(r) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of First Mutual and its Subsidiaries was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of First Mutual, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) First Mutual has Previously Disclosed as to First Mutual and each First Mutual Subsidiary as of the latest practicable date: (A) any written or, to First Mutual’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to First Mutual’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by First Mutual, a First Mutual Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the Department or the FDIC would agree with the loan classifications established by First Mutual); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of First Mutual or a First Mutual Subsidiary, or to the best knowledge of First Mutual, any Person controlling, controlled by or under common control with, any of the foregoing.

(s) Properties. Except as Previously Disclosed, all real and personal property owned by First Mutual or a First Mutual Subsidiary or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with their past practices. First Mutual has good and marketable title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of First Mutual as of March 31, 2007 included in First Mutual’s Securities Documents, or acquired after such date, other than properties sold by First Mutual in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of First Mutual as of March 31, 2007 included in First Mutual’s Securities Documents. All real and personal property which is material to First Mutual’s business on a consolidated basis and leased or licensed by First Mutual or a Subsidiary of First Mutual is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t) Intellectual Property. First Mutual and each Subsidiary of First Mutual owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of all material Liens, all of which have been Previously Disclosed by First Mutual, and none of First Mutual or any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the intellectual property rights of others. To the knowledge of First Mutual, the operation of the business of First Mutual and each of its Subsidiaries does not infringe or violate the intellectual property of any third party. First Mutual and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u) Fiduciary Accounts. First Mutual and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither First Mutual nor any of its Subsidiaries, nor, to First Mutual’s knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Books and Records. The books and records of First Mutual and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of First Mutual and its Subsidiaries.

(w) Insurance. First Mutual has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by First Mutual and its Subsidiaries (“Insurance Policies”). First Mutual and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of First Mutual reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; First Mutual and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x) Allowance For Loan Losses. First Mutual’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with First Mutual’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y) Transactions With Affiliates. All “covered transactions” between First Mutual and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(z) Required Vote; Antitakeover Provisions.

(i) The affirmative vote of the holders of two-thirds of the outstanding shares of First Mutual Common Stock is necessary to approve this Agreement and the Transaction on behalf of First Mutual. No other vote of the stockholders of First Mutual is required by law, the First Mutual Articles, the First Mutual Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii) Based on the representation and warranty of Washington Federal contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the WBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the First Mutual Articles and First Mutual Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa) Fairness Opinion. The First Mutual Board has received the opinion of Keefe, Bruyette & Woods, Inc., to the effect that as of the date hereof the Merger Consideration is fair to the holders of First Mutual Common Stock from a financial point of view.

(bb) Transactions in Securities.

(i) All offers and sales of First Mutual Common Stock by First Mutual were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither First Mutual, none of First Mutual’s Subsidiaries, nor, to First Mutual’s knowledge, (a) any director or executive officer of First Mutual or of a First Mutual Subsidiary, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of First Mutual Common Stock or other securities issued by First Mutual (i) during any period when First Mutual was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(cc) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of Washington Federal. Subject to Sections 5.01 and 5.02, Washington Federal hereby represents and warrants to First Mutual as follows:

(a) Organization, Standing and Authority. Washington Federal is duly organized, validly existing and in good standing under the laws of the State of Washington. Washington Federal is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Washington Federal. Washington Federal has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Washington Federal Capital Stock.

(i) As of the date hereof, the authorized capital stock of Washington Federal consists solely of 300,000,000 shares of Washington Federal Common Stock, of which 87,337,871 shares were issued and outstanding as of the close of business on June 29, 2007, and 5,000,000 shares of Washington Federal Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Washington Federal Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Washington Federal Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Washington Federal, except for shares of Washington Federal Common Stock issuable pursuant to the Washington Federal Benefit Plans and by virtue of this Agreement.

(ii) The shares of Washington Federal Common Stock to be issued in exchange for shares of First Mutual Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) WFS.

(i) WFS has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. WFS is duly licensed by the OTS and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

(ii)(A) Washington Federal owns, directly or indirectly, all the issued and outstanding equity securities of WFS, (B) no equity securities of WFS are or may become required to be issued (other than to Washington Federal) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which WFS is or may be bound to sell or otherwise transfer any of its equity securities (other than to Washington Federal or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Washington Federal’s right to vote or to dispose of such securities.

(d) Corporate Power. Each of Washington Federal and WFS has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Washington Federal has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause WFS to consummate the Bank Merger Agreement, and WFS has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.

(e) Corporate Authority. This Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of Washington Federal, the Washington Federal Board, WFS and the WFS Board. This Agreement has been duly executed and delivered by Washington Federal and, assuming due authorization, execution and delivery by First Mutual, this Agreement is a valid and legally binding agreement of Washington Federal enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Washington Federal or any of its Subsidiaries in connection with the execution, delivery or performance by Washington Federal of this Agreement and by WFS of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the FRB, the FDIC, the OTS and the Department, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of First Mutual Common Stock and the issuance of Washington Federal Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Washington Federal Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Secretary of State of the State of Washington and the Department pursuant to the WBCA and the RCW and the filing of Articles of Combination with the OTS pursuant to OTS regulations. As of the date hereof, Washington Federal is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Washington Federal, the Bank Merger Agreement by WFS and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Washington Federal or of any of its Subsidiaries or to which Washington Federal or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Washington Federal or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Securities Documents; Material Adverse Effect.

(i) Washington Federal’s Annual Report on Form 10-K for the year ended September 30, 2006 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to September 30, 2003 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Washington Federal’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Washington Federal and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Washington Federal and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Since March 31, 2007, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Washington Federal.

(h) Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against Washington Federal or its Subsidiaries and, to Washington Federal’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither Washington Federal nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to Washington Federal.

(i) No Brokers. No action has been taken by Washington Federal or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(j) Tax Matters. Subject to Washington Federal’s right under certain circumstances specified herein to revise the Merger Consideration to reflect an all cash transaction, as of the date hereof, Washington Federal does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Regulatory Matters.

(i) Except as set forth in Section 5.04(k)(i) of Washington Federal’s Disclosure Schedule, neither Washington Federal nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Washington Federal or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Washington Federal and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(ii) Neither Washington Federal nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l) Compliance With Laws. Each of Washington Federal and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of Washington Federal and its Subsidiaries related to customer data, privacy and security;

(ii) has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Washington Federal’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received no notification or communication from any Governmental Authority (A) asserting that Washington Federal or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Washington Federal’s knowledge, do any grounds for any of the foregoing exist).

(m) Ownership of First Mutual Common Stock. None of Washington Federal or any of its Subsidiaries, or to Washington Federal’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of First Mutual (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(n) Financial Ability. On the Effective Date and through the date of payment of the Merger Consideration by Washington Federal, Washington Federal or WFS will have all funds necessary to consummate the Merger and pay up to the Maximum Cash Consideration to holders of First Mutual Common Stock pursuant to Sections 3.01 and 3.02 hereof.

(o) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of First Mutual and Washington Federal agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval.

(a) First Mutual agrees to take, in accordance with applicable law and the First Mutual Articles and the First Mutual Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by First Mutual’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “First Mutual Meeting”). Except with the prior approval of Washington Federal, no other matters shall be submitted for the approval of the First Mutual stockholders at the First Mutual Meeting. Subject to Section 6.02(b), the First Mutual Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and shall not (x) withdraw, modify or qualify in any manner adverse to Washington Federal such recommendation or (y) take any other action or make any other public statement in connection with the First Mutual Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of First Mutual at the First Mutual Meeting for the purpose of approving the Agreement and any other matters required to be approved by First Mutual’s stockholders for consummation of the Transaction. In addition to the foregoing, First Mutual shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, First Mutual and the First Mutual Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i) First Mutual shall have complied in all material respects with Section 6.08;

(ii) the First Mutual Board, based on advice of its outside counsel, shall have determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law; and

(iii) if the First Mutual Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the First Mutual Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Washington Federal pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) First Mutual shall notify Washington Federal, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to Washington Federal a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, First Mutual shall, and shall cause its financial and legal advisors to, during the period following First Mutual’s delivery of the notice referred to in clause (B) above, negotiate with Washington Federal in good faith for a period of up to five Business Days (to the extent Washington Federal desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03 Registration Statement.

(a) Washington Federal agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Washington Federal with the SEC in connection with the issuance of Washington Federal Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of First Mutual constituting a part thereof (the “Proxy Statement”) and all related documents). First Mutual shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and First Mutual, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. First Mutual agrees to cooperate with Washington Federal and Washington Federal’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that First Mutual has cooperated as described above, Washington Federal agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of First Mutual and Washington Federal agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Washington Federal also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, First Mutual shall promptly mail at its expense the Proxy Statement to its stockholders.

(b) Each of First Mutual and Washington Federal agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the First Mutual Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of First Mutual and Washington Federal further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c) Washington Federal agrees to advise First Mutual, promptly after Washington Federal receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Washington Federal Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Washington Federal is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Regulatory Filings.

(a) Each of Washington Federal and First Mutual and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Washington Federal as soon as reasonably practicable after the execution hereof. Each of Washington Federal and First Mutual shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

6.05 Press Releases. First Mutual and Washington Federal shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC or Nasdaq. First Mutual and Washington Federal shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06 Access; Information.

(a) First Mutual agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Washington Federal and Washington Federal’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of First Mutual and to such other information relating to First Mutual as Washington Federal may reasonably request and, during such period, it shall furnish promptly to Washington Federal (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of First Mutual as Washington Federal may reasonably request.

(b) During the period from the date of this Agreement to the Effective Time, First Mutual shall, upon the request of Washington Federal, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Washington Federal regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than 40 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), First Mutual will deliver to Washington Federal its consolidated statement of financial condition and consolidated statements of income, changes in stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 75 days after the end of each fiscal year, First Mutual will deliver to Washington Federal its consolidated statement of financial condition and consolidated statements of income, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Within 15 days after the end of each month, First Mutual will deliver to Washington Federal a consolidated statement of financial condition and consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

(c) All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality Agreement, dated as of May 29, 2007 between Washington Federal and Keefe, Bruyette & Woods, Inc. on behalf of First Mutual (the “Confidentiality Agreement”).

(d) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(e) First Mutual shall allow a representative of Washington Federal to attend as an observer all First Mutual Board and First Mutual Board committee meetings as well as all Board of Directors and Board of Director committee meetings for each Subsidiary of First Mutual (including, without limitation, loan committee meetings), except that no Washington Federal representative will be entitled to attend any meeting in which the First Mutual Board considers the Merger or an Acquisition Proposal. First Mutual shall give reasonable notice to Washington Federal of any such meeting and, if known, the agenda for or business to be discussed at such meeting. First Mutual shall also provide to Washington Federal all written agendas and meeting or written consent materials provided to the directors of First Mutual and each First Mutual Subsidiary in connection with Board and committee meetings. All information obtained by Washington Federal at these meetings shall be treated in confidence as provided in this Section 6.06.

6.07 Affiliates. First Mutual shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of First Mutual within the meaning of Rule 145 promulgated by the SEC under the Securities Act (“First Mutual Affiliates”) and to cause each person so identified to deliver to Washington Federal as soon as practicable, and in any event prior to the date of the First Mutual Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Washington Federal Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex B (the “Affiliate Letter”).

6.08 Acquisition Proposals.

(a) First Mutual agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of First Mutual thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, First Mutual shall not, and shall cause its directors, officers or employees (and those of any First Mutual Subsidiary) or any Representative retained by it (or any Subsidiary) not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than Washington Federal or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the First Mutual Meeting, if the First Mutual Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the First Mutual Board’s fiduciary duties under applicable law, First Mutual may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a)(i) that the First Mutual Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to Washington Federal and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), (1) furnish information with respect to itself and its Subsidiaries to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by First Mutual after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to Washington Federal, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of First Mutual and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of First Mutual or any of its Subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of First Mutual or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving First Mutual or any of its Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of First Mutual Common Stock then outstanding or all or substantially all of First Mutual’s consolidated assets, which the First Mutual Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of First Mutual’s financial advisor (which shall be a nationally recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its stockholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the First Mutual Board, is reasonably likely to be obtained by such third party.

(b) In addition to the obligations of First Mutual set forth in Section 6.08(a), First Mutual shall promptly (within 24 hours) advise Washington Federal orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Washington Federal informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to Washington Federal all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to Washington Federal.

(c) Notwithstanding anything herein to the contrary, First Mutual and the First Mutual Board shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) First Mutual agrees that any violation of the restrictions set forth in this Section 6.08 by any Representative of First Mutual or its Subsidiaries shall be deemed a breach of this Section 6.08 by First Mutual.

6.09 Certain Policies. Prior to the Effective Date, each of First Mutual and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, use its reasonable best efforts to modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Washington Federal; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by First Mutual or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of First Mutual or its management with any such adjustments.

6.10 Nasdaq Listing. Washington Federal agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Washington Federal Common Stock to be issued in connection with the Merger.

6.11 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, Washington Federal (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of First Mutual or a First Mutual Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of First Mutual or any First Mutual Subsidiary or is or was serving at the request of First Mutual or any First Mutual Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the First Mutual Articles and the First Mutual Bylaws or equivalent documents of any First Mutual Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by First Mutual pursuant to this Section 6.11, in each case as in effect on the date hereof.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Washington Federal shall maintain First Mutual’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by First Mutual’s existing policy, including Washington Federal’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three (3) years after the Effective Time; provided, however, that in no event shall Washington Federal be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11(c), an amount in excess of 150% of the annual premiums paid by First Mutual as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Washington Federal shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d) If Washington Federal or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Washington Federal shall assume the obligations set forth in this Section 6.11.

6.12 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, Washington Federal shall take all reasonable action so that employees of First Mutual and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Washington Federal of general applicability (the “Washington Federal Benefit Plans”) to the same extent as similarly-situated employees of Washington Federal and its Subsidiaries (it being understood that inclusion of the employees of First Mutual and its Subsidiaries in the Washington Federal Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of First Mutual and its Subsidiaries until such employees are permitted to participate in the Washington Federal Benefit Plans and provided further, however, that nothing contained herein shall require Washington Federal or any of its Subsidiaries to make any grants to any former employee of First Mutual or its Subsidiaries under any discretionary equity compensation plan of Washington Federal. Washington Federal shall cause each Washington Federal Benefit Plan in which employees of First Mutual and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Washington Federal Benefit Plans, the service of such employees with First Mutual and its Subsidiaries to the same extent as such service was credited for such purpose by First Mutual, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Washington Federal to amend or terminate any of First Mutual’s Benefit Plans in accordance with their terms at any time.

(b) At and following the Effective Time, Washington Federal shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of First Mutual and its Subsidiaries and current and former directors of First Mutual and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of First Mutual to the extent that each of the foregoing are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of First Mutual (which have been quantified in reasonable detail) have been Previously Disclosed.

(c) At such time as employees of First Mutual or its Subsidiaries become eligible to participate in a medical, dental or health plan of Washington Federal or its Subsidiaries, Washington Federal shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Washington Federal, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

(d) Each of First Mutual, its Subsidiaries, and Washington Federal acknowledges and agrees that all provisions contained within this Section 6.12 with respect to Employees are included for the sole benefit of First Mutual and Washington Federal and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with First Mutual, its Subsidiaries, Washington Federal or any of their respective affiliates.

(e) Washington Federal agrees to take all action necessary to appoint or elect, effective as of the Effective Time, a director of First Mutual who is acceptable to Washington Federal. Such person shall serve until the first annual meeting of stockholders of Washington Federal following the Effective Time and until his or her successor is elected and qualified. Subject to the fiduciary duties of the Washington Federal Board, Washington Federal shall include such individual on the list of nominees for director presented by the Washington Federal Board and for which the Washington Federal Board shall solicit proxies at the first annual meeting of stockholders of Washington Federal following the Effective Time.

(f) The First Mutual Employee Stock Ownership Plan (“ESOP”) shall be terminated as of the Effective Time. The Merger Consideration received by the ESOP trustee with respect to the unallocated shares of First Mutual Common Stock held by the ESOP shall be allocated to the ESOP participants in accordance with the terms of the ESOP and applicable laws as soon as practicable after the Effective Time. In connection with the termination of the ESOP, First Mutual shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on terminations and any amendments made to the ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Section 401(a) of the Code. Any amendments to the ESOP requested by the IRS prior to the Effective Time shall be adopted by First Mutual and any amendments requested by the IRS after the Effective Time shall be promptly adopted by Washington Federal. Any and all distributions from the ESOP after its termination shall be made consistent with the aforementioned determination letter from the IRS.

6.13 Notification of Certain Matters. Each of First Mutual and Washington Federal shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.14 Estoppel Letters. First Mutual shall use its commercially reasonable efforts to obtain and deliver to Washington Federal at the Closing with respect to all real estate (i) owned by First Mutual or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex D from all tenants and (ii) leased by First Mutual or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex E from all lessors.

6.15 Assumption of Indenture Obligations. In connection with the Merger, Washington Federal shall execute such supplemental indentures and provide such documents, including without limitation legal opinions, as are reasonably required upon a merger or consolidation of First Mutual under the indentures, trust agreements, guarantee agreements and other agreements Previously Disclosed by First Mutual or any of its Subsidiaries to the extent such indenture obligations have not been discharged through the redemption of the underlying securities.

6.16 Antitakeover Statutes. Each of Washington Federal and First Mutual and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of First Mutual Common Stock.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Washington Federal Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Washington Federal would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of Washington Federal Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

(f) Tax Opinion. Each of Washington Federal and First Mutual shall have received the written opinion of Patton Boggs LLP, in form and substance reasonably satisfactory to both First Mutual and Washington Federal, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that to the extent the Merger Consideration is revised pursuant to Section 3.01(b)(1) hereof to reflect an all cash transaction, each of the parties to this Agreement hereby waive the condition set forth in this Section 7.01(f). In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Washington Federal, First Mutual and others, reasonably satisfactory in form and substance to such counsel.

7.02 Conditions to Obligation of First Mutual. The obligation of First Mutual to consummate the Merger is also subject to the fulfillment or written waiver by First Mutual prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Washington Federal set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and First Mutual shall have received a certificate, dated the Effective Date, signed on behalf of Washington Federal by the Chief Executive Officer and the Chief Financial Officer of Washington Federal to such effect.

(b) Performance of Obligations of Washington Federal. Washington Federal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the

Effective Time, and First Mutual shall have received a certificate, dated the Effective Date, signed on behalf of Washington Federal by the Chief Executive Officer and the Chief Financial Officer of Washington Federal to such effect.

(c) Other Actions. Washington Federal shall have furnished First Mutual with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as First Mutual may reasonably request.

7.03 Conditions to Obligation of Washington Federal. The obligation of Washington Federal to consummate the Merger is also subject to the fulfillment or written waiver by Washington Federal prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of First Mutual set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Washington Federal shall have received a certificate, dated the Effective Date, signed on behalf of First Mutual by the Chief Executive Officer and the Chief Financial Officer of First Mutual to such effect.

(b) Performance of Obligations of First Mutual. First Mutual shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Washington Federal shall have received a certificate, dated the Effective Date, signed on behalf of First Mutual by the Chief Executive Officer and the Chief Financial Officer of First Mutual to such effect.

(c) Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding shares of First Mutual Common Stock.

(d) Bank Merger. All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the OTS and, if necessary, the Department, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

(e) Other Actions. First Mutual shall have furnished Washington Federal with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Washington Federal may reasonably request.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent. By the mutual consent in writing of Washington Federal and First Mutual.

(b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Washington Federal or First Mutual, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c) Delay. By Washington Federal or First Mutual, in the event that the Merger is not consummated by March 31, 2008, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders (if First Mutual is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d) No Regulatory Approval. By Washington Federal or First Mutual in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e) No First Mutual Stockholder Approval. By either Washington Federal or First Mutual, if any approval of the stockholders of First Mutual contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the First Mutual Meeting or at any adjournment or postponement thereof.

(f) First Mutual Failure to Recommend; Etc. By Washington Federal if (i) First Mutual shall have materially breached the provisions of Section 6.08 in any respect adverse to Washington Federal, (ii) the First Mutual Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Washington Federal, or (iii) First Mutual shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the First Mutual Meeting in accordance with Section 6.02.

(g) Certain Tender or Exchange Offers. By Washington Federal if a tender offer or exchange offer for 15% or more of the outstanding shares of First Mutual Common Stock is commenced (other than by Washington Federal or a Subsidiary thereof), and the First Mutual Board recommends that the stockholders of First Mutual tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Washington Federal nor First Mutual shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b) The parties hereto agree that First Mutual shall pay Washington Federal the sum of $7.5 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Washington Federal pursuant to Section 8.01(f) or (g), First Mutual shall pay the entire Termination Fee to Washington Federal on the second Business Day following the termination of this Agreement; or

(ii) if this Agreement is terminated by (A) Washington Federal pursuant to Section 8.01(b), (B) by either Washington Federal or First Mutual pursuant to Section 8.01(c) and at the time of such termination no vote of the First Mutual stockholders contemplated by this Agreement at the First Mutual Meeting shall have occurred, or (C) by either Washington Federal or First Mutual pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition

Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of First Mutual or the First Mutual Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of First Mutual contemplated by this Agreement at the First Mutual Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 15 months after such termination First Mutual enters into an agreement with respect to a Control Transaction, then First Mutual shall pay to Washington Federal an amount equal to $5.0 million on the date of execution of such agreement and upon consummation of any such Control Transaction at any time thereafter, First Mutual shall pay to Washington Federal the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with First Mutual within 18 months after such termination, then First Mutual shall pay to Washington Federal the Termination Fee (less any amount previously paid by First Mutual pursuant to clause (1) above) on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of First Mutual or FMB or a majority of the assets or First Mutual or FMB, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of First Mutual or by any Person other than First Mutual or its Subsidiaries of more than 50% of the voting power of FMB or (iii) any merger, consolidation or other business combination transaction involving First Mutual or any of its Subsidiaries as a result of which the stockholders of First Mutual cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Federal.

(c) First Mutual and Washington Federal agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement Washington Federal would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by First Mutual. If First Mutual fails to pay Washington Federal the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), First Mutual shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Washington Federal in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided Washington Federal prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the First Mutual Meeting no amendment shall be made which by law requires further approval by the stockholders of First Mutual without obtaining such approval.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to First Mutual to:

First Mutual Bancshares, Inc.
400 108th Avenue, N.E.
Bellevue, Washington 98004
Attention:	John R. Valaas,
President and Chief Executive Officer
Fax: (425) 453-5302

With a copy to:

Foster Pepper LLP
1111 Third Avenue
Seattle, Washington 98101
Attention: Robert J. Diercks, Esq.
Fax: (206) 749-1926

If to Washington Federal to:

Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
Attention:	Roy M. Whitehead, President and
Chief Executive Officer
Fax: (206) 624-2334

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037
Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Washington Federal’s obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on First Mutual or Washington Federal, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary other than the proviso in Section 3.01(b), Washington Federal may at any time modify the structure of the acquisition of First Mutual set forth herein, provided that (i) the Merger Consideration to be paid to the holders of First Mutual Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to First Mutual’s stockholders as a result of receiving the Merger Consideration, (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities and (iv) such modification will not otherwise adversely affect the holders of First Mutual Common Stock.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

WASHINGTON FEDERAL, INC.

By:	/s/ ROY M. WHITEHEAD
Name:	Roy M. Whitehead
Title:	President and Chief Executive Officer

FIRST MUTUAL BANCSHARES, INC.

By:	/s/ JOHN R. VALAAS
Name:	John R. Valaas
Title:	President and Chief Executive Officer

By:	/s/ JAMES J. DOUD, JR.
Name:	James J. Doud, Jr.
Title:	Vice Chairman

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of July 2, 2007, among                     , a shareholder (“Shareholder”) of First Mutual Bancshares, Inc., a Washington corporation (“First Mutual”), Washington Federal, Inc., a Washington corporation (“Washington Federal”), and, solely for purposes of the last sentence of Section 8, First Mutual. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, First Mutual and Washington Federal are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which First Mutual will merge with and into Washington Federal on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of First Mutual Common Stock will be converted into shares of Washington Federal Common Stock and cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of First Mutual Common Stock identified on Exhibit I hereto (such shares, together with all shares of First Mutual Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Washington Federal to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of First Mutual and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of First Mutual, or in connection with any written consent of the stockholders of First Mutual, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Mutual contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

2. Transfer of Shares.

(a) Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of this Agreement), distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or

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conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b) Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Washington Federal as follows:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Ownership. Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder except as otherwise disclosed on Exhibit I hereto. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of First Mutual Common Stock owned beneficially or of record by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

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(f) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4. No Solicitation. Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.08 of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to First Mutual, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of First Mutual Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that stockholders of First Mutual vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Washington Federal with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the First Mutual Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify Washington Federal promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of First Mutual Common Stock or other securities of First Mutual of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.08(b) of the Merger Agreement as if he, she or it were First Mutual.

6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Washington Federal if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Washington Federal will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Washington Federal may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Washington Federal’s seeking or obtaining such equitable relief.

7. Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

8. Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs First Mutual to instruct its transfer agent to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7. First Mutual agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the First Mutual Common Stock.

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9. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Washington Federal to:

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Attention:	Roy Whitehead, Chairman, President
and Chief Executive Officer
Fax: (206) 624-2334

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037
Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

If to First Mutual or Shareholder to:

First Mutual Bancshares, Inc.
400 108th Avenue, N.E.
Bellevue, WA 98004
Attention:
Fax:

With a copy to:

Foster Pepper LLP
1111 Third Avenue
Seattle, Washington 98101
Attention: Robert J. Diercks, Esq.
Fax: (206) 749-1926

11. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

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(b) Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of First Mutual, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of First Mutual or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of First Mutual.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the King County Superior Court of the State of Washington or, if under applicable law exclusive jurisdiction over the Litigation (as defined below) lies with the courts of the United States, any court of the United States located in the State of Washington, for any action, suit, proceeding or investigation in any court or before any Governmental Authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, any claim that he, she or it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 11(e), that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at his, her or its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(iii) Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Washington and of the United States of America; provided that consent by the parties to jurisdiction and service contained in this Section 11(e) is solely for the purpose referred to in this Section 11(e) and shall not be deemed to be a general submission to said courts or in the State of Washington other than for such purpose.

(f) Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their

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respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12. Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WASHINGTON FEDERAL, INC.

By:
Name:	Roy Whitehead
Title:	Chairman, President and Chief Executive Officer

FIRST MUTUAL BANCSHARES, INC.

By:
Name:
Title:

SHAREHOLDER

(Signature)

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EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of First Mutual Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on First Mutual Common Stock

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ANNEX B

                    , 2007

Washington Federal, Inc.

425 Pike Street

Seattle, Washington 98101

Ladies and Gentlemen:

I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of First Mutual Bancshares, Inc., a Washington corporation (“First Mutual”), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of July 2, 2007 (the “Agreement”), between Washington Federal, Inc., a Washington corporation (“Washington Federal”), and First Mutual, First Mutual plans to merge with and into Washington Federal (the “Merger”).

I further understand that as a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Washington Federal (“Washington Federal Common Stock”) and cash in exchange for shares of common stock, par value $1.00 per share, of First Mutual (“First Mutual Common Stock”).

I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Washington Federal Common Stock, to the extent I felt necessary, with my counsel or counsel for First Mutual.

I represent, warrant and covenant with and to Washington Federal that in the event I receive any shares of Washington Federal Common Stock as a result of the Merger:

1. I shall not make any sale, transfer, or other disposition of such shares of Washington Federal Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Washington Federal, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

2. I understand that Washington Federal is under no obligation to register the sale, transfer or other disposition of shares of Washington Federal Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

3. I understand that stop transfer instructions will be given to Washington Federal’s transfer agent with respect to shares of Washington Federal Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of First Mutual Bancshares, Inc., with and into Washington Federal, Inc., on                     , 2007, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Washington Federal, Inc., a copy of which agreement is on file at the principal offices of Washington Federal, Inc.”

4. I understand that, unless transfer by me of the Washington Federal Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with

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the provisions of Rule 145(d) under the Securities Act, Washington Federal reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of First Mutual Bancshares, Inc. with and into Washington Federal, Inc. on                     , 2007, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Washington Federal (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Washington Federal, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Washington Federal that Washington Federal Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

I further understand and agree that the provisions of Rule 145 shall apply to all shares of Washington Federal Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger and I further represent, warrant and covenant with and to Washington Federal that I will have, and will cause each of such persons to have, all shares of First Mutual Common Stock owned (other than shares held through tax qualified retirement or benefit plans) by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

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By acceptance hereof, Washington Federal agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Washington Federal Common Stock issued to me in the Merger.

Very truly yours,

By:
Name:

Acknowledged this      day of                      2007.

Washington Federal, Inc.

By:
Roy M. Whitehead
President and Chief Executive Officer

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ANNEX C

BANK MERGER AGREEMENT

Bank Merger Agreement, dated as of                     , 2007, by and between Washington Federal Savings and Loan Association (the “Acquiror Bank) and First Mutual Bank (the “Bank”).

WlTNESSETH:

WHEREAS, the Bank is a Washington chartered savings bank and a wholly-owned subsidiary of First Mutual Bancshares, Inc., a Washington corporation (“First Mutual”); and

WHEREAS, the Acquiror Bank is a federally chartered savings and loan association and a wholly owned subsidiary of Washington Federal, Inc., a Washington corporation (“Washington Federal”); and

WHEREAS, First Mutual and Washington Federal have entered into an Agreement and Plan of Merger, dated as of July 2, 2007 (the “Agreement”), pursuant to which First Mutual will merge with and into Washington Federal (the “Parent Merger”); and

WHEREAS, the Boards of Directors of Bank and the Acquiror Bank have approved, and deem it advisable to consummate the merger provided for herein in which the Bank would merge with and into the Acquiror Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in the Agreement and herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time (as defined in Section 2 hereof), the separate existence of the Bank shall cease and the Bank shall merge with and into the Acquiror Bank (the “Merger”) under the applicable laws of the United States and the State of Washington. The Acquiror Bank shall be the surviving bank of the Merger (the “Surviving Bank”).

2. Effective Time. The Merger shall become effective on the date and at the time that (i) articles of combination (“Articles of Combination”) are filed with the Office of Thrift Supervision (“OTS”) pursuant to OTS regulations, and (ii) articles of merger (“Articles of Merger”) relating to the Merger are filed with the Secretary of State of the State of Washington and the Washington State Department of Financial Institutions (“Department”) pursuant to the Washington Business Corporation Act (the “WBCA”) and the Revised Code of Washington (“RCW”), unless a later date and time is specified as the effective time in such Articles of Combination and Articles of Merger (the “Effective Time”).

3. Charter; Bylaws. The Federal Stock Charter and Bylaws of the Acquiror Bank in effect immediately prior to the Effective Time shall be the Federal Stock Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “Washington Federal Savings and Loan Association.” The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OTS after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of the Bank and the Acquiror Bank which shall be operated by the Surviving Bank, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OTS after the date hereof.

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5. Directors and Executive Officers. Upon consummation of the Merger, until changed in accordance with the Federal Stock Charter and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall consist of those persons who shall be directors of the Acquiror Bank immediately prior to the Effective Time, plus an existing director of the Bank who shall be acceptable to Washington Federal, the names and residence addresses of which are set forth on Schedule II hereto and (ii) the officers of the Surviving Bank shall be the officers of the Acquiror Bank immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Federal Stock Charter and Bylaws of the Surviving Bank.

6. Effects of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at 12. C.F.R. § 552.13 and the WBCA and RCW:

(i) all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time;

(ii) the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time; and

(iii) the home office and other offices of the Surviving Bank shall be as set forth on Schedule I hereto.

7. Effect on Shares of Stock.

(a) Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

8. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Bank Merger Agreement, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

9. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

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10. Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

14. Termination. This Bank Merger Agreement shall terminate upon the termination of the Agreement in accordance with its terms. This Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by the Acquiror Bank and the Bank.

15. Procurement of Approvals. The Acquiror Bank and the Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including, without limitation, the preparation and submission of such applications or other filings for approval of the Merger to the OTS and the Department as may be required by applicable laws and regulations.

16. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

17. Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, the execution and delivery of this Bank Merger Agreement by the parties hereto shall not be deemed to be effective unless and until the requirements of 12 C.F.R. § 552.13 are met.

18. Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement and the Agreement, this Bank Merger Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

FIRST MUTUAL BANK

By:
Name:
Title:

WASHINGTON FEDERAL SAVINGS AND LOAN ASSOCIATION

By:
Name:
Title:

A-C-4

Schedule I

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Schedule II

A-C-6

ANNEX D

TENANT ESTOPPEL LETTER

                    , 2007

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Re:	, as amended (“Lease”) by and between (“Landlord”) and (“Tenant”) for the premises commonly known as (“Premises”)

Dear                 :

In connection with the acquisition of First Mutual Bancshares, Inc. and its subsidiaries, by Washington Federal, Inc. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1. Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

4. No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $            . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5. All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

6. There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7. Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8. Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space with in the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

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9. Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[TENANT]

By:
Name:
Title:

A-D-2

SCHEDULE A

LEASE

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ANNEX E

LANDLORD ESTOPPEL LETTER

                    , 2006

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Re:	, as amended (“Lease”) by and between (“Landlord”) and (“Tenant”) for the premises commonly known as (“Premises”)

Dear                 :

In connection with the acquisition of First Mutual Bancshares, Inc. and its subsidiaries by Washington Federal, Inc. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1. Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4. No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $            . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5. All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7. Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8. Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

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The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

By:
Name:
Title:

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SCHEDULE A

LEASE

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AN NEX B

            , 2007

The Board of Directors

First Mutual Bancshares, Inc.

400 108th Avenue, NE

Bellevue, WA 98004

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of First Mutual Bancshares, Inc. (“First Mutual”) of the transaction consideration of the proposed merger (the “Transaction”) of First Mutual with and into Washington Federal, Inc. (“Washington Federal”), pursuant to the terms of the Agreement and Plan of Merger, dated as of July 2, 2007 (the “Merger Agreement”), and subject to the terms and conditions therein.

You have asked for Keefe, Bruyette & Woods, Inc.’s (“KBW”) opinion as to whether the transaction consideration is fair, from a financial point of view, to the holders of First Mutual common stock. In arriving at the opinion set forth below, KBW has, among other things:

a)	reviewed and analyzed certain publicly available financial statements for First Mutual and Washington Federal;

b)	analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the management of the respective companies;

c)	discussed the past, present and future operations, financial condition and prospects of First Mutual and Washington Federal with the senior management of the respective companies;

d)	reviewed the stock price performance and trading activity of First Mutual common stock and Washington Federal common stock;

e)	compared the financial performance and condition of First Mutual and Washington Federal with that of certain other comparable publicly traded companies;

f)	reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable, in whole or in part, to the Transaction;

g)	reviewed and discussed with the management of First Mutual and Washington Federal the strategic objectives of the Transaction and certain other benefits of the Transaction;

h)	reviewed the Merger Agreement; and

i)	performed such other analyses as we have deemed appropriate.

Keefe, Bruyette & Woods    •    101 California Street    •    Suite 3700    •    San Francisco, CA 94111

Corporate Finance 877.520.8569    •    Equity 800.345.3053    •    Fixed Income 877.778.5330

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of First Mutual and Washington Federal or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of First Mutual and Washington Federal, nor have we reviewed any individual credit files of First Mutual and Washington Federal or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses for First Mutual and Washington Federal are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of First Mutual and Washington Federal. With respect to the financial and operating information, including without limitation, financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, and any expected synergies, furnished to or discussed with us by First Mutual and Washington Federal, we have assumed that all such information has been reasonably prepared and reflects the best currently available estimates and judgments of the senior management of First Mutual and Washington Federal as to the future financial and operating performance of First Mutual, Washington Federal or the combined entity, as the case may be, and the expected synergies.

Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the Merger Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments (collectively, the “documents”) that are referred to therein are true and correct, that each party to the documents will perform all of the covenants and agreements required to be performed by such party under such documents and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Mutual, Washington Federal, or the combined entity, as the case may be, or on the contemplated benefits of the Transaction.

We have been retained by the Board of Directors of First Mutual to act as financial advisor to First Mutual in connection with the Transaction and will receive a fee from First Mutual for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, First Mutual has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in the ordinary course of our business, we may trade First Mutual common stock and Washington Federal common stock and other securities of the respective companies and their affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

This opinion is for the use and benefit of the Board of Directors of First Mutual. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without KBW’s prior written consent. Our opinion does not address the relative merits of the underlying decision by First Mutual to engage in the Transaction as compared to other business strategies that may be available or the effect of any other transaction in which First Mutual might engage, and it does not constitute a recommendation to any shareholder of First Mutual as to how such shareholder should vote on the proposed Transaction or any other matter related thereto.

We have not considered, nor are we expressing any opinion herein with respect to, the prices at which First Mutual common stock or Washington Federal common stock will trade following the announcement of the Transaction or the price at which First Mutual common stock will trade following the consummation of the Transaction or at any time.

Based upon and subject to the foregoing, KBW is of the opinion that, as of the date hereof, the transaction consideration is fair, from a financial point of view, to the holders of First Mutual common stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

ANNEX C

TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT

CHAPTER 23B.13

DISSENTERS’ RIGHTS

RCW 23B.13

Definitions

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020

Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030

Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200

Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210

Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220

Dissenters’ rights—Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

RCW 23B.13.230

Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240

Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250

Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

RCW 23B.13.260

Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270

After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280

Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300

Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310

Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporation Act (“WBCA”) provides that the personal liability of directors and officers to a corporation imposed by Section 23B.08.310 of the WBCA may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. In Article VI of its Bylaws, the Registrant has elected to indemnify and hold harmless directors and officers of the Registrant to the extent permitted by law. Thus, a director or officer of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director or officer, except for liability (i) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (ii) for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (iii) for any transaction for which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which such person was not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors or officers, then the liability of the Registrant’s directors and officers will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

Section 23B.08.560 of the WBCA provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the WBCA, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct or a knowing violation of law, (ii) for conduct violating Section 23B.08.310 of the WBCA, or (iii) for any transaction from which the indemnitee will personally receive a benefit in money, property or services to which such person is not legally entitled.

Pursuant to Article VI of the Registrant’s Bylaws, the Registrant will, subject to certain exceptions, indemnify and defend its directors, officers or employees against all expense, liability or loss actually and reasonable incurred or suffered in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of the Registrant, including without limitation, liability under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant will not indemnify a director or officer from or on account of acts or omissions of such person which are finally adjudged to be intentional misconduct or a knowing violation of the law, for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or for any transaction with respect to which it is finally adjudged that such person personally received a benefit in money, property or services to which he or she was not entitled.

Also, pursuant to Article VI of the Registrant’s Bylaws, the Registrant may, by action of the Registrant’s Board of Directors, provide indemnification and pay expenses to directors, officers, employees and agents of the Registrant or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as above described in relation to directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits:

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of July 2, 2007 between Washington Federal Inc. and First Mutual Bancshares, Inc. (1)

2.2	Form of Shareholder Agreement, dated as of July 2, 2007, among First Mutual Bancshares, Inc., Washington Federal, Inc. and each director and executive officer of First Mutual Bancshares, Inc. (1)

3.1	Restated Articles of Incorporation of Washington Federal, Inc. (2)

3.1.1	Amendment to the Restated Articles of Incorporation of Washington Federal, Inc. (3)

3.2	Bylaws of Washington Federal, Inc. (2)

4.1	Specimen stock certificate of Washington Federal, Inc. (2)

5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered.

8.1	Opinion of Patton Boggs LLP regarding certain tax matters.*

21.1	Subsidiaries. (3)

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Moss Adams LLP.

23.3	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included herewith on the signature page).

99.1	Form of consent of Keefe, Bruyette & Woods Inc.

99.2	Form of proxy for the special meeting of shareholders of First Mutual Bancshares, Inc.

99.3	Form of election form.*

*	To be filed by amendment.

(1)	Included as an annex to the proxy statement/prospectus contained in this Registration Statement.

(2)	Incorporated by reference from Washington Federal, Inc.’s Registration Statement on Form 8-B filed with the Commission on January 26, 1995.

(3)	Incorporated by reference from Washington Federal, Inc.’s Annual Report on Form 10-K filed with the Commission on November 22, 2006.

(b) Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Washington, on August 10, 2007.

WASHINGTON FEDERAL, INC.

By:	/S/ ROY M. WHITEHEAD
Roy M. Whitehead President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below, hereby makes, constitutes and appoints Roy M. Whitehead or his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/S/ JOHN F. CLEARMAN John F. Clearman	Director	August 10, 2007

/S/ DEREK L. CHINN Derek L. Chinn	Director	August 10, 2007

/S/ H. DENNIS HALVORSON H. Dennis Halvorson	Director	August 10, 2007

/S/ ANNA C. JOHNSON Anna C. Johnson	Director	August 10, 2007

/S/ THOMAS J. KELLEY Thomas J. Kelley	Director	August 10, 2007

/S/ THOMAS F. KENNEY Thomas F. Kenney	Director	August 10, 2007

/S/ CHARLES R. RICHMOND Charles R. Richmond	Director	August 10, 2007

/S/ BARBARA L. SMITH Barbara L. Smith	Director	August 10, 2007

/S/ ROY M. WHITEHEAD Roy M. Whitehead	Director, Chairman, President and Chief Executive Officer (Principal executive officer)	August 10, 2007

/S/ BRENT J. BEARDALL Brent J. Beardall, CPA	Senior Vice President and Chief Financial Officer (Principal financial officer)	August 10, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of July 2, 2007 between Washington Federal Inc. and First Mutual Bancshares, Inc. (1)

2.2	Form of Shareholder Agreement, dated as of July 2, 2007, among First Mutual Bancshares, Inc., Washington Federal, Inc. and each director and executive officer of First Mutual Bancshares, Inc. (1)

3.1	Restated Articles of Incorporation of Washington Federal, Inc. (2)

3.1.1	Amendment to the Restated Articles of Incorporation of Washington Federal, Inc. (3)

3.2	Bylaws of Washington Federal, Inc. (2)

4.1	Specimen stock certificate of Washington Federal, Inc. (2)

5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered.

8.1	Opinion of Patton Boggs LLP regarding certain tax matters.*

21.1	Subsidiaries. (3)

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Moss Adams LLP.

23.3	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included herewith on the signature page).

99.1	Form of consent of Keefe, Bruyette & Woods Inc.

99.2	Form of proxy for the special meeting of shareholders of First Mutual Bancshares, Inc.

99.3	Form of election form.*

*	To be filed by amendment.

(1)	Included as an annex to the proxy statement/prospectus contained in this Registration Statement.

(2)	Incorporated by reference from Washington Federal, Inc.’s Registration Statement on Form 8-B filed with the Commission on January 26, 1995.

(3)	Incorporated by reference from Washington Federal, Inc.’s Annual Report on Form 10-K filed with the Commission on November 22, 2006.